UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

☒           Preliminary Information Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐       Definitive Information Statement

Vyteris, Inc.

(Name of Company as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒           No fee required.

☐           Fee computed below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐           Fee paid previously with preliminary materials.

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the  offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)           Amount Previously Paid:

2)           Form, Schedule or Registration Statement No.:

3)           Filing Party:

4)           Date Filed:

Vyteris, Inc.
13-01 Pollitt Drive
Fair Lawn, NJ 07410

NOTICE OF ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the holders of a majority of the shares of common stock of Vyteris, Inc. (the “Company”) held by shareholders not affiliated with Spencer Trask Specialty Group and its affiliates have approved the following action without a meeting of stockholders in accordance with Section 78.439 of the Nevada Business Corporation Law:

An Agreement and Plan of Merger (“Merger Agreement”) by and among MediSync BioServices, Inc., a Delaware corporation (“MediSync”), the Company and VYHNSUB, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”) pursuant to which Merger Sub will be merged with and into MediSync, with MediSync continuing as the surviving corporation and wholly-owned subsidiary of the Company (the “Merger”). The action will become effective on the 20th day after the definitive Information Statement is mailed to our stockholders.

The enclosed information statement contains information pertaining to the matters acted upon.

Pursuant to rules adopted by the Securities and Exchange Commission, you may access a copy of the information statement at www.vyteris.com.

      WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY

By Order of the Board of Directors

/s/ Eugene A. Bauer
Eugene A. Bauer
Chairman of the Board
December __, 2010

Vyteris, Inc.
13-01 Pollitt Drive
Fair Lawn, NJ 07410

INFORMATION STATEMENT

Action by Written Consent of Stockholders

GENERAL INFORMATION

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND
US A PROXY

This information statement is being furnished in connection with the action by written consent of stockholders of Vyteris, Inc. (the “Company,” “we”, “us,”, “Parent” or “our”) taken without a meeting of a proposal to approve the actions described in this information statement. We are mailing this information statement to our stockholders on or about December __, 2010 to shareholders of record as of November 17, 2010.

What action was taken by written consent?

We obtained the approval of the holders of approximately 51.3% of the outstanding shares of Common Stock not owned by Spencer Trask Specialty Group and affiliates (collectively, “STSG”) of the Merger, as required by Nevada Revised Statutes Section 78.439(3).  As of November 15, 2010, STSG owns approximately 75.6% of our issued and outstanding shares of Common Stock and owns approximately 18.4% of the issued and outstanding shares of Common Stock of MediSync.

What are the terms of the Merger?

The following is a summary term sheet that briefly describes the material terms of the Merger. While this summary describes the material terms that you should consider when evaluating the Merger, the information statement contains a more detailed description of these terms..  Please see the discussion “Summary of the Merger Agreement” below for a more detailed description of the terms of the Merger.

•	Purchase Price

·      To the holders of MediSync Common Stock, five (5) shares of Company Common Stock for each share of MediSync Common Stock .

·     To the holders of convertible notes and other indebtedness of MediSync, five (5) shares of Company Common Stock for each $1.00 of MediSync debt.

·     To the holders of MediSync warrants, warrants to purchase five (5) shares of Company Common Stock, at  a $0.20 exercise price, for each warrant to purchase (i) a share of MediSync Common Stock and (ii) $1 of convertible note issued by MediSync.

·     To the holders of MediSync options, options to purchase five (5) shares of Company Common Stock for each option to purchase a share of MediSync Common Stock.

•
In total, (i) 25,031,253 shares of Company Common Stock shall be issued to holders of MediSync Common Stock, convertible notes and other indebtedness, (ii) warrants to purchase 2,090,000 shares of Company Common Stock shall be issued to holders of MediSync warrants and (iii) options to purchase 1,010,250 shares of Company Common Stock shall be issued to holders of MediSync options.

•	Board Seats: two current MediSync directors shall be appointed to the Vyteris Board of Directors.
•	Closing date: On or about January 15, 2011.

Why are we engaging in the Merger?

The Company and MediSync are engaging in the Merger in order to combine their synergistic business in drug delivery and biotechnology contract resource organization and related service businesses.  By combining the business, economies of scale are sought with combined administrative support as well seeking to expanded resources and contacts which each entity currently possesses including “cross pollenization” of contacts.  The Merger will also provide MediSync with the potential for access to expanded capital through the public markets which may exist through the Company’s status as a reporting company.

How many shares of Common Stock were outstanding on November 3, 2010?

On November 3, 2010, the date we received the consent of the holders as described in the preceding question, there were 68,755,067 shares of Common Stock outstanding.

What vote was obtained to approve the Merger Agreement described in this information statement?

As further described in this Information Statement, we obtained the approval of the holders of approximately 51.3% of the outstanding shares of Common Stock not owned by Spencer Trask Specialty Group and affiliates, including, but not limited to, Kevin Kimberlin (collectively, “STSG”), as required by NRS Section 78.439(3).  We also obtained the vote of the Board of Directors of Vyteris to approve the Merger.  The approval of the majority of the issued and outstanding shares of Vyteris, Inc. (including the shares owned by STSG) was not required to approve this transaction under Nevada law.

For a discussion of the relationship between STSG and the Company, please refer to the “related party transaction” information contained in our periodic reports contained on Form 10-K for the year ended December 31, 2009 and on Form 10-Q for the periods ended March 31, 2010, June 30, 2010 and September 30, 2010.

 Who is paying the cost of this information statement?

We will pay for preparing, printing and mailing this information statement. Our costs are estimated at approximately $7,500.

APPROVAL OF THE MERGER AGREEMENT

Our Board and the holders of a majority of our outstanding shares of Common Stock  not owned by STSG have approved an Agreement and Plan of Merger (“Merger Agreement”) by and among the MediSync BioServices, Inc., a Delaware corporation (“MediSync”), the Company and VYHNSUB, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”) pursuant to which Merger Sub will be merged with and into MediSync, with MediSync continuing as the surviving corporation and wholly-owned subsidiary of Parent (the “Merger”).

Board Approval

As a result of the Merger, the business of MediSync will be wholly owned and operated by Vyteris.  The Company’s Board took into account various factors in evaluating the proposed Merger.  First of all, the Company’s Board evaluated MediSync’s business plan which is a “CRO” roll up strategy (see “Information on MediSync” below) and the likelihood of success of such a business plan.  Next, the Company’s Board took into account the synergies and efficiencies which would exist between MediSync and the Company.  Lastly, the Company’s Board looked at the Company’s need to integrate an operating business which would provide cash flow to fund the Company’s ongoing research and development efforts.

In evaluating the Merger, the Company’s Board also took into consideration negative factors associated with the Merger. These factors include the substantial dilution to the Company’s existing shareholders as well as the potential costs of integrating the businesses and increased overhead and infrastructure costs. The Board, however, determined that these negative factors were outweighed by the potential benefits.

Stockholders should recognize that once the Merger is closed, their ownership percentage in the Company will be greatly diluted.  Due to the issuance of an additional 25,031,253 shares of Common Stock in the aggregate upon closing of the Merger, there will be a dilution of approximately 26.7%.

Interest of Certain Persons in or Opposition to Matters to Be Acted Upon

Eugene Bauer and Joel Kanter, two of the Company’s directors, are also directors of MediSync, and as of November 15, 2010, owned 1.1% and 0.1% of the issued and outstanding stock of MediSync, respectively.  Other than these two directors, and the ownership of STSG as set forth in “Approval by a majority of the Shares Not Owned by STSG”, no person has an interest in or opposition to the matters to be acted upon as described herein.

Approval by a Majority of the Shares Not Owned by STSG

In the case of a combination with an interested stockholder, Nevada law provides as follows:

“NRS 78.439  Authorized combinations: General requirements.  A resident domestic corporation may not engage in any combination with an interested stockholder of the resident domestic corporation after the expiration of 3 years after the person first became an interested stockholder other than a combination meeting all of the requirements of the articles of incorporation of the resident domestic corporation and either the requirements specified in subsection 1, 2 or 3….

      3.  A combination approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power not beneficially owned by the interested stockholder proposing the combination, or any affiliate or associate of the interested stockholder proposing the combination, at a meeting called for that purpose no earlier than 3 years after the date that the person first became an interested stockholder.”

STSG has been an interested stockholder in Vyteris since at least 2007 as disclosed through the beneficial ownership tables set forth in the Vyteris Schedule 14A as filed with the SEC for the last three fiscal years.  STSG also owns approximately 15% of the issued and outstanding stock of MediSync, thus the Merger clearly falls within the bounds of NRS 78.439.

As of November 3, 2010, the Company received the written consent of the majority of the disinterested shareholders of Vyteris to the Merger with 10 shareholders holding 51.3% of the issued and outstanding shares of Vyteris common stock not owned by STSG.

The Merger will be effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware.  This will occur at the closing of the Merger which will take place on or after the 20th day after the mailing of this Information Statement to our stockholders.

The Merger has been approved by the Company’s disinterested stockholders.  As it is a merger at the subsidiary level, it will not affect the shares of Common Stock owned by Company stockholders, so our stockholders will not have to take any action after the Merger for it to be effective.

Contact Information for the Parties

Vyteris, Inc.
13-01 Pollitt Drive
Fair Lawn, NJ  07410
Attn: Haro Hartounian, CEO
Telephone: 201-703-2423
Fax:  201-625-6397

MediSync BioServices, Inc.
7260 Clunie Place, Suite 14903
Delray Beach, Florida, 33446
Attn: Dov Ehrlich, President
Telephone: 973-741-8009

Summary of the Merger Agreement

The following is a summary of certain of the terms and conditions set forth in the Merger Agreement.  A copy of the Merger Agreement is attached hereto.  No regulatory approvals are needed for the consummation of the transactions set forth in the Merger Agreement.

Purchase Price

Subject to the terms and conditions set forth in the Merger Agreement, Company has agreed to pay the following consideration to the holders of debt and equity securities of MediSync in connection with the Merger, with pricing for options and warrants as set forth on the schedules to the Merger Agreement  attached hereto:

·      To the holders of MediSync Common Stock, five (5) shares of Company Common Stock for each share of MediSync Common Stock .

·    To the holders of convertible notes and other indebtedness of MediSync, five (5) shares of Company Common Stock for each $1.00 of MediSync debt.

·     To the holders of MediSync warrants, warrants to purchase five (5) shares of Company Common Stock, at  a $0.20 exercise price, for each warrant to purchase (i) a share of MediSync Common Stock and (ii) $1 of convertible note issued by MediSync.

·     To the holders of MediSync options, options to purchase five (5) shares of Company Common Stock for each option to purchase a share of MediSync Common Stock.

In total, (i) 25,031,253 shares of Company Common Stock, with an aggregate value of $14,768,439 (based upon a per share closing price of Company Common Stock on September 15, 2010, of $0.59 per share) shall be issued to holders of MediSync Common Stock, convertible notes and other indebtedness, (ii) warrants to purchase 2,090,000 shares of Company Common Stock shall be issued to holders of MediSync warrants and (iii) options to purchase 1,010,250 shares of Company Common Stock shall be issued to holders of MediSync options.

Board Seats

Subject to the terms and conditions set forth in the Merger Agreement, the parties agreed that upon consummation of the Merger, two current MediSync directors shall be appointed to the Vyteris Board of Directors.  There are currently eight directors on the Vyteris Board.

Closing Conditions and Closing

The parties have made customary representations, warranties, covenants and indemnification provisions in the Merger Agreement. The parties’ obligations to consummate the closing of the Merger are subject to certain closing conditions, including stockholder approval, and there can be no assurance that the Merger will be consummated.  In addition, the Merger Agreement contains certain termination rights for both parties.

Business Information on the Company

For information regarding the business of the Company and certain financial information, please see Appendix B attached hereto.

Business Information on MediSync

For information regarding the business of MediSync, please see Appendix C attached hereto.

Principal Effects of the Merger

General

The Merger will not affect holders of our Common Stock will not change the number of shares of Common Stock owned such stockholders, nor will the respective voting rights and other rights of holders of our Common Stock be altered, except for the substantial dilution which will occur as a result of the Merger.

 No Appraisal Rights

Under the Business Corporation Law of the State of  Nevada and General Corporation Law of the State of Delaware, stockholders will not be entitled to exercise appraisal rights in connection with the Merger, and the Company will not independently provide stockholders with any such right.

Certain U.S. Federal Income Tax Consequences

The Company does not forsee any tax consequences as a result of the Merger for its stockholders.

BENEFICIAL OWNERSHIP OF SECURITIES AND SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Capital Stock as of October 31, 2010, by (i) each person who is known by the Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each of the Company’s directors and executive officers; and (iii) all of the Company’s directors and executive officers as a group.  Unless otherwise specified, the address of each of the persons set forth below is in care of Vyteris, Inc., 13-01 Pollitt Drive, Fair Lawn, New Jersey 07410.  In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by such person under options or warrants exercisable within 60 days of October 31, 2010, are deemed beneficially owned by such person and are deemed outstanding for purposes of determining the total number of outstanding shares for such person and are not deemed outstanding for such purpose for all other stockholders.

Title of Class	Name of Beneficial Owner	Number of Shares	Percentage of Outstanding Shares in Class
Common Stock:
5% Holders
	Kevin Kimberlin (1)	53,038,896	46.6%
	Global Alpha Long Short Fund (2)	6,344,666	5.6%

Directors and Officers:	Eugene Bauer (3)	731,162	-
	Haro Hartounian (5)	3,150,962	2.8%
	John Burrows (5)	297,313	-
	Arthur Courbanou (5)	377,145	-
	David DiGiacinto (4)	312,397	-
	Susan Guerin (5)	372,321	-
	Joseph Himy (5)	1,010,416	-
	Joel Kanter (5)	62,362	-
	Cormac Lyons (5)	412,751	-
	Michael Reidy (5)	968,276	-
	Russell Potts (6)	320,893	-

	Directors and Officers as a Group (11 persons) (7)
		8,015,998	7.0%
* Less than 1.00%

1.
Represents (i) 49,024,414 shares of Common Stock owned by STSG, of which Mr. Kimberlin is the non-managing member; (ii) 244,633 shares of Common Stock issuable upon the exercise of warrants acquired by STSG in connection with a line of credit extended to the Company; (iii) 3,472 shares of Common Stock issuable upon the exercise of warrants issued in connection with $2,00,000 aggregate principal amount of subordinated convertible promissory notes issued to STSG in 2006; (iv) 2,328 shares of Common Stock issuable upon the exercise of warrants held by STSG (excluding the warrants listed in clause (ii) above); (v) 18,544 shares of Common Stock owned by Scimitar Holdings, LLC, a New York limited liability company and wholly-owned subsidiary of Spencer Trask & Co., a Delaware corporation of which Mr. Kimberlin is the controlling stockholder and chairman; (vi) 286,386 shares of Common Stock issuable upon the exercise of warrants issued to Spencer Trask Ventures, Inc., a wholly-owned subsidiary of Spencer Trask & Co.; (vii) an aggregate of  2,574,585  shares of Common Stock owned by Spencer Trask Private Equity Fund I LP, Spencer Trask Private Equity Fund II LP, Spencer Trask Private Equity Accredited Fund III LLC and Spencer Trask Illumination Fund LLC (together, the “Funds”); (viii) 73,655 shares of Common Stock issuable upon the exercise of warrants issued to the Funds (Spencer Trask & Co. is the 100% owner of the manager of each of the Funds); (ix) 13,670 shares of Common Stock issuable upon exercise of warrants paid to Spencer Trask Ventures, Inc., as finders fees; (x) 532,209 shares of Common Stock issuable upon the exercise of warrants issued to the Funds (Spencer Trask & Co. is the 100% owner of the manager of each of the Funds) as result of the registration rights settlement agreement; and (xi) 265,000 shares of Common Stock issuable upon the exercise of warrants issued to the Spencer Trask Ventures, Inc. on February 2, 2010 as our selling agent.

2.	Includes 3,144,666 shares of Common Stock owned by Global Alpha Long Short Fund and 3,200,000 shares of Common Stock issuable pursuant to the exercise of warrants

3.
Represents  (i) 250,0000 shares of Common Stock which are issuable upon the exercise warrants (ii) 253,807 shares of Common Stock which are issuable upon the conversion of convertible debentures and (iii) 227,355  shares of Common Stock which are issuable upon the exercise of stock options.

4.
Represents 310,852 shares of Common Stock which are issuable upon the exercise of stock options and 1,545 shares of Common Stock. Mr. DiGiacinto, formally an employee of an affiliate of STSG, disclaims beneficial ownership with respect to securities owned by STSG and its affiliates, as he has no power to vote or dispose of those securities.

5.	Represents shares of Common Stock which are issuable upon the exercise of stock options.

6.	Represents 319,348 shares of Common Stock which are issuable upon the exercise of stock options and 1,545 shares of Common Stock

7.
Includes (i) 3,090 shares of Common Stock; (ii) 250,0000 shares of Common Stock which are issuable upon the exercise warrants (iii) 253,807 shares of Common Stock which are issuable upon the conversion of convertible debentures and (iv) 7,509,101  shares of Common Stock which are issuable upon the exercise of stock options.

Mr. Kimberlin is the Company’s controlling stockholder and beneficially owns approximately 81.8% of the Common Stock.

ADDITIONAL AVAILABLE INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and in accordance with such act we file periodic reports, documents and other information with the Securities and Exchange Commission relating to our business, financial statements and other matters. Such reports and other information may be inspected and are available for copying at the public reference facilities of the Securities and Exchange Commission at 100 F Street, N.E., Washington D.C. 20549 or may be accessed at www.sec.gov.

By Order of the Board of Directors

/s/ Eugene A. Bauer
Eugene A. Bauer
Chairman of the Board
December __, 2010

Appendix A

AGREEMENT AND PLAN OF MERGER

By and Among

MediSync BioServices, Inc.,

Vyteris, Inc.

and

VYHNSUB, INC.

Dated as of September 12, 2010

AGREEMENT AND PLAN OF MERGER

MediSync BioServices, Inc., Vyteris, Inc.
and VYHNSUB, INC.

September 12, 2010

TABLE OF CONTENTS

i

4.18.	Environmental Compliance	14
4.19.	Undisclosed Liabilities	14
4.20.	Insurance	14
4.21.	Permits	15
4.22.	Related Party Transactions	15
4.23.	Brokerage	15

SECTION 5. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		15
5.1.	Organization and Power	16
5.2.	Subsidiaries	16
5.3.	Authorization; No Breach	16
5.4.	No Violation	16
5.5.	Capitalization	17
5.6.	Financial Statements	17
5.7.	Absence of Certain Developments	18
5.8.	Real Property	18
5.9.	Tangible Personal Property	18
5.10.	Taxes	19
5.11.	Contracts and Commitments	19
5.12.	Intellectual Property	21
5.13.	Litigation	21
5.14.	Governmental Consents.	21
5.15.	Employees; Labor Matters.	21
5.16.	Employee Benefits.	22
5.17.	Compliance with Laws	24
5.18.	Environmental Compliance	24
5.19.	Undisclosed Liabilities	24
5.20.	Insurance	25
5.21.	Permits	25
5.22.	Related Party Transactions	25
5.23.	Brokerage	25
5.24.	Public Filings	25

SECTION 6. PRE-CLOSING COVENANTS		26
6.1.	Access and Investigation	26
6.2.	Operation of the Businesses	26
6.3.	No Inaccuracy or Breach of Representations, Warranties and Covenants	26
6.4.	Takeover Proposals	26
6.5.	MediSync Disclosure Schedule	27
6.6.	Parent Disclosure Schedules	27

SECTION 7. POST-CLOSING COVENANTS		27
7.1.	Cooperation; Other Approvals, Filings and Consents	27
7.2.	Director and Officer Liability and Indemnification	28
7.3.	Employee Matters	28

ii

SECTION 8. CONDITIONS TO CLOSING		29
8.1.	Conditions to Obligation of Parent and Merger Sub	29
8.2.	Conditions to Obligation of MediSync	31

SECTION 9. TERMINATION		33
9.1.	Termination Events	33
9.2.	Effect of Termination	33

SECTION 10. MISCELLANEOUS		33
10.1.	Press Releases and Communication	33
10.2.	Expenses	33
10.3.	Notices	33
10.4.	Assignment	34
10.5.	Severability	34
10.6.	No Strict Construction	35
10.7.	Amendment and Waiver	35
10.8.	Complete Agreement	35
10.9.	Counterparts	35
10.10.	No Third-Party Beneficiaries	35
10.11.	Governing Law; Jurisdiction; Waiver of Jury Trial	35
10.12.	Specific Performance	36

Appendices, Schedules and Exhibits

Appendix A	Definitions

Schedule 3.1(a)	Merger Consideration Allocation – Common Stock Holders
Schedule 3.1(b)	Merger Consideration Allocation – MediSync Notes Holders
Schedule 3.1(c)	Merger Consideration Allocation – MediSync Indebtedness
Schedule 3.2	Merger Consideration Allocation – MediSync Warrant Holders
Schedule 3.3	Merger Consideration Allocation – MediSync Option Holders
Schedule 8.1(c)	MediSync Consents
Schedule 8.2(c)	Parent/Merger Sub Consents

Exhibit A	Form of Warrant
Exhibit B	Form of Option Agreement
Exhibit C	Form of Letter of Transmittal
Exhibit D	Knowledge Individuals – MediSync
Exhibit E	Knowledge Individuals – Parent/Merger Subs

MediSync Disclosure Schedules
Parent Disclosure Schedules

iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of September 12, 2010 (this “Agreement”), is by and among MediSync BioServices, Inc., a Delaware corporation (“MediSync”), Vyteris, Inc., a Nevada corporation (“Parent”) and VYHNSUB, INC., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”). Parent, Merger Sub and MediSync are collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Parties desire to effect the merger of Merger Sub with and into MediSync, with MediSync continuing as the surviving corporation and wholly-owned subsidiary of Parent (the “Merger”); and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe certain conditions to the consummation of the Merger;

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties, intending to be legally bound, hereby agree as follows:

SECTION 1.  DEFINITIONS AND TERMS

1.1.         Definitions.  Except as otherwise defined in this Agreement or as the context may otherwise require, the capitalized terms used in this Agreement shall have the meanings ascribed to them in Appendix A attached hereto and incorporated herein by reference.

1.2.         Usage.  As used in this Agreement, except to the extent that the context otherwise requires:

(a)           when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b)           the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)           whenever the words “include,” “includes” or “including” (or similar terms) are used in this Agreement, they are deemed to be followed by the words “without limitation” unless preceded by a negative predicate;

MediSync-Vyteris Merger Agreement

(d)           the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)           all terms defined in this Agreement have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f)           the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g)           if any action is to be taken by any Party hereto pursuant to this Agreement on a day that is not a Business Day, such action shall be taken on the next Business Day following such day; and

(h)           references to a Person are also to its permitted successors and assigns.

SECTION 2. THE MERGER

2.1.         Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into MediSync, whereupon MediSync shall continue as the surviving corporation (sometimes referred to herein as the “Surviving Corporation”) and as a wholly-owned subsidiary of Parent, and the separate corporate existence of Merger Sub shall cease.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, immunities, powers and franchises of MediSync and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, duties and obligations of MediSync and Merger Sub shall become the debts, liabilities, duties and obligations of the Surviving Corporation.

2.2.         Closing and Effective Time.  Subject to the terms and conditions hereof, the closing of the Merger (the “Closing”) shall take place at the offices of Bryan Cave LLP, 1290 Avenue of the Americas, New York, New York, at 10:00 a.m. (New York, New York time) or at such other location as mutually determined by Parent and MediSync no later than three (3) Business Days after the satisfaction or, if permissible, waiver of all of the conditions set forth in Section 8 (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment of such conditions). The date upon which the Closing actually occurs is herein referred to as the “Closing Date.” Subject to the provisions of this Agreement, on the Closing Date, the Parties shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the acceptance of such filing, or such later date and time as may be specified in the Certificate of Merger by mutual agreement of Parent and MediSync, referred to herein as the “Effective Time”).

2

2.3.         Certificate of Incorporation; By-laws. At the Effective Time and without any further action on the part of the Parties hereto, (a) the Certificate of Incorporation of the Surviving Corporation shall be amended to read in its entirety to contain the provisions set forth in the Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time (the “Surviving Corporation Certificate”), unless and until further amended as provided by the Surviving Corporation Certificate or the DGCL, and (b) the By-laws of the Surviving Corporation shall be amended to read in its entirety to contain the provisions set forth in the By-laws of Merger Sub in effect immediately prior to the Effective Time (the “Surviving Corporation By-laws”) unless and until further altered, amended or repealed as provided by the Surviving Corporation Certificate, the Surviving Corporation By-laws or the DGCL.

2.4.         Officers and Directors. The officers and directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the officers and directors of the Surviving Corporation until their successors shall have been duly elected, appointed or qualified, or until their death, resignation or removal in accordance with the Surviving Corporation Certificate or Surviving Corporation By-laws or as otherwise provided.

2.5.         Deliveries at Closing.  At the Closing, MediSync will deliver to Parent the various certificates, instruments and documents referred to in Section 8.1 below; Parent and Merger Sub will deliver to MediSync the various certificates, instruments and documents referred to in Section 8.2 below; MediSync will execute, acknowledge (if appropriate) and deliver to Parent such documents as Parent, and its counsel, may reasonably request; Parent and Merger Sub will execute, acknowledge (if appropriate) and deliver to MediSync such documents as MediSync, and its counsel, reasonably may request; and Parent will issue the Parent Common Stock, options and warrants in accordance with Section 3 below.

SECTION 3. EFFECT OF MERGER

3.1.         Stock and Debt Conversion; Cancellation. As of the Effective Time, by virtue of the Merger and without any action on the part of MediSync, Parent or Merger Sub:

(a)           Each share of MediSync Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive shares of Parent Common Stock as set forth in Schedule 3.1(a) hereto.

(b)           The MediSync Notes shall be converted into the right to receive shares of Parent Common Stock as set forth in Schedule 3.1(b) hereto.  No fractional shares of Parent Common Stock will be issued, and any right to receive a fractional share will be rounded, in accordance with established mathematical principles, to the nearest whole share of Parent Common Stock.

(c)           The MediSync outstanding indebtedness described in Schedule 3.1(c) shall be converted into the right to receive shares of Parent Common Stock as set forth in Schedule 3.1(c).  No fractional shares of Parent Common Stock will be issued, and any right to receive a fractional share will be rounded, in accordance with established mathematical principles, to the nearest whole share of Parent Common Stock.

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(d)           Each share of Common Stock that is owned by MediSync as treasury stock immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist, and no consideration shall be paid with respect thereto.

(e)           Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

(f)           As of the Effective Time, the stock transfer books of MediSync shall be closed.

3.2.         MediSync Warrants.  Prior to the Effective Time, MediSync shall take all actions necessary and advisable to provide for the cancellation and termination, effective as of the Effective Time, of all outstanding MediSync Warrants.  At the Closing and effective as of the Effective Time, Parent shall issue new warrants, in the form to be agreed to by the Parties following the date hereof, which such form shall be attached hereto as Exhibit A, for the purchase of shares of Parent Common Stock as set forth in Schedule 3.2 hereto.

3.3.         MediSync Options.  Prior to the Effective Time, MediSync shall take all actions necessary and advisable to provide for the cancellation and termination, effective as of the Effective Time, of all outstanding MediSync Options.  At the Closing and effective as of the Effective Time, Parent shall issue new option awards, in the form to be agreed to by the Parties following the date hereof, which such form shall be attached hereto as Exhibit B, for the purchase of shares of Parent Common Stock as set forth in Schedule 3.3 hereto.

3.4.         Surrender of Certificates and Notes.

(a)           At the Closing, each holder of MediSync Common Stock shall deliver to Parent an executed letter of transmittal, in the form to be agreed to by the Parties following the date hereof, which such form shall be attached hereto as Exhibit C (“Letter of Transmittal”), together with original certificates that immediately prior to the Closing represented all of the MediSync Common Stock then held by such holder, or a duly executed affidavit of lost certificate and indemnity for the benefit of Parent Corporation for any certificate which has been lost, stolen, seized or destroyed (the “MediSync Certificates”).  Upon the surrender of the MediSync Certificates to Parent, such holder shall be entitled to receive in exchange therefor shares of Parent Common Stock in accordance with Section 3.1(a), and the MediSync Certificates so surrendered shall be forthwith cancelled.

(b)           At the Closing, each holder of a MediSync Note shall deliver to Parent for cancellation an executed Letter of Transmittal together with the original MediSync Note(s) then held by such holder.  Upon the surrender of the MediSync Notes, such holder shall be entitled to receive in exchange therefor shares of Parent Common Stock in accordance with Section 3.1(b) and the MediSync Notes so surrendered shall be forthwith cancelled.

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3.5.         Certain Adjustments.  If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Parent shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange, exchange or readjustment of shares, or any similar transaction, or any stock dividend thereon with a record date during such period, the shares of Parent Common Stock, and the warrants and options for the purchase of Parent Common Stock, described in Sections 3.1(a), 3.1(b), 3.2 and 3.3, shall be appropriately adjusted on a pro rata basis with other shareholders of Parent Corporation, to the extent so adjusted, to provide the holders of MediSync Common Stock, MediSync Notes, MediSync Warrants and MediSync Options with the same economic effect as contemplated by this Agreement.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF MEDISYNC

Except as set forth in the disclosure schedules delivered by MediSync to Parent and Merger Sub on the date hereof (the “MediSync Disclosure Schedules”) (which MediSync Disclosure Schedules are incorporated herein by reference and shall contain specific references to the representations and warranties to which the disclosures contained therein relate and an item on such MediSync Disclosure Schedules shall be deemed to qualify only the particular subsection or subsections of this Section 4 specified for such item; provided, however, that the disclosure of any item under a subsection of this Section 4 in the MediSync Disclosure Schedules shall be deemed disclosure with respect to other subsections of this Section 4 if the applicability of such item to any other subsection is readily apparent from the face of the MediSync Disclosure Schedules), MediSync represents and warrants to Parent and Merger Sub as set forth below.  For purposes of this Section 4, any reference to “MediSync” shall include, in addition to MediSync, the MediSync Subsidiaries, unless the context specifically provides otherwise.

4.1.         Organization and Power. MediSync is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  MediSync has all requisite corporate power and authority necessary to own, lease, license and operate its properties and to carry on its businesses as currently conducted. MediSync is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership of its properties and assets requires such qualification, except where the failure to be so qualified, authorized or in good standing would not reasonably be expected to have a MediSync MAE.

4.2.         Subsidiaries. Except as set forth in Section 4.2 of the MediSync Disclosure Schedules, neither MediSync nor any MediSync Subsidiary owns or holds the right to acquire any stock, equity interest, partnership interest or joint venture interest or other equity ownership interest in any other Person. Section 4.2 of the MediSync Disclosure Schedules sets forth the name of each MediSync Subsidiary, the jurisdiction of its incorporation or organization and the Persons owning the outstanding capital stock of such MediSync Subsidiary. Each MediSync Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and each MediSync Subsidiary has all requisite corporate power and authority necessary to own, lease, license and operate its properties and to carry on its businesses as now conducted. Each MediSync Subsidiary is duly qualified to do business and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties and assets requires such qualification, except where the failure to be so qualified, authorized or in good standing would not reasonably be expected to have a MediSync MAE.

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4.3.         Authorization; No Breach. Upon receipt of the requisite approval of the Merger by the stockholders of MediSync in accordance with the DGCL and the consents set forth in Schedule 8.1(c), MediSync has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party (the “MediSync Documents”) and to consummate the Contemplated Transactions. The execution and delivery of the MediSync Documents by MediSync and the consummation by MediSync of the Contemplated Transactions have been duly and validly authorized and approved by the Board of Directors of MediSync, and no other corporate proceedings on the part of MediSync are necessary to authorize the execution and delivery of this Agreement or any MediSync Document or to consummate the Contemplated Transactions (other than the requisite approval of the Merger by the stockholders of MediSync in accordance with the DGCL and the consents set forth in Schedule 8.1(c)). This Agreement has been duly and validly executed and delivered by MediSync and assuming that this Agreement is a valid and binding obligation of Parent and Merger Sub, this Agreement constitutes a valid and binding obligation of MediSync, enforceable against MediSync in accordance with its terms (subject to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws not or hereafter in effect relating to creditors’ rights generally and general principles of equity).

4.4.         No Violation. Except as set forth in Section 4.4 of the MediSync Disclosure Schedules, the execution, delivery and performance by MediSync of this Agreement and each other MediSync Document does not, and will not, (1) conflict with or violate the Certificate of Incorporation or By-laws, each as amended to date, or other equivalent organizational documents of MediSync, (2) conflict with or violate any Legal Requirement or Order, in each case, applicable to MediSync, or by which it or any of its assets is bound or affected, or (3) result in any breach or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair MediSync’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of MediSync pursuant to, any MediSync Material Contract, except in the case of subsection (3) hereof, where such conflict, violation, breach or default would not reasonably be expected to have a MediSync MAE.

4.5.         Capitalization.

(a)           As of the date hereof, the authorized capital stock of MediSync consists of 10,000,000 shares of preferred stock, par value $0.0001, and 50,000,000 shares of common stock, par value $0.0001, of which there are no shares of preferred stock and 2,989,805 shares of common stock issued and outstanding. All issued and outstanding shares of capital stock of each of the MediSync Subsidiaries are owned of record and beneficially by MediSync, in each case, except as set forth in Section 4.5 of the MediSync Disclosure Schedules, free and clear of all Liens. All of the issued and outstanding shares of MediSync Common Stock, and the outstanding shares of capital stock of each of the MediSync Subsidiaries, have been duly authorized and are validly issued, fully paid and nonassessable and not issued in violation of any preemptive or similar rights.

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(b)           Section 4.5 of the MediSync Disclosure Schedules sets forth each of the holders of MediSync Common Stock, MediSync Notes, MediSync Options and MediSync Warrants, the number of shares of MediSync Common Stock or other MediSync capital stock owned by such holder, and, with respect to the MediSync Warrants and MediSync Options, the applicable exercise price per share. Except as set forth in Section 4.5 of the MediSync Disclosure Schedules, MediSync does not have any other capital stock, equity securities, equity linked securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by MediSync. Except as set forth in Section 4.5 of the MediSync Disclosure Schedules, there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire any shares of capital stock or other equity securities of MediSync of any kind. Except as set forth in Section 4.5 of the MediSync Disclosure Schedules, there are no agreements or other obligations (contingent or otherwise) that require MediSync to repurchase or otherwise acquire any shares of MediSync’s capital stock or other equity securities. Except as set forth in Section 4.5 of the MediSync Disclosure Schedules, there are no voting trusts, proxies or other agreements to which MediSync or, to the Knowledge of MediSync, any of its stockholders, is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or other securities or equity interests of MediSync.

4.6.         Financial Statements. MediSync has furnished Parent with true and correct copies of (i) the audited consolidated balance sheets of MediSync as of December 31, 2009, 2008 and 2007, and the audited consolidated statements of income, changes in stockholders’ equity and cash flows of MediSync for each of the three (3) fiscal years ended December 31, 2009, 2008 and 2007 (collectively, the “MediSync Audited Financial Statements”) and (ii) an unaudited consolidated balance sheet of MediSync as of June 30, 2010 (the “MediSync Interim Balance Sheet Date”) and the related unaudited consolidated statements of income, changes in stockholders’ equity and cash flows of MediSync for the three-month period then ended (collectively, the “MediSync Interim Financial Statements”) and together with the MediSync Audited Financial Statements, the “MediSync Financial Statements”). All such MediSync Financial Statements are complete and correct, were prepared from MediSync’s books and records, have been prepared in accordance with GAAP  (except, in the case of interim statements, for the absence of notes thereto and subject to normal year-end adjustments) consistently applied throughout the periods indicated and present fairly in all material respects the financial condition and results of operations of MediSync as of the times and for the periods referred to therein.

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4.7.         Absence of Certain Developments. Since December 31, 2009, (i) MediSync has conducted its business only in the MediSync Ordinary Course and (ii) there has not been any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or is reasonably expected to have a MediSync MAE.

4.8.         Real Property.

(a)           The real property leased pursuant to the leases described in Section 4.8 of the MediSync Disclosure Schedules constitutes all of the real property leased or subleased by MediSync (the “MediSync Leased Property”).

(b)           With respect to each MediSync Leased Property, (i) the entirety of such MediSync Leased Property is leased by MediSync pursuant to the applicable leases described in Section 4.8 of the MediSync Disclosure Schedules, which each such lease (x) is in full force and effect, and has not been amended or modified (beyond the amendments or modifications set forth in Section 4.8 of the MediSync Disclosure Schedules as constituting a part of such lease), and (y) constitutes the entire agreement with respect to the leasing by MediSync of the applicable MediSync Leased Property, (ii) a copy of each lease for each MediSync Leased Property heretofore delivered by MediSync to Parent is a true and complete copy of the original thereof, (iii) MediSync holds a valid and existing leasehold interest under each such lease, (iv) each such leasehold interest has not been assigned or otherwise transferred, nor has any portion of any MediSync Leased Property been sublet, nor has MediSync granted to any third party any option or right to acquire any such leasehold estate or sublet any portion of any MediSync Leased Property, (v) all rent due and payable (as of the date hereof) under each such lease has been paid, (vi) each MediSync Leased Property has been maintained in material compliance with the applicable lease, and (vi) MediSync is not in material default under any such lease, nor, to its Knowledge, is the landlord in default under any such lease.

(c)           MediSync does not own any real property.

4.9.         Tangible Personal Property.  MediSync owns, and holds valid leasehold interests in or valid contractual rights to use, all of the assets, tangible and intangible, used by, or necessary for the conduct of the business of, MediSync.  The tangible physical assets of MediSync are in good working order, normal wear and tear excepted, are being used or are useful in the business of MediSync at its present level of activity and have been maintained and repaired in accordance with the terms of any lease or other agreements covering any such tangible physical assets.  The tangible physical assets of MediSync are of a type sufficient to conduct the business of MediSync as now being conducted.

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4.10.       Taxes. MediSync has filed or caused to be filed, within the times and in the manner prescribed by applicable Legal Requirements, all Tax Returns and Tax reports that are required to be filed by, or with respect to, MediSync prior to the date hereof.  Except as set forth in Section 4.10 of the MediSync Disclosure Schedules, such Tax Returns and reports are true, correct and complete in all material respects and reflect accurately all liability for Taxes of MediSync for the periods covered thereby.  No jurisdiction in which MediSync does not file Tax Returns has asserted taxing jurisdiction over MediSync.  All Taxes (whether or not reflected on a Tax Return) (including interest and penalties) payable by, or due from, MediSync have been fully paid, or if not yet due, have been properly reserved against.  Tax Liabilities for the period ending on the date hereof have been adequately disclosed and fully provided for in MediSync’s books and records and in the MediSync Financial Statements.  Other than Liens with respect to Taxes not yet due, none of the property of MediSync is subject to any Tax Lien.  All deficiencies assessed as a result of any examination of such Tax Returns by Tax authorities have been paid, and deficiencies for all Taxes that have been proposed or asserted against MediSync do not exceed $10,000 in the aggregate for all periods.  To the Knowledge of MediSync, no issue has been raised during the past five (5) years by any Tax authority that, if raised with respect to any other period not so examined, could reasonably be expected to result in a proposed deficiency for any other period not so examined.  MediSync has complied in all material respects with all applicable Legal Requirements relating to the payment and withholding of Taxes and have, within the time and in the manner prescribed by applicable Legal Requirements, withheld from employee wages and any other sources and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under all applicable Legal Requirements.  MediSync has not engaged in a reportable transaction as set forth in Treasury Regulation Section 1.6011-4(b) that is required to be disclosed on any Tax Return filed by MediSync.

4.11.       Contracts and Commitments.

(a)           Section 4.11 of the MediSync Disclosure Schedules sets forth, by reference to the applicable subsection of this Section 4.11, all of the following contracts to which MediSync is a party or by which MediSync or its assets of properties are bound (collectively, the “MediSync Material Contracts”):

(i)           contract for the employment of any officer, individual employee or other person on a full-time or consulting basis;

(ii)          agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any material portion of MediSync’s assets;

(iii)         guaranty of any obligation for borrowed money or other material guaranty;

(iv)         lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rent exceeds $25,000;

(v)          lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rent exceeds $25,000;

(vi)         contract or group of related contracts with the same party for the purchase of products or services, under which the undelivered balance of such products and services has a selling price in excess of $100,000;

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(vii)        contract or group of related contracts with the same party for the sale of products or services under which the undelivered balance of such products or services has a sales price in excess of $100,000;

(viii)       contract which prohibits MediSync from freely engaging in business anywhere in the world;

(ix)         contract with any officer or director (other than for employment);

(x)          contract which is expected to involve payment or receipt by MediSync of aggregate consideration in excess of $100,000 in the 12-month period immediately following the Closing Date or over the life of the contract;

(xi)          contract relating to a joint-venture, partnership or similar agreement;

(xii)         stock purchase agreement, asset purchase agreement or other acquisition or divestiture agreement; and

(xiii)        contract which is material to the business of MediSync and was not entered into in the MediSync Ordinary Course.

(b)           Except as set forth in Section 4.11 of the MediSync Disclosure Schedules:

(i)           MediSync has complied with all material terms and requirements of the MediSync Material Contracts;

(ii)          to the Knowledge of MediSync, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give MediSync or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, the MediSync Material Contracts; and

(iii)         MediSync is not required to obtain any consent from, or provide notice to, any Person under the MediSync Material Contracts in connection with the execution and delivery of this Agreement or the consummation or performance of the Contemplated Transactions.

4.12.       Intellectual Property.

(a)           Except as set forth in Section 4.12 of the MediSync Disclosure Schedules, MediSync does not own or use any domain names, Patents, Marks or Copyrights and MediSync does not use any patents, trademarks, service marks, trade secrets or copyrights of any Person (other than MediSync) with respect to its business.  The Intellectual Property Assets of MediSync are sufficient to operate MediSync’s business as currently conducted.

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(b)           Section 4.12 of the Disclosure Schedules includes (i) all licenses and other rights granted by MediSync to any Person with respect to any of its Intellectual Property Assets, and (ii) all licenses and other rights granted by any Person to MediSync with respect to any Intellectual Property Assets (for this purpose, excluding standard nondisclosure agreements and so-called off-the-shelf products and shrink wrap software licensed to MediSync in the MediSync Ordinary Course and easily obtainable without material expense).

(c)           The current use by MediSync of any Intellectual Property Assets does not (A) to the Knowledge of MediSync, infringe on any patent, trademark, service mark, copyright or other similar right of any other Person, (B) constitute a misuse or misappropriation of any trade secret, know-how, process, proprietary information or other right of any other Person or a violation of any relevant agreement governing the license of the Licensed Software to MediSync, or (C)  other than with respect to the Licensed Software, entitle any other Person to any interest therein, or right to compensation from MediSync or any of their successors or assigns, by reason thereof.

4.13.       Litigation. Except as set forth in Section 4.13 of the MediSync Disclosure Schedules, as of the date hereof, there is no Action before or by any court, public board, government agency, self-regulatory organization or body pending or, to the Knowledge of MediSync, threatened against or affecting MediSync, its assets or its capital stock.

4.14.       Governmental Consents. Except as set forth in Section 4.14 of the MediSync Disclosure Schedules, no material permit, consent, notification, approval or authorization of, or declaration to or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of the MediSync Documents by MediSync or the consummation by MediSync of the Contemplated Transactions.

4.15.       Employees; Labor Matters.

(a)           Section 4.15 of the MediSync Disclosure Schedules sets forth as of the date indicated therein the name, title, location, base salary or wages, bonus entitlement, annual vacation entitlement and accrued vacation of each present employee of MediSync (the “MediSync Employees”).  Section 4.15 of the MediSync Disclosure Schedules further identifies which of the MediSync Employees, as well as other consultants, agents and independent contractors, are covered by or subject to an employment, consulting, non-competition or severance agreement with MediSync, and copies of all such agreements shall be provided or made available to Parent.

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(b)           Except as set forth in Section 4.15 of the MediSync Disclosure Schedules, with respect to the MediSync Employees, each of the following is true: (A) none of the MediSync Employees is a member of or represented by any labor union or covered by any collective bargaining agreement, and to MediSync’s Knowledge, there are no attempts of whatever kind and nature being made to organize any of the MediSync Employees; (B) there is no strike, labor dispute, slowdown or stoppage actually pending or, to MediSync’s Knowledge, threatened, and no such strike, dispute, slowdown or stoppage has occurred during the preceding five (5) years; (C) MediSync is in compliance with all applicable Legal Requirements respecting employment and employment practices, and is not engaged in any unfair labor practice within the meaning of Section 8 of the National Labor Relations Act; and (D) MediSync is not delinquent in the payment of (1) any wages, salaries, commissions, bonuses or other compensation for all periods prior to the date hereof, or (2) any amount which is due and payable to any state or state fund pursuant to any workers compensation statute, rule or regulation of any amount which is due and payable to any workers compensation claimant or any other party arising under or with respect to a claim that has been filed under state statutes or under any applicable state statute or administrative procedure.

4.16.       Employee Benefits.

(a)           Section 4.16 of the MediSync Disclosure Schedules lists each employee benefit plan or arrangement, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA and any other pension plan, deferred compensation plan, stock option plan, bonus plan, stock purchase plan, medical, hospitalization, disability or other fringe benefit, change in control, severance or termination pay plan, policy, agreement or arrangement, funded or unfunded, written or unwritten, which MediSync or a MediSync ERISA Affiliate maintains or contributes to with respect to the MediSync Employees and other former employees of MediSync or a MediSync ERISA Affiliate, whether employed within or outside the United States (each, a “MediSync Plan”).  None of the MediSync Plans is subject to Title IV of ERISA or Section 412 of the Code, and neither MediSync nor any ERISA Affiliate maintains, sponsors or contributes to, or within the past five (5) years, has maintained, sponsored, contributed to, any “defined benefit plan” within the meaning of Section 3(35) of ERISA, any “multiemployer plan” within the meaning of Section 3(37) of ERISA or any other employee benefit plans subject to Title IV of ERISA or Section 412 of the Code.

(b)           With respect to each of the MediSync Plans disclosed in Section 4.16 of the MediSync Disclosure Schedules, MediSync has provided or made available to Parent true and complete copies of the following documents, to the extent applicable: (A) the plan documents, insurance contracts, or agreements and related trust agreements, (B) the most recent summary plan description and all subsequent summary material modifications, (C) the most recent IRS favorable determination or opinion letter for each pension plan intended to be a qualified plan under Section 401(a) of the Code, and (D) each of the three most recently filed Forms 5500 Annual Return/Report. Each of the MediSync Plans has been operated and administered in compliance with its terms (except for those terms which are inconsistent with the changes required by statutes, regulations, and rulings for which changes are not yet required to be made, in which case the MediSync Plans have been administered in accordance with the provisions of those statutes, regulations and rulings) and in accordance with all applicable Legal Requirements and MediSync has made, or caused to be made, all contributions and premium payments required to be made thereunder, and none of the MediSync Plans is subject to any Action. Other than routine claims for benefits, there are no pending or threatened disputes, actions, encumbrances, audits, or controversies involving a MediSync Plan or its fiduciaries, administrators or trustees and MediSync does not have any Knowledge of a reasonable basis for any such dispute, action, encumbrance, audit, or controversy. Each MediSync Plan has satisfied any applicable nondiscrimination requirements, including, without limitation, requirements under Code Sections 105, 125, 129, 401(a)(4), 401(k), or 401(m), for each of the three most recently completed plan years.

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(c)           Neither MediSync nor, to MediSync’s Knowledge, any other “disqualified person” (within the meaning of Section 4975 of the Code) or any “party in interest” (within the meaning of Section 3(14) of ERISA), has engaged in any “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to or relating to any MediSync Plan.  Neither MediSync nor, to MediSync’s Knowledge, any other fiduciary (as defined in Section 3(21) of ERISA) of any MediSync Plan has any liability for breach of fiduciary duty or other failure to act or comply in connection with the administration or investment of the assets of any MediSync Plan.

(d)           Except to set forth in Section 4.16 of the MediSync Disclosure Schedules, the Contemplated Transactions will not cause the acceleration of vesting in, or payment of, any benefits under any MediSync Plan and shall not otherwise accelerate or increase any liability under any MediSync Plan.  The Contemplated Transactions will not give rise to a tax gross-up payment including, without limitation, for taxes under Code Sections 409A or 4999, under any MediSync Plan.

(e)           With respect to any MediSync Plans which are “group health plans” under COBRA, HIPAA, or Part 7 of Subtitle B of Title I of ERISA, there has been timely compliance with all material requirements imposed by COBRA, HIPAA, or Part 7 of Subtitle B of Title I of ERISA and neither MediSync nor any ERISA Affiliates has knowledge of any liability that could be expected to be incurred arising from MediSync’s or any ERISA Affiliates’ obligations under COBRA, HIPAA, Part 7 of Subtitle B of Title I of ERISA, or any similar state Legal Requirement. None of the MediSync Plans provide medical, surgical, hospitalization, death or similar benefits (whether or not insured) for the MediSync Employees of former employees of MediSync for periods extending beyond their retirement or other termination of service, other than coverage mandated by applicable Legal Requirements.

(f)           All assets of each MediSync Plan have been held in trust unless a statutory or administrative exemption to the trust requirements of ERISA Section 403(a) applies.

(g)           Except as set forth on Section 4.16 of the MediSync Disclosure Schedules, neither MediSync nor any of its ERISA Affiliates maintain a “nonqualified deferred compensation plan” within the meaning of Code Section 409A. Except as set forth on Section 4.16 of the MediSync Disclosure Schedules, each such nonqualified deferred compensation plan has been operated in compliance with Code Section 409A since January 1, 2005, and has complied in documentation since January 1, 2009. No MediSync Plan that would be such a nonqualified deferred compensation plan but for the effective date provisions applicable to Code Section 409A, as set forth in Section 885(d) of the American Jobs Creation Act of 2004, has been “materially modified,” within the meaning of Section 1.409A-6(a)(4) of the Treasury Regulations, after October 3, 2004 in a manner that would cause it not to comply with Code Section 409A.

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4.17.       Compliance with Laws. MediSync has complied in all material respects with all Legal Requirements applicable to MediSync and its business.  To the Knowledge of MediSync, no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a material violation by MediSync of, or a failure on the part of MediSync to comply with, any material Legal Requirement.  MediSync has not received any notice or other communication (whether oral or written) from any Governmental Entity or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any material Legal Requirement in the conduct of the operation of MediSync’s business.

4.18.       Environmental Compliance.

(a)          MediSync is, and at all times has been, in material compliance with, and has not been and is not in material violation of or liable under, any Environmental Law.  Neither MediSync nor any other Person for whose conduct MediSync is or may be held to be responsible has received any actual or threatened order, notice or other communication from any Governmental Entity or other third-party, of any actual or potential violation or failure to comply with any Environmental Law.

(b)          MediSync has had in the past and presently has all governmental permits, licenses, consents, approvals, certifications and authorizations relating to environmental protection or health or safety matters (collectively, “Environmental Permits”) necessary to conduct its operations and has been in the past and is presently in material compliance with all the Environmental Permits (including, without limitation, any information provided on the applications therefor and all restrictions or limitations therein) and has made all appropriate filings for issuance or renewal of all of the Environmental Permits.

4.19.       Undisclosed Liabilities. MediSync does not have any Liability (whether accrued, absolute, contingent, unasserted or otherwise) of any nature, of a type required by GAAP to be reflected on a consolidated balance sheet, including indebtedness for borrowed money or guarantees, except for (a) Liabilities as and to the extent disclosed, reflected or reserved on the MediSync Interim Financial Statements, (b) Liabilities incurred in the MediSync Ordinary Course since the MediSync Interim Balance Sheet Date and (c) Liabilities disclosed in Section 4.19 of the MediSync Disclosure Schedules (to the extent so disclosed).

4.20.       Insurance.  MediSync has delivered to Buyer a true and complete summary of all policies of insurance to which MediSync is a party or under which MediSync is or has been covered at any time since December 31, 2008.  Section 4.20 of the MediSync Disclosure Schedules lists all insurance policies to which MediSync is a party or under which MediSync is covered.  MediSync has not received (x) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (y) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

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4.21.       Permits. Except as set forth in Section 4.21 of the MediSync Disclosure Schedules, MediSync has obtained, and is in compliance with, all material licenses, permits and authorization that are required by any Governmental Entity to conduct MediSync’s business as presently conducted.

4.22.       Related Party Transactions. Except as disclosed in Section 4.22 of the MediSync Disclosure Schedules, no Related Person has had any direct or indirect interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the business of MediSync. Since December 31, 2007, no Related Person has, directly or indirectly, (a) had business dealings or a material financial interest in any transaction with MediSync, other than business dealings or transactions disclosed in Section 4.22 of the MediSync Disclosure Schedules, each of which has been conducted in the MediSync Ordinary Course with MediSync at substantially prevailing market prices and on substantially prevailing market terms, (b) engaged in competition with MediSync with respect to any line of the products or services of MediSync (a “MediSync Competing Business”) in any market presently served by MediSync, except for ownership of 1% or less of the outstanding capital stock of any MediSync Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market or (c) possessed any financial interest in, or is a director, officer or employee of, any Person which is a client, supplier, customer, lessor, lessee, or competitor or potential competitor of MediSync.

4.23.        Brokerage. Except as set forth in Section 4.23 of the MediSync Disclosure Schedules, neither MediSync nor any of its Affiliates has engaged, or has any liability or obligation to pay any fees or commissions to, any broker, finder or agent with respect to the Contemplated Transactions.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure schedules delivered by Parent and Merger Sub to MediSync on the date hereof (the “Parent Disclosure Schedules”) (which Parent Disclosure Schedules are incorporated herein by reference and shall contain specific references to the representations and warranties to which the disclosures contained therein relate and an item on such Parent Disclosure Schedules shall be deemed to qualify only the particular subsection or subsections of this Section 5 specified for such item; provided, however, that the disclosure of any item under a subsection of this Section 5 in the Parent Disclosure Schedules shall be deemed disclosure with respect to other subsections of this Section 5 if the applicability of such item to any other subsection is readily apparent from the face of the Parent Disclosure Schedules), Parent and Merger Sub, jointly and severally, represent and warrant to MediSync as set forth below.  For purposes of this Section 5, any reference to “Parent” shall include, in addition to Parent, the Parent Subsidiaries (which includes the Merger Sub), unless the context specifically provides otherwise.

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5.1.         Organization and Power. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada.  Parent has all requisite corporate power and authority necessary to own, lease, license and operate its properties and to carry on its businesses as currently conducted. Parent is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership of its properties and assets requires such qualification, except where the failure to be so qualified, authorized or in good standing would not reasonably be expected to have a Parent MAE.

5.2.         Subsidiaries. Except as set forth in Section 5.2 of the Parent Disclosure Schedules, neither Parent nor any Parent Subsidiary owns or holds the right to acquire any stock, equity interest, partnership interest or joint venture interest or other equity ownership interest in any other Person. Section 5.2 of the Parent Disclosure Schedules sets forth the name of each Parent Subsidiary, the jurisdiction of its incorporation or organization and the Persons owning the outstanding capital stock of such Parent Subsidiary. Each Parent Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and each Parent Subsidiary has all requisite corporate power and authority necessary to own, lease, license and operate its properties and to carry on its businesses as now conducted. Each Parent Subsidiary is duly qualified to do business and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties and assets requires such qualification, except where the failure to be so qualified, authorized or in good standing would not reasonably be expected to have a Parent MAE.

5.3.         Authorization; No Breach. Parent has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party (the “Parent Documents”) and to consummate the Contemplated Transactions. The execution and delivery of the Parent Documents by Parent and the consummation by Parent of the Contemplated Transactions have been duly and validly authorized and approved by the Board of Directors of Parent, and no other corporate proceedings on the part of Parent are necessary to authorize the execution and delivery of this Agreement or any Parent Document or to consummate the Contemplated Transactions (other than the requisite approval of the Merger by the stockholders of the Parent and Merger Sub in accordance with the DGCL). This Agreement has been duly and validly executed and delivered by Parent and assuming that this Agreement is a valid and binding obligation of MediSync, this Agreement constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (subject to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws not or hereafter in effect relating to creditors’ rights generally and general principles of equity).

5.4.         No Violation. Except as set forth in Section 5.4 of the Parent Disclosure Schedules, the execution, delivery and performance by Parent of this Agreement and each other Parent Document does not, and will not, (1) conflict with or violate the Certificate of Incorporation or By-laws, each as amended to date, or other equivalent organizational documents of Parent, (2) conflict with or violate any Legal Requirement or Order, in each case, applicable to Parent, or by which it or any of its assets is bound or affected, or (3) result in any breach or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent pursuant to, any Parent Material Contract, except in the case of subsection (3) hereof, where such conflict, violation, breach or default would not reasonably be expected to have a Parent MAE.

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5.5.         Capitalization.

(a)           As of the date hereof, the authorized capital stock of Parent consists of 3,333,333 shares of preferred stock, par value $.015, and 400,000,000 shares of common stock, par value $.015, of which there are no shares of preferred stock and 63,068,817  shares of common stock issued and outstanding. All issued and outstanding shares of capital stock of each of the Parent Subsidiaries are owned of record and beneficially by Parent, in each case, except as set forth in Section 5.5 of the Parent Disclosure Schedules, free and clear of all Liens. All of the issued and outstanding shares of Parent capital stock, and the outstanding shares of capital stock of each of the Parent Subsidiaries, have been duly authorized and are validly issued, fully paid and nonassessable and not issued in violation of any preemptive or similar rights.

(b)           Section 5.5 of the Parent Disclosure Schedules sets forth each of the Parent and Parent Subsidiary stockholders and the number of shares of preferred stock and common stock owned by, and the number of shares of preferred stock and common stock subject to options and warrants owned by, such stockholder and the exercise price per share of any such options and warrants.  Except as set forth in Section 5.5 of the Parent Disclosure Schedules, Parent does not have any other capital stock, equity securities, equity linked securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by Parent. Except as set forth in Section 5.5 of the Parent Disclosure Schedules, there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire any shares of capital stock or other equity securities of Parent of any kind. Except as set forth in Section 5.5 of the Parent Disclosure Schedules, there are no agreements or other obligations (contingent or otherwise) that require Parent to repurchase or otherwise acquire any shares of Parent’s capital stock or other equity securities. Except as set forth in Section 5.5 of the Parent Disclosure Schedules, there are no voting trusts, proxies or other agreements to which Parent or, to the Knowledge of Parent, any of its stockholders, is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or other securities or equity interests of Parent.

5.6.         Financial Statements. Parent has furnished MediSync with true and correct copies of (i) the audited consolidated balance sheets of Parent as of December 31, 2009, 2008 and 2007, and the audited consolidated statements of income, changes in stockholders’ equity and cash flows of Parent for each of the three (3) fiscal years ended December 31, 2009, 2008 and 2007 (collectively, the “Parent Audited Financial Statements”) and (ii) an unaudited consolidated balance sheet of Parent as of June 30, 2010 (the “Parent Interim Balance Sheet Date”) and the related unaudited consolidated statements of income, changes in stockholders’ equity and cash flows of Parent for the three-month period then ended (collectively, the “Parent Interim Financial Statements” and together with the Parent Audited Financial Statements, the “Parent Financial Statements”). All such Parent Financial Statements are complete and correct, were prepared from Parent’s books and records, have been prepared in accordance with GAAP  (except, in the case of interim statements, for the absence of notes thereto and subject to normal year-end adjustments) consistently applied throughout the periods indicated and present fairly in all material respects the financial condition and results of operations of Parent as of the times and for the periods referred to therein.

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5.7.         Absence of Certain Developments. Since December 31, 2009, (i) Parent has conducted its business only in the Parent Ordinary Course and (ii) there has not been any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or is reasonably expected to have a Parent MAE.

5.8.         Real Property.

(a)           The real property leased pursuant to the leases described in Section 5.8 of the Parent Disclosure Schedules constitutes all of the real property leased or subleased by Parent (the “Parent Leased Property”).

(b)           With respect to each Parent Leased Property, (i) the entirety of such Parent Leased Property is leased by Parent pursuant to the applicable leases described in Section 5.8 of the Parent Disclosure Schedules, which each such lease (x) is in full force and effect, and has not been amended or modified (beyond the amendments or modifications set forth in Section 5.8 of the Parent Disclosure Schedules as constituting a part of such lease), and (y) constitutes the entire agreement with respect to the leasing by Parent of the applicable Parent Leased Property, (ii) a copy of each lease for each Parent Leased Property heretofore delivered by Parent to MediSync is a true and complete copy of the original thereof, (iii) Parent holds a valid and existing leasehold interest under each such lease, (iv) each such leasehold interest has not been assigned or otherwise transferred, nor has any portion of any Parent Leased Property been sublet, nor has Parent granted to any third party any option or right to acquire any such leasehold estate or sublet any portion of any Parent Leased Property, (v) all rent due and payable (as of the date hereof) under each such lease has been paid, (vi) each Parent Leased Property has been maintained in material compliance with the applicable lease, and (vi) Parent is not in material default under any such lease, nor, to its Knowledge, is the landlord in default under any such lease.

(c)           Parent does not own any real property.

5.9.         Tangible Personal Property.  Parent owns, and holds valid leasehold interests in or valid contractual rights to use, all of the assets, tangible and intangible, used by, or necessary for the conduct of the business of, Parent.  The tangible physical assets of Parent are in good working order, normal wear and tear excepted, are being used or are useful in the business of Parent at its present level of activity and have been maintained and repaired in accordance with the terms of any lease or other agreements covering any such tangible physical assets.  The tangible physical assets of Parent are of a type sufficient to conduct the business of Parent as now being conducted.

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5.10.       Taxes.  Parent has filed or caused to be filed, within the times and in the manner prescribed by applicable Legal Requirements, all Tax Returns and Tax reports that are required to be filed by, or with respect to, Parent prior to the date hereof.  Except as set forth in Section 5.10 of the Parent Disclosure Schedules, such Tax Returns and reports are true, correct and complete in all material respects and reflect accurately all liability for Taxes of Parent for the periods covered thereby.  No jurisdiction in which Parent does not file Tax Returns has asserted taxing jurisdiction over Parent.  All Taxes (whether or not reflected on a Tax Return) (including interest and penalties) payable by, or due from, Parent have been fully paid, or if not yet due, have been properly reserved against.  Tax Liabilities for the period ending on the date hereof have been adequately disclosed and fully provided for in Parent’s books and records and in the Parent Financial Statements.  Other than Liens with respect to Taxes not yet due, none of the property of Parent is subject to any Tax Lien.  All deficiencies assessed as a result of any examination of such Tax Returns by Tax authorities have been paid, and deficiencies for all Taxes that have been proposed or asserted against Parent do not exceed $10,000 in the aggregate for all periods.  To the Knowledge of Parent, no issue has been raised during the past five (5) years by any Tax authority that, if raised with respect to any other period not so examined, could reasonably be expected to result in a proposed deficiency for any other period not so examined.  Parent has complied in all material respects with all applicable Legal Requirements relating to the payment and withholding of Taxes and have, within the time and in the manner prescribed by applicable Legal Requirements, withheld from employee wages and any other sources and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under all applicable Legal Requirements.  Parent has not engaged in a reportable transaction as set forth in Treasury Regulation Section 1.6011-4(b) that is required to be disclosed on any Tax Return filed by Parent.

5.11.       Contracts and Commitments.

(a)           Section 5.11 of the Parent Disclosure Schedules sets forth, by reference to the applicable subsection of this Section 5.11, all of the following contracts to which Parent is a party or by which Parent or its assets of properties are bound (collectively, the “Parent Material Contracts”):

(i)           contract for the employment of any officer, individual employee or other person on a full-time or consulting basis;

(ii)          agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any material portion of Parent’s assets;

(iii)         guaranty of any obligation for borrowed money or other material guaranty;

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(iv)         lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rent exceeds $100,000;

(v)          lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rent exceeds $100,000;

(vi)         contract or group of related contracts with the same party for the purchase of products or services, under which the undelivered balance of such products and services has a selling price in excess of $100,000;

(vii)        contract or group of related contracts with the same party for the sale of products or services under which the undelivered balance of such products or services has a sales price in excess of $100,000;

(viii)       contract which prohibits Parent from freely engaging in business anywhere in the world;

(ix)          contract with any officer or director (other than for employment);

(x)           contract which is expected to involve payment or receipt by MediSync of aggregate consideration in excess of $100,000 in the 12-month period immediately following the Closing Date or over the life of the contract;

(xi)          contract relating to a joint-venture, partnership or similar agreement;

(xii)         stock purchase agreement, asset purchase agreement or other acquisition or divestiture agreement; and

(xiii)        contract which is material to the business of Parent and was not entered into in the Parent Ordinary Course.

(b)           Except as set forth in Section 5.11 of the Parent Disclosure Schedules:

(i)            Parent has complied with all material terms and requirements of the Parent Material Contracts;

(ii)           to the Knowledge of Parent, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give Parent or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, the Parent Material Contracts; and

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(iii)         Parent is not required to obtain any consent from, or provide notice to, any Person under the Parent Material Contracts in connection with the execution and delivery of this Agreement or the consummation or performance of the Contemplated Transactions.

5.12.       Intellectual Property.

(a)           Except as set forth in Section 5.12 of the Parent Disclosure Schedules, Parent does not own or use any domain names, Patents, Marks or Copyrights and Parent does not use any patents, trademarks, service marks, trade secrets or copyrights of any Person (other than Parent) with respect to its business.  The Intellectual Property Assets of Parent are sufficient to operate Parent’s business as currently conducted.

(b)           Section 5.12 of the Parent Disclosure Schedules includes (i) all licenses and other rights granted by Parent to any Person with respect to any of its Intellectual Property Assets, and (ii) all licenses and other rights granted by any Person to Parent with respect to any Intellectual Property Assets (for this purpose, excluding standard nondisclosure agreements and so-called off-the-shelf products and shrink wrap software licensed to Parent in the Parent Ordinary Course and easily obtainable without material expense).

(c)           The current use by Parent of any Intellectual Property Assets does not (A) to the Knowledge of Parent, infringe on any patent, trademark, service mark, copyright or other similar right of any other Person, (B) constitute a misuse or misappropriation of any trade secret, know-how, process, proprietary information or other right of any other Person or a violation of any relevant agreement governing the license of the Licensed Software to Parent, or (C)  other than with respect to the Licensed Software, entitle any other Person to any interest therein, or right to compensation from Parent or any of their successors or assigns, by reason thereof.

5.13.       Litigation. Except as set forth in Section 5.13 of the Parent Disclosure Schedules, as of the date hereof, there is no Action before or by any court, public board, government agency, self-regulatory organization or body pending or, to the Knowledge of Parent, threatened against or affecting Parent, its assets or its capital stock.

5.14.       Governmental Consents. Except as set forth in Section 5.14 of the Parent Disclosure Schedules, no material permit, consent, notification, approval or authorization of, or declaration to or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of the Parent Documents by Parent or the consummation by Parent of the Contemplated Transactions.

5.15.      Employees; Labor Matters.

(a)           Section 5.15 of the Parent Disclosure Schedules sets forth as of the date indicated therein the name, title, location, base salary or wages, bonus entitlement, annual vacation entitlement and accrued vacation of each present employee of Parent (the “Parent Employees”).  Section 5.15 of the Parent Disclosure Schedules further identifies which of the Parent Employees, as well as other consultants, agents and independent contractors, are covered by or subject to an employment, consulting, non-competition or severance agreement with Parent, and copies of all such agreements shall be provided or made available to MediSync.

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(b)       Except as set forth in Section 5.15 of the Parent Disclosure Schedules, with respect to the Parent Employees, each of the following is true: (A) none of the Parent Employees is a member of or represented by any labor union or covered by any collective bargaining agreement, and to Parent’s Knowledge, there are no attempts of whatever kind and nature being made to organize any of the Parent Employees; (B) there is no strike, labor dispute, slowdown or stoppage actually pending or, to Parent’s Knowledge, threatened, and no such strike, dispute, slowdown or stoppage has occurred during the preceding five (5) years; (C) Parent is in compliance with all applicable Legal Requirements respecting employment and employment practices, and is not engaged in any unfair labor practice within the meaning of Section 8 of the National Labor Relations Act; and (D) Parent is not delinquent in the payment of (1) any wages, salaries, commissions, bonuses or other compensation for all periods prior to the date hereof, or (2) any amount which is due and payable to any state or state fund pursuant to any workers compensation statute, rule or regulation of any amount which is due and payable to any workers compensation claimant or any other party arising under or with respect to a claim that has been filed under state statutes or under any applicable state statute or administrative procedure.

5.16.      Employee Benefits.

(a)           Section 5.16 of the Parent Disclosure Schedules lists each employee benefit plan or arrangement, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA and any other pension plan, deferred compensation plan, stock option plan, bonus plan, stock purchase plan, medical, hospitalization, disability or other fringe benefit, change in control, severance or termination pay plan, policy, agreement or arrangement, funded or unfunded, written or unwritten, which Parent or a Parent ERISA Affiliate maintains or contributes to with respect to the Parent Employees and other former employees of Parent, whether employed within or outside the United States (each, a “Parent Plan”).  None of the Parent Plans is subject to Title IV of ERISA or Section 412 of the Code, and neither Parent nor any ERISA Affiliate maintains, sponsors or contributes to, or within the past five (5) years, has maintained, sponsored, contributed to, any “defined benefit plan” within the meaning of Section 3(35) of ERISA, any “multiemployer plan” within the meaning of Section 3(37) of ERISA or any other employee benefit plans subject to Title IV of ERISA or Section 412 of the Code.

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(b)           With respect to each of the Parent Plans disclosed in Section 5.16 of the Parent Disclosure Schedules, Parent has provided or made available to MediSync true and complete copies of the following documents, to the extent applicable: (A) the governing plan documents, insurance contracts, or agreements and related trust agreements, (B) the most recent summary plan description and all subsequent summary material modifications, (C) the most recent IRS favorable determination or opinion letter for each pension plan intended to be a qualified plan under Section 401(a) of the Code, and (D) each of the three most recently filed Forms 5500 Annual Return/Report. Each of the Parent Plans has been operated and administered in compliance with its terms (except for those terms which are inconsistent with the changes required by statutes, regulations, and rulings for which changes are not yet required to be made, in which case the Parent Plans have been administered in accordance with the provisions of those statutes, regulations and rulings) and in accordance with all applicable Legal Requirements and Parent has made, or caused to be made, all contributions and premium payments required to be made thereunder, and none of the Parent Plans is subject to any Action. Other than routine claims for benefits, there are no pending or threatened disputes, actions, encumbrances, audits, or controversies involving a Parent Plan or its fiduciaries, administrators or trustees and Parent does not have any Knowledge of a reasonable basis for any such dispute, action, encumbrance, audit, or controversy. Each Parent Plan has satisfied any applicable nondiscrimination requirements, including, without limitation, requirements under Code Sections 105, 125, 129, 401(a)(4), 401(k), or 401(m), for each of the three most recently completed plan years.

(c)           Neither Parent nor, to Parent’s Knowledge, any other “disqualified person” (within the meaning of Section 4975 of the Code) or any “party in interest” (within the meaning of Section 3(14) of ERISA), has engaged in any “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to or relating to any Parent Plan.  Neither Parent nor, to Parent’s Knowledge, any other fiduciary (as defined in Section 3(21) of ERISA) of any Parent Plan has any liability for breach of fiduciary duty or other failure to act or comply in connection with the administration or investment of the assets of any Parent Plan.

(d)           Except to set forth in Section 5.16 of the Parent Disclosure Schedules, the Contemplated Transactions will not cause the acceleration of vesting in, or payment of, any benefits under any Parent Plan and shall not otherwise accelerate or increase any liability under any Parent Plan.  The Contemplated Transactions will not give rise to a tax gross-up payment including, without limitation, for taxes under Code Sections 409A or 4999, under any Parent Plan.

(e)           With respect to any Parent Plans which are “group health plans” under COBRA, HIPAA, or Part 7 of Subtitle B of Title I of ERISA, there has been timely compliance with all material requirements imposed by COBRA, HIPAA, or Part 7 of Subtitle B of Title I of ERISA, and neither Parent nor any ERISA Affiliates has knowledge of any liability that could be expected to be incurred arising from Parent’s or any ERISA Affiliates’ obligations under COBRA, HIPAA, Part 7 of Subtitle B of Title I of ERISA, or any similar state Legal Requirement.  None of the Parent Plans provide medical, surgical, hospitalization, death or similar benefits (whether or not insured) for the Parent Employees of former employees of Parent for periods extending beyond their retirement or other termination of service, other than coverage mandated by applicable Legal Requirements.

(f)            All assets of each Parent Plan have been held in trust unless a statutory or administrative exemption to the trust requirements of ERISA Section 403(a) applies

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(g)           (g) Except as set forth on Section 5.16 of the Parent Disclosure Schedules, neither Parent nor any of its ERISA Affiliates maintain a “nonqualified deferred compensation plan” within the meaning of Code Section 409A. Except as set forth on Section 5.16 of the Parent Disclosure Schedules, each such nonqualified deferred compensation plan has been operated in compliance with Code Section 409A since January 1, 2005, and has complied in documentation since January 1, 2009. No Parent Plan that would be such a nonqualified deferred compensation plan but for the effective date provisions applicable to Code Section 409A, as set forth in Section 885(d) of the American Jobs Creation Act of 2004, has been “materially modified,” within the meaning of Section 1.409A-6(a)(4) of the Treasury Regulations, after October 3, 2004 in a manner that would cause it not to comply with Code Section 409A.

5.17.       Compliance with Laws. Parent has complied in all material respects with all Legal Requirements applicable to Parent and its business.  To the Knowledge of Parent, no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a material violation by Parent of, or a failure on the part of Parent to comply with, any material Legal Requirement.  Parent has not received any notice or other communication (whether oral or written) from any Governmental Entity or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any material Legal Requirement in the conduct of the operation of Parent’s business.

5.18.      Environmental Compliance.

(a)           Parent is, and at all times has been, in material compliance with, and has not been and is not in material violation of or liable under, any Environmental Law.  Neither Parent nor any other Person for whose conduct Parent is or may be held to be responsible has received any actual or threatened order, notice or other communication from any Governmental Entity or other third-party, of any actual or potential violation or failure to comply with any Environmental Law.

(b)           Parent has had in the past and presently has all Environmental Permits necessary to conduct its operations and has been in the past and is presently in material compliance with all the Environmental Permits (including, without limitation, any information provided on the applications therefor and all restrictions or limitations therein) and has made all appropriate filings for issuance or renewal of all of the Environmental Permits.

5.19.       Undisclosed Liabilities. Parent does not have any Liability (whether accrued, absolute, contingent, unasserted or otherwise) of any nature, of a type required by GAAP to be reflected on a consolidated balance sheet, including indebtedness for borrowed money or guarantees, except for (a) Liabilities as and to the extent disclosed, reflected or reserved on the Parent Interim Financial Statements, (b) Liabilities incurred in the Parent Ordinary Course since the Parent Interim Balance Sheet Date and (c) Liabilities disclosed in Section 5.19 of the Parent Disclosure Schedules (to the extent so disclosed).

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5.20.       Insurance.  Parent has delivered to MediSync a true and complete summary of all policies of insurance to which Parent is a party or under which Parent is or has been covered at any time since December 31, 2008.  Section 5.20 of the Parent Disclosure Schedules lists all insurance policies to which Parent is a party or under which Parent is covered.  Parent has not received (x) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (y) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

5.21.       Permits. Except as set forth in Section 5.21 of the Parent Disclosure Schedules, Parent has obtained, and is in compliance with, all material licenses, permits and authorization that are required by any Governmental Entity to conduct Parent’s business as presently conducted.

5.22.       Related Party Transactions.  Except as disclosed in Section 5.22 of the Parent Disclosure Schedules, no Related Person has had any direct or indirect interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the business of Parent. Since December 31, 2007, no Related Person has, directly or indirectly, (a) had business dealings or a material financial interest in any transaction with Parent, other than business dealings or transactions disclosed in Section 5.22 of the Parent Disclosure Schedules, each of which has been conducted in the Parent Ordinary Course with Parent at substantially prevailing market prices and on substantially prevailing market terms, (b) engaged in competition with Parent with respect to any line of the products or services of Parent (a “Parent Competing Business”) in any market presently served by Parent, except for ownership of 1% or less of the outstanding capital stock of any Parent Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market or (c) possessed any financial interest in, or is a director, officer or employee of, any Person which is a client, supplier, customer, lessor, lessee, or competitor or potential competitor of Parent.

5.23.       Brokerage. Except as set forth in Section 5.23 of the Parent Disclosure Schedules, neither Parent nor any of its Affiliates has engaged, or has any liability or obligation to pay any fees or commissions to, any broker, finder or agent with respect to the Contemplated Transactions.

5.24.       Public Filings.  Except as set forth in Section 5.24 of the Parent Disclosure Schedules, all filings with the SEC that Parent has been required to make under the Securities Act and the Exchange Act (collectively the “Parent Public Reports”) have been timely filed and each of the Parent Public Reports complies in all material respects with the requirements of the Securities Act and the Exchange Act and all regulations promulgated thereunder.

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SECTION 6.  PRE-CLOSING COVENANTS

6.1.         Access and Investigation.  Between the date hereof and the Closing Date, each of MediSync and Parent will, and will cause their respective representatives to:

(a)       afford the other Party and its representatives reasonable access during regular business hours to such Party, and its personnel, properties, contracts, books and records, and other documents and data so as to not unreasonably interfere with the conduct of such Party’s business;

(b)       afford the other Party with access all such contracts, books and records, and other existing documents and data as the other Party may reasonably request; and

(c)       make available to the other Party and its representatives such additional financial, operating and other data and information as the other Party may reasonably request.

6.2.        Operation of the Businesses.  Between the date hereof and the Closing Date, each of MediSync and Parent will, and will cause their respective representatives to:

(a)       conduct its business only in the MediSync Ordinary Course or Parent Ordinary Course, as applicable, or otherwise with the consent of the other Party;

(b)       use its best efforts to preserve intact the current business organization of such Party, keep available the services of the current officers, employees and agents of such Party, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with such Party; and

(c)       confer with the other Party concerning operational matters of a material nature and the status of business operations and finances.

6.3.        No Inaccuracy or Breach of Representations, Warranties and Covenants.  Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, neither MediSync, Parent nor Merger Sub will, without the prior consent of the other Party, take any affirmative action, or fail to take any reasonable action within their or its control, which would cause or result in an inaccuracy of any of the representations or warranties, or breach covenants, of such Party set forth in this Agreement.

6.4.        Takeover Proposals.

(a)       MediSync shall not, and shall not authorize or permit any of its officers, directors or employees or representatives or agents to, directly or indirectly, solicit, initiate, or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal, or agree to or endorse any Takeover Proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal.

(b)       MediSync promptly shall advise Parent of any request for information or of any Takeover Proposal, or any inquiry with respect to or which could lead to any Takeover Proposal, the material terms and conditions of such request, Takeover Proposal or inquiry and the identity of the Person making any such request, Takeover Proposal or inquiry.

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6.5.        MediSync Disclosure Schedule. From time to time up to the Closing Date, MediSync will promptly supplement, amend or add to the MediSync Disclosure Schedule that it has delivered pursuant to this Agreement with respect to any matter which should have been included in the MediSync Disclosure Schedule as of the date hereof or any matter first existing or occurring after the date hereof which, if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in such MediSync Disclosure Schedule or which is necessary to correct any information in such MediSync Disclosure Schedule which has been rendered inaccurate thereby.  No supplement, amendment or addition to any MediSync Disclosure Schedule will have any effect for the purpose of determining satisfaction of the conditions set forth in Section 8.2 or any other rights Parent or Merger Sub may have in respect of the accuracy of any representation or warranty to which such MediSync Disclosure Schedule applies as of the date hereof or as of the Closing Date unless such supplement, amendment or addition is expressly accepted by Parent (with reference to this Section), in writing, in Parent’s sole discretion.

6.6.        Parent Disclosure Schedules.  From time to time up to the Closing Date, Parent and Merger Sub will promptly supplement, amend or add to the Parent Disclosure Schedule that it has delivered pursuant to this Agreement with respect to any matter which should have been included in the Parent Disclosure Schedule as of the date hereof or any matter first existing or occurring after the date hereof which, if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in such Parent Disclosure Schedule or which is necessary to correct any information in such Parent Disclosure Schedule which has been rendered inaccurate thereby.  No supplement, amendment or addition to any Parent Disclosure Schedule will have any effect for the purpose of determining satisfaction of the conditions set forth in Section 8.1 or any other rights MediSync may have in respect of the accuracy of any representation or warranty to which such Parent Disclosure Schedule applies as of the date hereof or as of the Closing Date unless such supplement, amendment or addition is expressly accepted by MediSync (with reference to this Section), in writing, in MediSync’s sole discretion.

SECTION 7.  POST-CLOSING COVENANTS

7.1.        Cooperation; Other Approvals, Filings and Consents.  Upon the terms and subject to the conditions set forth in this Agreement, each Party shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other Party or Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Contemplated Transactions.  Each Party, at the reasonable request of another Party, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for consummating the Contemplated Transactions.

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7.2.        Director and Officer Liability and Indemnification.

(a)       The Certificate of Incorporation and By-laws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in Article Tenth of MediSync’s Certificate of Incorporation, as amended, and Article Eight of MediSync’s Amended and Restated Bylaws on the date of this Agreement and shall provide for indemnification to the fullest extent permitted by and in accordance with the DGCL, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time (provided that in the event any claim is asserted or made within such six (6) year period, all rights to indemnification in respect of any such claim shall continue until final disposition of any such claim) in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of MediSync in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the Contemplated Transactions).

(b)       Parent agrees that at all times after the Effective Time it shall, and shall cause the Surviving Corporation to, indemnify each person who is now, or has been at any time prior to the date hereof, an employee, agent, director or officer of MediSync or of any of MediSync’s Subsidiaries (individually an “Indemnified Party” and collectively the “Indemnified Parties”), to the full extent permitted by applicable Legal Requirements, with respect to any claim, Liability, loss, damage, cost or expense, whenever asserted or claimed, based in whole or in part on, or arising in whole or in part out of, any matter existing or occurring at or prior to the Effective Time.  Parent shall, and shall cause the Surviving Corporation to, maintain in effect for not less than six (6) years after the Effective Time policies of directors’ and officers’ liability insurance equivalent in all material respects to those maintained by or on behalf of MediSync on the date hereof (and having at least the same coverage and containing terms and conditions which are no less advantageous to the persons currently covered by such policies as insured) with respect to matters existing or occurring at or prior to the Effective Time; and Parent, in addition to the indemnification provided above in this Section 7.2, shall indemnify the Indemnified Parties for the balance of such insurance coverage on the same terms and conditions as though Parent were the insurer under those policies.

7.3.        Employee Matters.

(a)       Parent agrees that those employees who continue employment with the Surviving Corporation after the Effective Time shall be provided with salaries, employee benefits and incentive compensation that are, in the aggregate, generally comparable to the salaries, employee benefits and incentive compensation provided to employees of MediSync generally as of the date hereof.  Notwithstanding the foregoing, this Section 7.3(a) shall not be construed as a guarantee of continued employment for any of MediSync’s employees for any period of time after the Effective Time.

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(b)       Effective upon the Effective Time, Parent shall amend any employee benefit plan, program or arrangement established or maintained by Parent, the Surviving Corporation or any of their respective subsidiaries under which any employee of MediSync and any of the MediSync Subsidiaries may be eligible to participate on or after the Effective Time so that each such employee shall receive credit for his or her service accrued or deemed accrued on or prior to the Effective Time with MediSync and such MediSync Subsidiaries for all purposes (including for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits, but excluding benefit accruals under any defined benefit pension plan) under each such employee benefit plan, program or arrangement.

(c)       With respect to the welfare benefit plans, programs and arrangements maintained, sponsored or contributed to by Parent or the Surviving Corporation (“Parent Welfare Benefit Plans”) in which an active employee of MediSync and any of the MediSync Subsidiaries may become eligible to participate in following the Effective Time, Parent shall (i) waive, or cause its insurance carrier to waive, all limitations as to preexisting and at-work conditions, if any, with respect to participation and coverage requirements applicable to each such active employee under any Parent Welfare Benefit Plan to the same extent waived under a comparable plan of MediSync or the MediSync Subsidiaries and (ii) cause any eligible expenses incurred by any employee of MediSync or any of the MediSync Subsidiaries and his or her covered dependents under comparable plans during the plan year in which such individuals move to a comparable Parent Welfare Benefit Plan to be taken into account under the Parent Welfare Benefit Plans for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her dependents as if such amounts had been paid in accordance with the Parent Welfare Benefit Plans, and (iii) waive, or cause its insurance carrier to waive, any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to an employee of MediSync or any of the MediSync Subsidiaries and his or her eligible dependents on or after the Effective Time during the plan year in which such individuals move to a comparable Parent Welfare Benefit Plan.

(d)       Without limiting the generality of the foregoing, no provision of this Agreement shall create any third party beneficiary rights in any employee or former employee of MediSync or any of the MediSync Subsidiaries (including any beneficiary or dependent thereof) in respect of continued employment by MediSync or any of its Subsidiaries or otherwise.

SECTION 8.  CONDITIONS TO CLOSING

8.1.        Conditions to Obligation of Parent and Merger Sub.  The obligation of Parent and Merger Sub to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions (any of which may be waived by Parent in writing, in whole or in part):

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(a)       The representations and warranties of MediSync in this Agreement and the Ancillary Documents that are qualified by materiality or MediSync MAE shall be true and correct as so qualified in all respects as of the date of this Agreement and as of the Closing Date (without giving effect to any updates, supplements or additions to the MediSync Disclosure Schedules delivered hereunder), except to the extent expressly made as of a specified date, in which case such representations and warranties shall be true and correct as of such date, and the representations and warranties of MediSync in this Agreement and the Ancillary Documents that are not qualified by materiality or MediSync MAE shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (without giving effect to any updates, supplements or additions to the MediSync Disclosure Schedules delivered hereunder), except to the extent expressly made as of a specified date, in which case as of such date.

(b)       The covenants and obligations that MediSync is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

(c)       MediSync shall have procured all of the third party consents specified in Schedule 8.1(c) hereto.

(d)       MediSync shall have delivered to Parent a certificate, executed by an authorized officer of MediSync, to the effect that the conditions specified above in Sections 8.1(a), (b), and (c) have been satisfied in all respects.

(e)       MediSync shall have delivered to Parent a certificate, executed by the Secretary of MediSync, attaching the following:

(i)           certificates from the State of Delaware and from each jurisdiction in which MediSync is qualified to do business as a foreign entity, dated no earlier than thirty (30) days prior to the Closing Date, as to the good standing or foreign qualification to do business, as applicable, of MediSync in such jurisdictions;

(ii)          a copy of the current Certificate of Incorporation and Bylaws of each of MediSync and any MediSync Subsidiary; and

(iii)         a copy of the resolutions adopted by the Board of Directors and the stockholders of MediSync authorizing the execution, delivery and performance of this Agreement and the Contemplated Transactions.

(f)        No Action shall be pending wherein an unfavorable Order would (A) prevent consummation of any of the Contemplated Transactions, (B) cause any of the Contemplated Transactions to be rescinded following consummation, or (C) adversely affect the right of Parent or Merger Sub to own the assets of MediSync or to operate MediSync’s business as currently conducted (and no such Order shall be in effect).

(g)      All filings that are required to have been made by MediSync with any Governmental Entity to carry out the Contemplated Transactions shall have been made and all authorizations, consents and approvals from any Governmental Entity required to carry out the Contemplated Transactions shall have been received and any applicable waiting periods shall have expired.

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(h)       The Certificate of Merger shall have been filed with the Secretary of State of the State of Delaware in accordance with the DGCL.

(i)        All actions to be taken by MediSync in connection with consummation of the Contemplated Transactions and all certificates, opinions, instruments, and other documents required to effect the Contemplated Transactions will be reasonably satisfactory in form and substance to Parent.

(j)        The MS Target Purchase Agreement shall have been executed and delivered by the parties thereto.

Neither Parent nor Merger Sub may assert that a condition to Closing has not occurred if either Parent’s or Merger Sub’s breach of this Agreement or failure to act in good faith has prevented such condition from being satisfied.

8.2.        Conditions to Obligation of MediSync.  The obligation of MediSync to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions (any of which may be waived by MediSync in writing, in whole or in part):

(a)       The representations and warranties of Parent and Merger Sub in this Agreement and the Ancillary Documents that are qualified by materiality or Parent MAE shall be true and correct as so qualified in all respects as of the date of this Agreement and as of the Closing Date (without giving effect to any updates, supplements or additions to the Parent Disclosure Schedules delivered hereunder), except to the extent expressly made as of a specified date, in which case such representations and warranties shall be true and correct as of such date, and the representations and warranties of Parent and Merger Sub in this Agreement and the Ancillary Documents that are not qualified by materiality or Parent MAE shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (without giving effect to any updates, supplements or additions to the Parent Disclosure Schedules delivered hereunder), except to the extent expressly made as of a specified date, in which case as of such date.

(b)       The covenants and obligations that Parent and Merger Sub are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

(c)       Parent and Merger Sub shall have procured all of the third party consents specified in Schedule 8.2(c) hereto.

(d)       Parent and Merger Sub shall have delivered to MediSync a certificate, executed by an authorized officer of Parent and Merger Sub, to the effect that the conditions specified above in Sections 8.2(a), (b) and (c) have been satisfied in all respects.

(e)       Parent and Merger Sub shall have delivered to MediSync a certificate, executed by the Secretary of Parent and Merger Sub, attaching the following:

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(i)            certificates from the State of Delaware, State of Nevada and from each jurisdiction in which Parent and Merger Sub are qualified to do business as a foreign entity, dated no earlier than thirty (30) days prior to the Closing Date, as to the good standing or foreign qualification to do business, as applicable, of Parent and Merger Sub in such jurisdictions;

(ii)          a copy of the current Certificate of Incorporation and Bylaws of each of Parent and Merger Sub; and

(iii)         a copy of the resolutions adopted by the Board of Directors and the stockholders of Parent and Merger Sub authorizing the execution, delivery and performance of this Agreement and the Contemplated Transactions.

(f)        No Action shall be pending wherein an unfavorable Order would (A) prevent consummation of any of the Contemplated Transactions, (B) cause any of the Contemplated Transactions to be rescinded following consummation, or (C) adversely affect the right of Parent or Merger Sub to own the assets of MediSync or to operate MediSync’s business as currently conducted (and no such Order shall be in effect).

(g)       All filings that are required to have been made by MediSync with any governmental agency to carry out the Contemplated Transactions shall have been made and all authorizations, consents and approvals from any governmental agency required to carry out the Contemplated Transactions shall have been received and any applicable waiting periods shall have expired.

(h)       The Certificate of Merger shall have been filed with the Secretary of State of the State of Delaware in accordance with the DGCL.

(i)        All actions to be taken by each of Parent and Merger Sub in connection with consummation of the Contemplated Transactions and all certificates, opinions, instruments, and other documents required to effect the Contemplated Transactions will be reasonably satisfactory in form and substance to MediSync.

(j)        At least twenty (20) calendar days will have passed since a definitive written information statement pursuant to Rule 14c-2 under the Exchange Act (the “Information Statement”), which will include the information required to be disclosed under Rule 14f-1 under the Exchange Act, has been filed with the SEC and transmitted to every record holder of shares of Parent Stock from whom proxy authorization or consent is not solicited.

(k)       Parent shall enter into a registration rights agreement with the shareholders receiving Parent Common Stock pursuant to this Agreement, providing such shareholders with “piggy-back” registration rights in connection with a registered offering by the Parent following the date hereof, which such registration rights agreement shall be in form and substance satisfactory to the Parties.

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(l)        MediSync may not assert that a condition to Closing has not occurred if MediSync’s breach of this Agreement or failure to act in good faith has prevented such condition from being satisfied.

SECTION 9.  TERMINATION

9.1.        Termination Events.  This Agreement may, by notice given prior to or at the Closing, be terminated:

(a)        by either (i) Parent on the one hand, or (ii) MediSync on the other hand, if a material breach of any provision of this Agreement has been willfully committed by the other Party and such material breach has not been waived or cured within fifteen (15) days of such material breach, and the terminating Party is not in breach of any provision of this Agreement;

(b)       by either (i) Parent on the one hand, or (ii) MediSync on the other hand, if the Closing has not occurred (other than through the failure of the Party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before November 15, 2010, or such later date as Parent and MediSync may agree upon; or

(c)       by mutual consent of Parent and MediSync.

9.2.        Effect of Termination.  If this Agreement is terminated pursuant to Section 9.1 above, all further obligations of the Parties under this Agreement will terminate, except the obligations in Section 10; provided, however, that if this Agreement is terminated by a Party as a result of the other Party’s fraud, or willful or intentional breach of its representations, warranties or obligations hereunder, the terminating Party shall have the right to pursue all remedies available to it at law or in equity.

SECTION 10.  MISCELLANEOUS

10.1.      Press Releases and Communication. No press release or public announcement related to this Agreement or the Contemplated Transactions shall be issued or made without the joint approval of Parent and MediSync, unless required by applicable Legal Requirements (in the reasonable opinion of counsel) in which case Parent and MediSync shall have the right to review such press release or announcement prior to publication.

10.2.      Expenses.  Except as otherwise expressly provided herein, MediSync, Merger Sub and Parent shall pay all of their own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of their respective obligations hereunder and the consummation of the Contemplated Transactions (whether consummated or not).

10.3.      Notices.  All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a Party may designate by notice to the other Parties):

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Notices to Parent and Merger Sub:

Vyteris, Inc.
13-01 Pollitt Drive
Fair Lawn, NJ  07410
Fax:  201-625-6397

with copies to (which shall not constitute notice):

Jolie Kahn, Esq.
61 Broadway, Suite 2820
New York, New York  10006
Fax:  866-705-3071

Notices to MediSync:

MediSync BioServices, Inc.
7260 Clunie Place, Suite 14903
Delray Beach, Florida, 33446
Attn: Dov Ehrlich, President

with a copy to (which shall not constitute notice):

Bryan Cave LLP
1201 West Peachtree Street, NW
Fourteenth Floor
Atlanta, Georgia 30309
Attn:  Rick Miller
Fax: 404-572-6999

10.4.      Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement may not be assigned by any Party without the prior written consent of the other Parties.  Upon any such permitted assignment, the references in this Agreement to a Party shall also apply to any such assignee unless the context otherwise requires.

10.5.      Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Legal Requirement, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Contemplated Transactions is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Contemplated Transactions are consummated as originally contemplated to the greatest extent possible.

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10.6.      No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, no rule of strict construction shall be applied against any Person, and there shall be no presumption that will result in ambiguity construed against the drafter.

10.7.      Amendment and Waiver. Any provision of this Agreement or the Schedules, Appendices or Exhibits hereto may be amended or waived only in writing signed by duly authorized representatives of Parent, Merger Sub and MediSync. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

10.8.      Complete Agreement. This Agreement and the documents referred to herein contain the complete agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

10.9.      Counterparts. This Agreement may be executed in multiple counterparts, anyone of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same instrument.

10.10.    No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person (other than the Parties and their permitted assigns) any legal or equitable rights hereunder.

10.11.    Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)       This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York as applied to contracts made and fully performed in such state, except insofar as the DGCL shall be mandatorily applicable to the Merger and the rights of the stockholders of the Parties in connection therewith.  Each of the Parties irrevocably submits to the non-exclusive jurisdiction of the courts of the State of New York, for the purpose of any Action arising out of or relating to this Agreement.  Each of the Parties consents to service of process by delivery pursuant to Section 10.3 hereof and agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements.

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(b)       Each of the Parties hereby waives, to the fullest extent permitted by applicable Legal Requirements, any right to trial of any claim, demand, action, or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the Contemplated Transactions, in each case whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. Each of the Parties hereby agrees and consents that any such claim, demand, action, cause of action shall be decided by court trial without a jury and that the Parties may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the Parties to the waiver of their right to trial by jury.

10.12.    Specific Performance.  Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having, in accordance with the terms of this Agreement, jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

MEDISYNC

MediSync BioServices, Inc.

By:	/s/ Dubi Ehrlich
Name: Dubi Ehrlich
Title: President

PARENT

Vyteris, Inc.

By:	/s/ Haro Hartounian
Name: Haro Hartounian
Title: Chief Executive Officer

MERGER SUB

VYHNSUB, INC.

By:	/s/ Haro Hartounian
Name: Haro Hartounian
Title: President

MediSync-Vyteris Merger Agreement
Execution Page

Appendix A

Definitions

“Action” means any claim, action, charge, suit, arbitration, inquiry, demand, proceeding or investigation by or before any Governmental Entity.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Ancillary Document” means any agreement, certificate or other document executed at or prior to the Closing Date in connection herewith.

“Business Day” means any day other than (a) Saturday or Sunday or (b) any other day on which banks in New York, New York, are permitted or required to be closed.

“COBRA” means Sections 601 through 608 of ERISA and Section 4980B of the Code, each as amended, and the rulings and regulations issued thereunder.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contemplated Transactions” means the Merger and the other transactions contemplated by this Agreement and the Ancillary Documents.

“Environmental Law” means CERCLA, as amended, the Resource Conservation and Recovery Act of 1976, as amended, and any Legal Requirement now or previously in effect regulating, relating to, or imposing liability or standards of conduct concerning any Hazardous Substance, drinking water, groundwater, wetlands, landfills, open dumps, above ground storage tanks, underground storage tanks, solid waste, waste water, storm water run-off, waste emissions, wells, air emissions, water discharges, noise emissions, or otherwise relating to pollution or protection of the outdoor or indoor environment or health or safety.

“Environmental Permit” means any permit, license, approval, consent or other authorization by a Governmental Entity pursuant to any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that at any relevant time prior to the Effective Time is considered a single employer with Parent or MediSync, as applicable, under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

MediSync-Vyteris Merger Agreement
Appendix A

“GAAP” means the United States generally accepted accounting principles, consistently applied throughout the periods indicated.

“Governmental Entity” means any federal, state, local or foreign government or any agency, bureau, board, directorate, commission, court, department, official, political subdivision, tribunal or other instrumentality of federal, state, local or foreign government.

“Hazardous Substance” means any element, compound, chemical, contaminant, pollutant, material, waste or other substance or constituent that is defined or regulated as such in, or for purposes of any Environmental Law, determined or identified as hazardous, toxic, biohazardous or dangerous under any applicable Environmental Law, or the release of which is prohibited or regulated under any applicable Environmental Law, including, any asbestos, any petroleum, oil (including crude oil or any fraction thereof), any radioactive substance, any polychlorinated biphenyls, any toxin, chemical, infectious and medical waste, microbial matter, and any other substance that may give rise to liability under any Environmental Law.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended, and the rulings and regulations issued thereunder.

“Indebtedness” means: (a) any indebtedness for borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities arising in the ordinary course of business; (d) any obligations as lessee under capitalized leases; (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property; (f) any obligations, contingent or otherwise, under banker’s acceptance, letters of credit or similar facilities; and (g) any guaranty of any of the foregoing.

“Intellectual Property Assets” includes, with respect to a Party:

(i)         the name, all fictional business names, trade names, styles, registered and unregistered trademarks, service marks, and trademark applications of a Party (collectively, “Marks”);

(ii)        all patents, patent applications, and inventions and discoveries that may be patentable of a Party (collectively, “Patents”);

(iii)       all copyrights in both published works and unpublished works of a Party (collectively, “Copyrights”);

(iv)       all know-how, trade secrets, confidential information, technical information, data, process technology, plans, drawings, and blue prints owned, used, or licensed by a Party (collectively, “Trade Secrets”);

(v)        all computer programs (source code or object code) owned by a Party;

MediSync-Vyteris Merger Agreement
Annex A

(vi)       all license agreements covering computer programs (source code or object code) licensed to a Party by a third party, whether as integrated or bundled with any of the computer programs of a Party or as a separate stand-alone product (including any off-the-shelf computer program licensed under a shrink-wrap license) (collectively, “Licensed Software”);

(vii)      all domain names registered to a Party;

(viii)     all other proprietary rights of a Party; and

(ix)        all copies and tangible embodiments of the foregoing (in whatever form or medium).

“IRS” means the Internal Revenue Service of the United States.

“Knowledge” means (i) with respect to MediSync, the actual knowledge of the individuals listed on Exhibit D, attached hereto, and (ii) with respect to Parent and Merger Sub, the actual knowledge of the individuals listed on Exhibit E attached hereto.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, decree, code, ordinance, principle of common law, rule, regulation, statute or treaty.

 “Liability” or “Liabilities” means any direct or indirect liability, Indebtedness, obligation, expense, claim, fine, loss, damage, deficiency, guarantee or endorsement of a Person, whether absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, fixed or otherwise, and whether due or to become due and regardless of when asserted.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder agreement or similar agreement, encumbrance or any other restriction or limitation whatsoever.

“MediSync Common Stock” means the common stock of MediSync, par value $0.0001 per share.

“MediSync MAE” means any effect or change that would be materially adverse to (i) the business, assets, liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of MediSync and the MediSync Subsidiaries, taken as a whole or (ii) on the ability of MediSync to timely consummate the Contemplated Transactions; provided, however, that following shall in no event, individually or in the aggregate, be deemed to be a MediSync MAE hereunder: (i) any effect or change (including any change in the Legal Requirements, Orders, or other binding directives issued by any Governmental Entity) which affects generally the United States economy or MediSync’s industry (or any part thereof) as a whole; (ii) any national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (iii) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to financial, banking, or securities markets (including any disruption thereof or any decline in the price of securities generally or any market or index); (iv) any changes in GAAP; or (v) acts or omissions of MediSync or the MediSync Subsidiaries carried out (or omitted to be carried out) with the written consent of Parent or at the written request or direction of Parent.

MediSync-Vyteris Merger Agreement
Annex A

“MediSync Options” means those certain options awarded to the individual(s) listed in Schedule 3.3 for the purchase of MediSync capital stock described in Schedule 3.3.

“MediSync Ordinary Course” means the ordinary and usual course of day-to-day operations of the business of MediSync and the MediSync Subsidiaries consistent with past practice.

 “MediSync Notes” means those issued and outstanding promissory notes of MediSync described in Schedule 3.1(b).

“MediSync Subsidiary” means any corporation or other entity of which the securities having a majority of the ordinary voting power in electing the board of directors (or other governing body) are, at the time of such determination, owned by MediSync or another MediSync Subsidiary.

“MediSync Warrants” means those certain warrant agreements entered into with the individual(s) listed in Schedule 3.2 for the purchase of MediSync capital stock described in Schedule 3.2.

“MS Target” means a certain limited liability company located in the Northeastern United States, in the business of owning, operating, contracting with and investing in clinical research and/or site research organizations and providing regulatory support and/or litigation support services to companies in the pharmaceutical industry medical device, and dietary supplement industries and associated counsel.

“MS Target Purchase Agreement” means that certain Unit Purchase Agreement by and between MediSync and the owners of the MS Target, providing for MediSync’s acquisition of all of the issued and outstanding units of membership interest in the MS Target, the form of which has been previously distributed to Parent.

“Order” means any binding and enforceable decree, injunction, judgment, order, ruling, assessment or writ issued by a Governmental Entity.

“Parent Common Stock” means the common stock of Parent, par value $.015 per share.

MediSync-Vyteris Merger Agreement
Annex A

“Parent MAE” means any effect or change that would be materially adverse to (i) the business, assets, liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of Parent and the Parent Subsidiaries, taken as a whole or (ii) on the ability of Parent to timely consummate the Contemplated Transactions; provided, however, that following shall in no event, individually or in the aggregate, be deemed to be a Parent MAE hereunder: (i) any effect or change (including any change in the Legal Requirements, Orders, or other binding directives issued by any Governmental Entity) which affects generally the United States economy or Parent’s industry (or any part thereof) as a whole; (ii) any national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (iii) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to financial, banking, or securities markets (including any disruption thereof or any decline in the price of securities generally or any market or index); (iv) any changes in GAAP; or (v) acts or omissions of Parent or the Parent Subsidiaries carried out (or omitted to be carried out) with the written consent of Parent or at the written request or direction of Parent.

 “Parent Ordinary Course” means the ordinary and usual course of day-to-day operations of the business of Parent and the Parent Subsidiaries consistent with past practice.

 “Parent Subsidiary” means any corporation or other entity of which the securities having a majority of the ordinary voting power in electing the board of directors (or other governing body) are, at the time of such determination, owned by Parent or another Parent Subsidiary.

 “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Related Person” means with respect to a particular individual: (a) each other member of such individual’s Family; (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family; (c) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (d) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, manager, officer, partner, executor, or trustee (or in a similar capacity).  With respect to a specified Person other than an individual: (A) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (B) any Person that holds a Material Interest in such specified Person; (C) each Person that serves as a director, manager, officer, partner, executor, or trustee of such specified Person (or in a similar capacity); (D) any Person in which such specified Person holds a Material Interest; (E) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (F) any Related Person of any individual described in clause (B) or (C).

MediSync-Vyteris Merger Agreement
Annex A

For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

 “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, injecting, depositing, disposing, discharging, dispersal, escaping, dumping, or leaching into the indoor or outdoor environment, including air, surface water, soil or groundwater (including the abandonment or discarding of barrels, containers, and other receptacles containing Hazardous Substances) or as otherwise defined under Environmental Laws.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Takeover Proposal” means any written inquiry, proposal or offer from any Person relating to (A) any direct or indirect acquisition or purchase of (i) the assets of MediSync outside of the MediSync Ordinary Course, or (ii) any securities of MediSync, or (B) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving MediSync (other than the Contemplated Transactions).

 “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated or other tax, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Entity in connection with the determination, assessment or collection of any Tax or the administration of any Legal Requirements relating to any Tax.

MediSync-Vyteris Merger Agreement
Annex A

Index of Certain Other Defined Terms

Page
Agreement	1
Certificate of Merger	2
Closing	2
Closing Date	2
DGCL	2
Effective Time	2
Environmental Permits	14
Indemnified Parties	28
Indemnified Party	28
Information Statement	32
Letter of Transmittal	4
MediSync Audited Financial Statements	7
MediSync Certificates	4
MediSync Competing Business	15
MediSync Disclosure Schedules	5
MediSync Documents	6
MediSync Employees	11
MediSync Financial Statements	7
MediSync Interim Balance Sheet Date	7
MediSync Interim Financial Statements	7
MediSync Leased Property	8
MediSync Material Contracts	9
MediSync Plan	12
Merger	1
Merger Sub	1
Parent	1
Parent Audited Financial Statements	17
Parent Competing Business	25
Parent Disclosure Schedules	15
Parent Documents	16
Parent Employees	21
Parent Financial Statements	17
Parent Interim Balance Sheet Date	17
Parent Interim Financial Statements	17
Parent Leased Property	18
Parent Material Contracts	19
Parent Plan	22
Parent Public Reports	25
Parent Welfare Benefit Plans	29
Parties	1
Party	1
Surviving Corporation	2
Surviving Corporation By-laws	3
Surviving Corporation Certificate	3

MediSync-Vyteris Merger Agreement
Annex A

Schedule 3.1(a)

Merger Consideration Allocation – Common Stock Holders

Holder	Shares of MediSync Common Stock Held Immediately Prior to Closing	Shares of Parent Common Stock Issuable at Closing
Ehrlich, Dov (SMC Ventures Inc.)	481,550	2,407,750
Kay, Jack	28,875	144,375
Bauer, Eugene A. M.D.	71,881	359,405
Brukardt, Gary	114,604	573,020
Burleson, Gene	132,966	664,830
Abeles, John (Northlea Partners)	342,515	1,712,575
Kanter, Joel (Windy City)	245,098	1,225,490
Bonanno Family Partnership, LLLP	150,000	750,000
Samuel Del Presto	25,000	125,000
O.T. Finance, SA	25,000	125,000
Kanter Family Foundation	55,226	276,130
Carl J. Domino	25,000	125,000
Richard Nuestader	75,000	375,000
Ron Eller	25,000	125,000
Mark Abrams	25,000	125,000
Steven H. Deutsch	125,000	625,000
Michael J. Pierce	25,000	125,000
Reed Oslan	20,000	100,000
Richard M. Spitalny	15,000	75,000
Stanley & Miriam Greenberg	25,000	125,000
CIBC Trust Company (Bahamas) Limited	135,809	679,045
Spencer Trask Breakthrough Partners, LLC	550,000	2,750,000
Chicago Investments, Inc.	36,281	181,405
Elliot Braun	25,000	125,000
Craig Whited	50,000	250,000
R&R Ventures, LLC	25,000	125,000
Kevin Carnahan	100,000	500,000
Joe N. and Jamie W. Behrendt Revocable Trust dated October 30, 1996	25,000	125,000
Robert Burkhardt	10,000	50,000
Total	2,989,805	14,949,025

MediSync-Vyteris Merger Agreement
Schedule 3.1(a)

Schedule 3.1(b)

Merger Consideration Allocation – MediSync Notes Holders

Holder	Principal and Interest Outstanding on MediSync Promissory Notes Immediately Prior to Closing*	Shares of Parent Common Stock Issuable at Closing
Ehrlich, Dov (SMC Ventures Inc.)	$25,517	127,586
Bauer, Eugene A. M.D.	41,033	205,167
Brukardt, Gary	28,205	141,027
Burleson, Gene	47,288	236,442
Abeles, John (Northlea Partners)	179,322	896,612
Kanter, Joel (Windy City)	88,523	442,613
Bonanno Family Partnership, LLLP	180,756	903,778
Samuel Del Presto	28,267	141,336
O.T. Finance, SA	28,267	141,336
Kanter Family Foundation	59,603	298,016
Carl J. Domino	28,205	141,027
Richard Nuestader	90,316	451,581
Ron Eller	28,205	141,027
Mark Abrams	28,205	141,027
Steven H. Deutsch	151,026	755,132
Michael J. Pierce	28,205	141,027
Reed Oslan	22,564	112,822
Richard M. Spitalny	17,923	89,616
Stanley & Miriam Greenberg	28,205	141,027
CIBC Trust Company (Bahamas) Limited	147,732	738,660
Chicago Investments, Inc.	37,615	188,077
Elliot Braun	31,055	155,277
Craig Whited	62,111	310,553
R&R Ventures, LLC	30,705	153,526
Kevin Carnahan	122,821	614,104
Joe N. and Jamie W. Behrendt Revocable Trust dated October 30, 1996	30,705	153,526
Robert Burkhardt	12,282	61,410
Total	$1,604,667	8,023,333
*Accumulated interest through November 15, 2010; to be revised based on Closing Date.

MediSync-Vyteris Merger Agreement
Schedule 3.1(b)

Schedule 3.1(c)

Merger Consideration Allocation – MediSync Indebtedness

Holder	Indebtedness Outstanding Immediately Prior to Closing	Shares of Parent Common Stock Issuable at Closing
Kanter, Joel (Windy City)	$361,779	1,808,895
Chicago Investments, Inc.	50,000	250,000
Total	$411,779	2,058,895

MediSync-Vyteris Merger Agreement
Schedule 3.1(c)

Schedule 3.2

Merger Consideration Allocation – MediSync Warrant Holders

Holder	Warrants to Purchase Shares of MediSync Common Stock Held Immediately Prior to Closing	Warrants to Purchase Shares of Parent Common Stock Issuable at Closing
Spencer Trask Ventures	418,000	2,090,000 ($0.20 exercise price)
Total	418,000	2,090,000

MediSync-Vyteris Merger Agreement
Schedule 3.2

Schedule 3.3

Merger Consideration Allocation – MediSync Option Holders

Holder	Options to Purchase Shares of MediSync Common Stock Held Immediately Prior to Closing	Options to Purchase Shares of Parent Common Stock Issuable at Closing
Ehrlich, Dov	134,700	673,500
Bauer, Eugene A. M.D.	67,350	336,750
Total	202,050	1,010,250

MediSync-Vyteris Merger Agreement
Schedule 3.3

Schedule 8.1(c)

MediSync Consents

1.	Consent of the holders of MediSync Common Stock set forth in Schedule 3.1(a) to the Merger.

2.	Consent of the holders of the MediSync Notes set forth in Schedule 3.13.1(b) to the conversion of the applicable MediSync Notes as set forth herein.

3.	Consent of the holders of the MediSync outstanding indebtedness set forth in Schedule 3.13.1(c) to the conversion of the applicable indebtedness as set forth herein.

4.	Consent of the holders of the MediSync Warrants set forth in Schedule 3.2 to the cancellation of the applicable MediSync Warrants as set forth herein.

5.	Consent of the holders of the MediSync Options set forth in Schedule 3.3 to the cancellation of the applicable MediSync Options as set forth herein.

MediSync-Vyteris Merger Agreement
Schedule 8.1(c)

Schedule 8.2(c)

Parent/Merger Sub Consents

1.
Consent of the holders of Parent Common Stock holding a majority of the Common Stock of Parent not held by interested parties in the transaction and consent of Parent as the sole stockholder of Merger Sub.

MediSync-Vyteris Merger Agreement
Exhibit A

MediSync Disclosure Schedules

(Not attached.)

MediSync-Vyteris Merger Agreement
MediSync Disclosure Schedules

Parent Disclosure Schedules

(Not attached.)

MediSync-Vyteris Merger Agreement
Parent Disclosure Schedules

APPENDIX B

INFORMATION REGARDING VYTERIS, INC.

 BUSINESS

Introduction

Business Overview

Vyteris, Inc. (formerly Vyteris Holdings (Nevada), Inc.) (the terms “Vyteris”, “we”, “our”, “us” and the “Company” refer to each of Vyteris, Inc. incorporated in the State of Nevada, its subsidiary, Vyteris, Inc. (incorporated in the State of Delaware) and the consolidated company) has developed and produced the first FDA-approved, electronically controlled transdermal drug delivery system that transports drugs through the skin comfortably, without needles.  We believe that this platform technology can be used to administer a wide variety of therapeutics either directly into the skin or into the bloodstream. We hold approximately 50 U.S. and 70 foreign patents relating to the delivery of drugs across the skin using an electronically controlled “smart patch” device.

Technology

Our active transdermal drug delivery technology is based upon a process known as electrotransport, or more specifically iontophoresis, which is the ability to transport drugs, including peptides, through the skin by applying a low-level electrical current. Our active patch patented technology works by applying a charge to the drug-holding reservoir of the patch. This process differs significantly from passive transdermal drug delivery which relies on the slow, steady diffusion of drugs through the skin. A significantly greater number of drugs can be delivered through active transdermal delivery than is possible with passive transdermal delivery.  Our technology can also be used in conjunction with complementary technologies to further enhance the ability to deliver drugs transdermally.

Market Opportunity

We believe there are a significant number of pharmaceutical drugs with substantial annual sales for which the patent is due to expire by 2012. Based on our analysis, there are currently a significant number of these and other FDA-approved drugs that may be relatively easily formulated for transdermal delivery and thus made eligible for new patent protection. We believe that the application of our novel drug delivery technologies to such existing therapeutics is an attractive means of prolonging the commercial viability of many currently marketed drugs.

Business Model

Business Strategy and Initiatives

Our long term viability is linked to our ability to successfully pursue new opportunities with products that can be delivered by means of our smart patch technology, such as those facing patent expiration. In addition to extended patent and clinical usage, our platform may also be a useful tool for pharmaceutical and biotechnology companies to reduce their research and development investment and protect their brands against generics.  Based upon these tenets, our business model for achieving corporate growth focuses on three areas:  commercialization and revenue-development strategies, technology initiatives and acquisition opportunities.  By focusing on all three areas, we seek to expand our capabilities to generate revenues over the next several years.

Our commercialization strategy is to develop near-term and future market opportunities utilizing FDA-approved and marketed drugs (primarily peptides and small molecule drugs) with our proprietary delivery technology. By targeting compounds that may qualify for accelerated development and regulatory pathways such as those implemented under Section 505(b)(2) of the Federal Food, Drug and Cosmetic Act, we strive to develop and commercialize products that can reach the market faster and at a reduced cost as compared to the traditional development and regulatory approval processes for new drugs. We are in the process of undertaking two feasibility studies, with the goal of converting at least one of those studies into a full development program in 2010.  Additionally, we are exploring various strategies to derive revenue from our FDA approved LidoSite product, and our phase II infertility and phase I migraine projects. These strategies include sale or licensing of these products to third parties and pursuit of partnership opportunities with other companies in the pharmaceutical and biotechnology industries.

Technology initiatives are also under way to expand our drug delivery capabilities so that we are able to utilize our technology for a wider variety of pharmaceutical applications.  We are looking to improve our existing patch and controller technology,  as well as to implement innovative product manufacturing methods to reduce materials costs. We also seek to combine our technology with complementary technologies such as ultrasound, chemical enhancers, in order to further increase transdermal drug penetration that may lead to successful delivery of higher molecular weight drugs. As we move toward commercially viable products, we continue to develop a comprehensive strategy for efficient clinical and large scale manufacturing at lower cost of goods, which may include outsourcing, to be presented to prospective development partners.

  We are also looking for growth opportunities through the acquisition of a late development-stage or revenue-generating complementary business. We believe that there may be small private drug development and delivery companies that would have an interest in the benefits of becoming part of a public company, including access to the capital markets as a public company and stockholder liquidity.

Given the December 2009 termination by Ferring of its joint collaborative infertility project with us, we are reevaluating our business strategy.  We continue to look to streamline our operations and focus our resources on a narrow breadth of projects geared to determine viability and to potential sale and license of our current in-house projects.  We will also evaluate a finite number of licensing and/or acquisition opportunities in an effort to acquire a technology or product which is closer to commercialization, possibly at a Phase III testing stage.  Our business plan will continue to evolve over the next fiscal quarters as we evaluate in-house projects as well as review appropriate outside opportunities.

Market Opportunity

We have identified key areas of market opportunity in the areas of therapeutic peptides and small molecules which we intend to pursue:

•	Women’s health, such as infertility,

•	Migraine treatment,

•	Pain management, and

•	Metabolic diseases, such as diabetes and osteoporosis.

Our focus on these core market areas represents our belief in their relatively near-term commercialization and revenue-generating potential.

Female Infertility Treatment

One of our development opportunities is in the peptide delivery market. Pursuant to the termination provisions of our former Development Agreement with Ferring Pharmaceuticals, Inc. (“Ferring”), we believe we now own the rights for the development of an innovative product to treat female infertility using our smart patch technology. The product under development is designed to mimic the female body's natural rhythms of hormonal secretions, a characteristic important in the delivery of therapeutics for the treatment of infertility. To be effective, many patients currently need to undergo multiple injection-based protocols for ovulation inducement, sometimes as many as eight daily injections for up to three weeks. Our product would make it possible to administer the peptide without needles in a painless, convenient and cost-effective manner. There are also other potential benefits, including possible reduction of the likelihood of multiple births.

Migraine Treatment

Another key area where we are seeking to apply our smart patch technology is the treatment of migraines.  This may be a highly attractive market segment, estimated at over $3 billion per year (“Migraine Market: Trexima Approval Delays Benefits Generic Triptan”, RedOrbit NEWS, published March 29, 2007), where major market leaders face imminent patent expirations. By focusing on these patent-expiring drugs, we believe we can offer potential development partners extended patent protection through use of our active transdermal patch delivery platform, with the additional benefit of potentially providing a more effective product.

The treatment of migraine requires rapid onset of medication. A class of compounds known as “triptans” is currently considered an effective treatment. We believe a significant market opportunity exists to improve the efficacy of triptan therapy for migraines by changing the method by which triptans are administered. Taken orally, triptans often fail to deliver sufficient quantities of medication in the short time frame required to optimally treat migraine onset. Further, they often fail to prevent the second episode, known as recurrence, which many migraine patients suffer within 12 to 18 hours after a first attack.

Our active patch technology can be pre-programmed for rapid delivery — as little as 15 minutes to achieve therapeutic levels — followed by a sustained maintenance dose that may prevent headache recurrence. If our smart patch is applied in this area, this customizable drug delivery could offer advantages in the treatment of migraine, and could improve patient satisfaction and patient compliance. We believe that this could be a unique and significantly improved therapy and that it could be a potentially effective way to significantly improve treating and preventing recurring migraine headaches.

We have demonstrated in a Phase I study that our proprietary active transdermal delivery technology can be used to provide controlled delivery of a leading migraine triptan medication in humans. Our objective is to find a development and marketing partner to complete the necessary trials and obtain FDA approval to launch this triptan loaded smart patch about the time the specific triptan we are targeting loses patent protection.

Pain Management

Another key area of potential partnership with pharmaceutical companies is in pain management, specifically, the non-steroidal anti-inflammatory drug (“NSAID”) sector, which falls in line with our strategy of pursuing high probability, low risk opportunities leading to better patient care. The total annual NSAID market is potentially worth $6 billion (see “Celebrex sales plunge 40 percent”, CNN Money.com, June 29, 2005).  Some of the well-known NSAIDs that are or have been on the market are Vioxx, Celebrex, Naproxen and Daypro.

NSAIDs have made a dramatic contribution to pain management, but their extensive use has also documented a problematic safety profile, due to gastrointestinal (“GI”) side effects associated with extended use or over dosing of the drugs. In the United States alone, more than 107,000 hospitalizations are attributed to NSAID use, and more than 16,000 deaths a year are attributed to NSAID use (“Horizon Therapeutics Announces Two Pivotal HZT-501 Phase 3 Trials Meet Primary Endpoints,” Horizon Therapeutics, Inc., December 2, 2008).

Our active delivery system bypasses the gastrointestinal tract, minimizing the GI side effects associated with oral NSAIDs, and circumvents a major disadvantage of these commonly used medications. We believe that if our smart patch technology is applied to NSAIDs, the controlled drug delivery profile from our active patch could also curtail overdosing of the drugs. This may represent a significant market opportunity if we are successful in entering into a strategic partnership to penetrate the NSAID market.

Metabolic Diseases

We are also exploring the possible opportunities to use our technology to combat certain metabolic diseases, such as diabetes and osteoporosis.

Diabetes

Diabetes mellitus is a common metabolic disease. It is characterized by a lack of insulin secretion and/or increased cellular resistance to insulin, resulting in hyperglycemia and other metabolic disturbances. People with diabetes suffer from increased morbidity and premature mortality related to cardiovascular, microvascular and neuropathic complications. The Diabetes Control and Complication Trial has convincingly demonstrated the relationship of hyperglycemia to the development and progression of complications and showed that improved glycemic control reduced these complications. The delivery of peptides (insulin or GLP-1) through the skin drugs may be accomplished by iontophoresis alone or by a combination of physical or chemical enhancement technologies with iontophoresis to result in delivery of these therapies.

Osteoporosis

Osteoporosis is a metabolic skeletal disorder wherein bone strength decreases and risk of bone fracture increases. Bone strength is maintained by a continual process of bone resorption and bone regeneration. Osteoporosis results when bone resorption occurs at a faster rate than bone regeneration. We believe iontophoresis can be used to transdermally deliver calcium-regulating hormones such as salmon calcitonin and parathyroid hormone (1-34). Such delivery could be useful for chronic treatment of post-menopausal osteoporosis and other clinical indications as a superior alternative to injection.

Topical Anesthesia

The first area targeted with our smart patch technology, and our “proof of concept” case, was primarily needle stick pain with a secondary focus on the areas of dermatology, rheumatology and oncology procedures. On May 6, 2004, we received approval from the FDA to commercially launch our first product, LidoSite.  LidoSite is a topical delivery system indicated for use on normal intact skin to provide local anesthesia prior to needle stick procedures such as venipunctures (blood draws), injections and intravenous therapies for arthritis and oncology patients as well as superficial dermatological procedures.  Our LidoSite product, discontinued in 2008, used our technology to achieve rapid, deep local anesthesia prior to these procedures. We are currently seeking a sale, licensing or strategic partnering opportunity for our LidoSite product line.

Technology

Overview of Electrotransport, or Active Transdermal Drug Delivery

Our active transdermal drug delivery technology (also referred to as our smart patch technology) is based on a process known as electrotransport, or more specifically, iontophoresis, a process that transports drugs through the skin by applying a low-level electrical current. Our patented technology works by applying a charge to the drug-holding reservoir of the patch. A positive charge is applied to a reservoir where a positively charged drug molecule is held.  Because like-charges repel, the drug molecules are forced out of the reservoir and into the skin (the same process can occur when a negative charge is applied to a reservoir containing a negatively charged drug molecule).

This process differs significantly from passive transdermal drug delivery, which relies on the slow, steady diffusion of drugs through the skin. Passive drug delivery patches have a limited number of applications including: smoking cessation, birth control, hormone replacement therapy, angina and motion sickness.

By contrast, using iontophoresis, certain drugs can be delivered through the skin and deeper into the bloodstream faster and in larger quantities than by passive transdermal patches.  Because of the application of an external form of energy (electrical energy in the form of a charge), this mode of delivery is also called “active transdermal delivery”.  Initial research indicates that a significantly greater number of drugs can be delivered through active transdermal delivery than through passive transdermal delivery.  Based on our analysis, we estimate that there are currently in excess of 180 FDA-approved drugs that can be delivered through our active transdermal delivery platform.

Furthermore, because the drug is only delivered when current is being administered, our delivery system is precise, controllable and electronically programmable, thereby enabling active transdermal delivery technology to duplicate the steady or periodic delivery patterns of intravenous infusion.  By controlling the intensity and duration of the charge applied, the smart patch controls whether the drug delivery is topical, or whether the delivery is systemic, in which case the drug molecules are pushed deeper into the skin, where they enter the body’s circulatory system directly.  The technology also aids speed of absorption.

Our Approach to Iontophoresis

Our proprietary active transdermal technology is the result of over 20 years of research and development while a part of Becton, Dickinson and Company and after spin-off from Becton Dickinson in November 2000.  Our goal has been to fully realize the potential of this technology by creating irritation-free, easy to use, wearable, low-cost, and disposable systems that would be specifically designed to improve the administration of certain drugs to address high-value unmet medical needs.

We have developed a proprietary technology encompassing a series of significant improvements to drug formulation and commercial manufacturing.  We used this technology with our first FDA-approved product, LidoSite, and are currently using this technology to deliver peptides and small molecules in a research and development setting.  Many of our innovations center on the way we approach designing and formulating electronically controlled drug delivery patches. Our patches are pre-filled with the proper dosage of drug during the manufacturing process. They are designed to be disposable after a single application and are discreet in appearance. Further, we designed our patches so that they can be quickly and cost-effectively mass-produced using automated manufacturing processes.

To complement our patch design, we approached the design of electronic controllers with the goal of being small, wearable, easy to operate and programmable to handle simple, as well as complex, drug delivery profiles.  The dose controller contains a miniature battery and circuitry, controlling delivery rate, and is capable of recording information on the amount and time of drug delivered. We believe the controllability and programmability offered by our technology are distinct competitive advantages that will enable our products to deliver more consistent and predicable results for a broad range of existing and new drugs.

Clinical Studies

Infertility/Peptide Application

We assisted Ferring in completing a late Phase I clinical trial demonstrating that our patented smart patch transdermal technology successfully delivered a peptide molecule in humans (multiple pulse) without the use of needles (noninvasively) in therapeutic levels aimed at the treatment of female infertility.  The study results showed that therapeutic levels of the peptide in humans are achievable without the use of injections or infusion pumps. The clinical trial was conducted in the U.S. with 30 patients under an investigational new drug application. Specific technical data will undergo peer review for future disclosure.

In the Phase I clinical trial, a pulse profile controlled the transdermal delivery of the peptide from patches loaded with different concentrations of the peptide. The amounts of peptide delivered using the patch were comparable or higher than with subcutaneous (subQ) injection. The study used different formulations within our patch that were compared with subQ delivery of the peptide.

Ferring also conducted a Phase II clinical trial of the infertility product.  The Phase II trial was a multi-center clinical trial conducted at approximately 35 centers throughout the U.S. and enrolled approximately 350 female patients between the ages of 18 and 38 years with anovulatory / oligoovulatory infertility.  In this clinical trial, the safety, tolerability, and effectiveness of our transdermal delivery system was evaluated.  We are currently reviewing the results of this trial to determine what degree of success was achieved based on the goals of the trial; whether an additional Phase II trial may be needed; and the feasibility of moving on to Phase III trials. We anticipate that any such additional trials would be conducted by a strategic partner pursuant to a development and marketing agreement.

LidoSite

We received FDA approval for the sale of our LidoSite product in the United States in 2004.  Prior to receiving FDA approval, LidoSite underwent extensive clinical and laboratory testing, culminating in the completion of Phase III clinical studies in the fourth quarter of 2001.  Those Phase III clinical studies involved 15 sites within the U.S. and over 1,000 human applications of our system, testing various aspects such as safety, wearability, pain sensation and reliability.  Under the appropriate Investigative New Drug provision of the Food, Drug and Cosmetic Act, we conducted the following studies of our lidocaine system in humans.

Phase I Clinical Studies.

Phase I clinical studies consisted of several series focused on:

•	finalizing the design of the system;

•	seeing how deep the numbness goes;

•	looking at the amount of drug that gets into the blood stream;

•	determining if it matters where you place the patch on the body;

•	making sure the lidocaine that is administered does not contaminate the blood samples that are drawn from the site where the patch was on the skin; and

•	comparing the performance of the patch to EMLA lidocaine cream.

Phase II Clinical Studies.

One study of 48 pediatric, i.e., patients 5-18 years old, was conducted in a major mid-west children's hospital to measure the pain sensation, or lack thereof, associated with actual clinical use of our lidocaine system.  The participants were patients that needed to have a needle placed through their skin and into a vein because of the need to draw blood or the need to insert an intravenous catheter for infusion of IV medication.  During these studies, which were randomized and placebo-controlled, clinical investigators noted pain scores during needle penetration.  From these studies, we were able to conclude that the system could be used easily on these patients and a statistically significant pain reduction was noted over the placebo patches.

Phase III Clinical Studies.

We conducted four Phase III clinical studies to demonstrate the efficacy and safety of our lidocaine delivery system when used for local dermal anesthesia on intact skin.  These large-scale studies consisted of two studies involving puncture of the skin by needles and two dermatological studies involving minor incisions of the skin or the use of lasers to treat skin conditions. In all, over 650 patients were evaluated in the four studies.  The two large-scale studies consisted of a double-blind evaluation of our lidocaine delivery system in pediatric patients, ages 5 to 17, and a double-blind evaluation of the system in adult patients.  In children aged 5 to 17 as well as adults, the study results demonstrated that those treated with our lidocaine delivery system reported significantly less pain than subjects treated with a placebo system.

Phase IV Clinical Studies.

During the fall of 2006, we conducted a Phase IV clinical study to assess the feasibility and acceptance of LidoSite Topical System for use as a topical anesthetic system by practicing rheumatologists, prior to injection procedures in their offices. The study, involved six study sites and 14 physicians, and followed 63 patients over the course of two routine injections of hyaluronic acid for the treatment of osteoarthritis. During the first treatment, patients either received no local anesthesia or an alternate local anesthesia prior to cannulation or needle puncture. During the second treatment, patients received the LidoSite system, comprised of the LidoSite patch and controller. In the study more than 73 percent of the subjects preferred LidoSite to the treatment used during their first visit. Unlike topical anesthetic creams typically used in today's healthcare settings to address needlestick pain, the LidoSite system delivers numbing medication to the procedure site quickly and effectively after a 10 minute application. Topical anesthetic creams usually take up to an hour for full anesthetic benefit.

Drug Approval Process and Regulatory Status of our LidoSite Product

A 505(b)(2) application is an abbreviated New Drug Approval (NDA) process applicable to a new drug that was developed by modifying an existing, approved drug. The development program is abbreviated because the safety and efficacy of the approved products are in public domain. Thus the 505(b)(2) usually involves neither pre-clinical studies, nor the normal massive clinical studies associated with an NDA, but instead usually relies on relatively short and inexpensive bridging studies (bio and/or clinical endpoint studies) to relate the safety and efficacy of the new 505(b)(2) product to the related NDA product to which it is connected through this bridging.

Our main strategy will be to implement a drug development program with a diminished cost and faster time to market. Our development and commercialization strategy, by us or strategic partners, will be to use the FDA's 505(b)(2) approval process to obtain more timely and efficient approval of new formulations of previously approved therapeutics. Because the 505(b)(2) approval process is designed to address new formulations of previously approved drugs, we believe it has the potential to be more efficient, less costly,  and less time consuming than regular NDA FDA-approval methods.

Our LidoSite product is considered a “combination” product by the FDA, as it consists of a drug-filled patch and a device, our controller.  For a combination product, approval by the FDA requires that an NDA and a 510(k) notification be submitted to the FDA.  In addition, an acceptable Pre-approval Inspection, or PAI, of our facility, quality systems and data documentation by the FDA was required.  In May 2004, we received approval from the FDA to commercially launch our LidoSite product in the United States.

Sales, Marketing and Distribution

While we were able to demonstrate some very limited success with commercialization of our LidoSite product, the results were not statistically significant, and we had no sales or marketing activities relating to that product in 2009.  As we have products reach the commercial development stage in the future, we anticipate that sales, marketing and distribution will be handled by strategic partners.  Accordingly, we do not have an active emphasis on sales, marketing and distribution.

Competition

Any existing or future products which we may develop will likely compete with both conventional drug delivery methods and advanced drug delivery methods.

Conventional Drug Delivery Methods

Traditionally, the pharmaceutical industry has relied on oral delivery and injection as the primary methods of administering drugs:

•
Conventional Oral Method.  Conventional, oral drug dosage forms, such as pills and capsules, are the most common types of drug delivery.  Oral drug delivery methods are easy to administer, but their efficacy can be limited because drugs must first pass through the digestive system and liver before being absorbed into the bloodstream.  Therefore, orally delivered drug dosages must be large to overcome the degradation that occurs in the gastrointestinal tract and liver.  As a result, conventional oral dosage forms often produce higher initial drug levels than are required to achieve the desired therapeutic effects, thereby increasing the risk of side effects, some of which can be serious.  Also, it is difficult to maintain therapeutically optimal drug levels using oral drug delivery methods.  Further, oral drug delivery methods can require patients to follow inconvenient dosing routines, which may diminish patient compliance with self-medication schedules.

•
Injection Methods.  Injectable drug dosage forms generally provide rapid onset of therapeutic action and offer many of the same advantages as conventional oral drug dosage methods.  Injectable drug delivery methods use needles, raising the possibility of needle-stick injuries, as well as the risk of infection to the caregiver and the patient.  The use of needles also increases patient anxiety due to the pain of injection.

Advanced Drug Delivery Technologies

The limitations of conventional forms of drug delivery have driven demand for advanced drug delivery alternatives that are safer, more effective and more convenient.  Advanced drug delivery technologies have improved oral and injection methods as well as offering new means of administering drugs, such as through the skin and the respiratory system.  Advanced drug delivery technologies include sustained release pills and injectables, passive transdermal patches and infusion pumps, as well as pulmonary, nasal, intravaginal and opththalmic methods.  In some cases, these technologies offer better control over the release of drugs into the bloodstream, thereby improving therapeutic efficacy and reducing side effects and risks.  In other cases, advanced drug delivery technologies make therapies easier to administer and support more complex therapeutic regimens.  Innovative drug delivery technologies can offer many advantages over traditional methods, including ease of use and administration, greater control of drug concentration in the blood, improved safety and efficacy, improved patient compliance, expanded indications for certain therapies, and totally new therapies using drugs that cannot be delivered otherwise.

The following is an overview of advanced drug delivery technologies and other alternative methods that could be direct or indirect competitors of our potential future products:

•
Sustained release oral dosage forms are designed to release the active ingredients of the drug into the body at either a predetermined point in time or at a predetermined rate over an extended period of time, generally do not work fast and may be partially destroyed by the liver and stomach before they get into the blood stream.

•
Passive transdermal patches allow absorption of drugs through the skin and generally provide a convenient method of administering drugs at a steady rate over an extended period of time, but onset of action may take hours after application, and absorption of the drug may continue for hours after the patch is removed, which can increase side effects.  Additionally, because human skin is an effective barrier, most drug formulations will not passively permeate the skin in therapeutic quantities.

•
Sustained release injectable preparations allow conventional injectable drugs to be incorporated into a biodegradable material that is then injected and absorbed slowly into the surrounding tissue.  These preparations reduce the frequency of injections by creating a small “depot” of the drug beneath the skin that is slowly absorbed by the body, thus increasing the interval between injections.  They can turn a conventional once-a-day injection into a once weekly or even longer regimen.

•
Continuous infusion pumps are small implantable or externally-worn battery-powered pumps that introduce drugs directly into the body, using a needle or catheter inserted into tissue just below the skin or directly into the blood stream or spinal space.  They use conventional drugs, and provide rapid onset of action as well as sustained or programmed delivery of medication.  These are costly, complex electromechanical devices reserved mostly for treatment of chronic conditions such as the delivery of insulin for certain diabetes patients and for chronic intractable pain management for the treatment of certain forms of spasticity.

•
Pulmonary, nasal and transmucosal methods are designed to provide fast action or to deliver drugs that are destroyed by the gastro-intestinal tract.  Variations in a user's respiratory tract, often brought on by everyday occurrences such as a cold, infection or even changes in climate, can markedly affect the amount of drug inhaled from each spray.

•
Jet injection drug delivery technology uses stored mechanical energy from either a spring or compressed gas cylinder to ballistically deliver a liquid or powder through the skin without a needle.  Liquid jet injection has been used for many years with minimal success.  A new technology allows the administration of small amounts of drugs in dry powder form through the skin using a specially engineered device, which propels the drug using a high-powered jet of helium gas.  The gas accelerates the dry drug particles, enabling penetration of the skin.

Competition for our drug delivery products may come from any of the above technologies or new, yet-to-be-developed technologies.

Current and Potential Iontophoresis Competition

NuPathe Inc. is a privately-held specialty pharmaceutical company specializing in the development of therapeutic products based on iontophoresis for neurological and psychiatric diseases. NuPathe’s lead compound, Zelix™, combines sumatriptan with NuPathe’s proprietary Iontophoretic System.  NuPathe completed its pivotal Phase III study and is believed to be planning an NDA filing in 2011.

Dharma Therapeutics, Inc. is a subsidiary of Transcu Group Limited.  Dharma is an early stage drug delivery company based in Seattle, Washington which develops transdermal delivery systems with a focus on iontophoretic transdermal drug delivery technology.  Dharma is currently developing products in the areas related to pain, inflammation, and nausea.  Recently, Dharma completed Phase II clinical trials for its Lidocaine iontophoresis patch drug delivery system.

EyeGate Pharma is a specialty pharmaceutical company centered in ophthalmics and focused on developing and commercializing its EyeGate® II Delivery System and formulation technologies to deliver therapeutics to the eye. Eyegate uses iontophoresis technology to deliver drugs to both the anterior and posterior tissues of the eye. EyeGate Pharma’s initial focus is on treating inflammatory conditions like uveitis, which is responsible for an estimated 10 to 15 percent of all cases of blindness in the Unites States. The company recently completed a Phase II study of its lead product candidate, EGP-437, for the treatment of anterior uveitis, a proprietary formulation of a well-studied corticosteroid, for treating severe uveitis and dry eye.

Alza Corporation, a Johnson & Johnson subsidiary, with its E-TRANS® system, is the only other company known to have developed pre-filled iontophoresis technology.  Alza has chosen a very different application, delivery of an opiate-based product for systemic pain management, for its first product.  Alza received approval of its IONSYSTM NDA in the summer of 2006 from the FDA.  This approval further validates the potential value and utility of iontophoretic drug delivery, making this class of technology more attractive to the pharmaceutical and health-care industries. The Alza system was developed to treat pain associated with major surgery and cannot be used as a dermal anesthetic.  We also believe that because Alza has incorporated the electronics into each patch, the added complexity of the product necessitates product development cycles for new applications that are significantly longer than those required by our system.

Travanti Pharma, Inc., formerly Birch Point Medical, Inc., a development stage company, developed a single use iontophoretic system called IontoPatch™, aimed at the physical therapy market.  We believe that the IontoPatch product is not FDA-approved for any specific therapeutic indication and is not pre-filled with medication.

Becton Dickinson is engaged in developing alternative drug delivery technologies, and we may compete in the future with alternative technologies developed or acquired by Becton Dickinson. Becton Dickinson has developed drug delivery technology employing “micro-needles,” tiny needles that deliver compounds into the first few hundred microns of the skin.  This technology, which has not yet been commercialized, may compete directly with our current technology.

Patents, Intellectual Property and Proprietary Technology

The intellectual property that we own is based in large part on significant improvements we have made to our drug delivery technology during more than 20 years of research and development, ten of which were as a division of Becton Dickinson.  A significant portion of our intellectual property relates to the design and manufacture of our proprietary disposable, active transdermal patches and electronic dose controllers.

We protect our technological and marketing position in advanced transdermal drug delivery technology by filing U.S. patent applications and, where appropriate, corresponding foreign patent applications.  Our success will depend in part upon our ability to protect our proprietary technology from infringement, misappropriation, duplication and discovery.  Our policy is to apply for patent protection for inventions and improvements deemed important to the success of our business.  We have a portfolio of approximately 50 U.S. patents and 70 foreign patents.  We have approached the design and development of our active transdermal drug delivery systems with the objective of maximizing overall delivery system efficiency while addressing commercial requirements for reproducibility, formulation stability, safety, convenience and cost.  To achieve this goal, our delivery systems integrate proprietary and patented technology with commercially available, off-the-shelf components.

Iontophoresis, as a way of delivering drugs, has been well known for many years.  Our patent portfolio consists of innovations that advance basic iontophoresis technology through:

•	enabling more efficient electrode designs;

•	drug formulations that enhance iontophoresis;

•	specific transdermal patch features allowing convenient use and low manufacturing cost;

•	electronic circuitry and program algorithms improving the safety and control of medication delivery; and

•	ability to deliver specific classes of molecules not previously possible.

We believe these patented features provide for improved clinical performance and provide a competitive advantage in manufacturing cost and quality.  Some areas in which we have a particular concentration of patents are components, designs and formulations resulting in little to no skin sensation during delivery, delivery of cell adhesion inhibitors via iontophoresis, creating safe, single-use patches that cannot be inadvertently reused, and patches that can be used with drugs having limited aqueous stability.

The issuance of a patent is not conclusive as to its validity or as to the enforceable scope of the claims of the patent.  The patent positions of pharmaceutical, biotechnology and drug delivery companies, including our company, are uncertain and involve complex legal and factual issues.  Accordingly, we cannot assure investors that our patents will prevent other companies from developing similar products or products which produce benefits substantially the same as our products, or that other companies will not be issued patents that may prevent the sale of our products or require us to pay significant licensing fees in order to market our products.  If our patent applications are not approved or, even if approved, if such patents are circumvented or not upheld in a court of law, our ability to competitively exploit our patented products and technologies may be significantly reduced.  Additionally, the coverage claimed in a patent application can be significantly reduced before the patent is issued.  As a consequence, we do not know whether any of our patent applications will be granted with broad coverage or whether the claims that eventually issue or that relate to our current patents will be circumvented.  Since patent applications in the United States can be maintained in secrecy until patents issue, and since publication of discoveries in scientific or patent literature often lag behind actual discoveries, we cannot be certain that we were the first inventor of inventions covered by our issued patents or pending patent applications or that we were the first to file patent applications or such inventions.  Moreover, we may have to participate in interference proceedings declared by the United States Patent and Trademark Office to determine priority of invention, which could result in substantial cost to us, even if the eventual outcome is favorable.  An adverse outcome could subject us to significant liabilities to third parties, require disputed rights to be licensed from or to third parties or require us to cease using the technology in dispute.

Also, patents may or may not provide competitive advantages for their respective products or they may be challenged or circumvented by competitors, in which case our ability to commercially exploit these products may be diminished.

From time to time, we may need to obtain licenses to patents and other proprietary rights held by third parties in order to develop, manufacture and market our products.  If we are unable to timely obtain these licenses on commercially reasonable terms, our ability to commercially exploit such products may be inhibited or prevented. Additionally, we cannot be assured that any of our products or technology will be patentable or that any future patents we obtain will give us an exclusive position in the subject matter claimed by those patents.  Furthermore, we cannot be assured that our pending patent applications will result in issued patents, that patent protection will be secured for any particular technology, or that our issued patents will be valid, enforceable and provide us with meaningful protection.

Although we have entered into invention assignment agreements with our employees and with certain advisors, if those employees or advisors develop inventions or processes independently which may relate to products or technology under development by us, disputes may arise about the ownership of those inventions or processes.  Time-consuming and costly litigation could be necessary to enforce and determine the scope of our rights.

We also rely on trade secrets and proprietary know-how that we seek to protect, in part, through confidentiality agreements with our strategic partners, customers, suppliers, employees and consultants. It is possible that these agreements will be breached or will not be enforceable in every instance, and that we will not have adequate remedies for any such breach.  It is also possible that our trade secrets will otherwise become known or independently developed by competitors.

Manufacturing

Patch Manufacturing

We have an automated manufacturing and assembly facility for pre-commercial and low-volume commercial production of LidoSite and other patches based upon our smart patch technology. With this competency in place, we have the capability of developing and manufacturing other transdermal products that we may develop.  Our facility is periodically audited and reviewed by the FDA.  The facility also practiced current Good Manufacturing Practices.

We conduct our manufacturing in a 14,000 square foot section of our 13-01 Pollitt Drive facility in Fair Lawn, New Jersey with a maximum production capacity of up to two million patches per year.  In order to manufacture the patches cost-effectively (should demand rise to exceed current maximum production capacity), we would need to increase our manufacturing efficiency through the installation of a fully paid for second manufacturing line that we expect would operate at four to five times the capacity of our current equipment.

We design, develop and maintain our own manufacturing processes, but use third parties to build the automated assembly equipment and fabricate replacement parts when necessary.  As we move to implement our revised business plan and when products become near commercialization, we will review the benefits of in-house manufacturing versus outsourcing to a “contract manufacturer.”

Electronic Dose Controller Development and Manufacturing

To date, we have gained significant expertise in the design and development of miniature, wearable electronic dose controllers using commercially available, off-the-shelf components assembled onto miniature circuit boards. The controller that was developed for LidoSite is a simple, single-pulse device initiated by the push of a button, which turns on the electric current for a ten-minute interval as it delivers the drug.

In addition, we have developed a more sophisticated prototype controller that was effectively used in the Phase I clinical trials related to infertility product and have made further improvements in conjunction with controllers that were utilized in the Phase II clinical trial.

Suppliers

Our principal suppliers are AquaMed Technologies, Inc., M&C Specialities Co. and Altron Inc. Some of these components, and other of our suppliers, are single-source.  Although we have not experienced significant production delays attributable to supply changes, we believe that, for the electrode subcomponent and hydrogel in particular, alternative sources of supply would be difficult to develop over a short period of time.  Because we do not have supply agreements and direct control over our third-party suppliers, interruptions or delays in the products and services provided by these third parties may be difficult to remedy in a timely fashion.  In addition, if such suppliers are unable or unwilling to deliver the necessary parts or products or if we are unable to make full payments to these suppliers on a current basis, we may be unable to redesign or adapt our technology to work without such parts or find alternative suppliers or manufacturers.  In such events, we could experience interruptions, delays, increased costs, or quality control problems.

Governmental Regulation

Under the United States Food, Drug and Cosmetic Act, "new drugs" must obtain clearance from the Food and Drug Administration, or FDA before they can be marketed lawfully in the United States.  Applications for marketing clearance must be based on extensive clinical and other testing, the cost of which is very substantial. Approvals – sometimes including pricing approvals — are required from health regulatory authorities in foreign countries before marketing of pharmaceutical products may commence in those countries.  Requirements for approval may differ from country to country, and can involve additional testing. There can be substantial delays in obtaining required clearances from both the FDA and foreign regulatory authorities after applications are filed.  Even after clearances are obtained, further delays may be encountered before the products become commercially available in countries requiring pricing approvals.

Product development generally involves the following steps which are required by the regulatory process:

•	preclinical development, during which initial laboratory development and in vitro and in vivo testing takes place;

•	submission to the FDA of an investigational new drug application (IND) for the commencement of clinical studies;

•	adequate and well-controlled human clinical trials — Phase I, II and III studies —to establish the safety and efficacy of the product;

•
submission of an NDA to the FDA requesting clearance to market the product and comparable filings to regulatory agencies outside the United States if the product is to be marketed outside of the United States; and

•	clearance from the FDA — and foreign regulatory authorities, if applicable — must be obtained before the product can be marketed.

Medical devices are subject to comparable regulatory requirements.

Each of these steps can take several years and can cost tens of millions of dollars.  Failure to obtain, or delays in obtaining, regulatory clearance to market new products, as well as other regulatory actions and recalls, could adversely affect our financial results.

The packaging, labeling and advertising of pharmaceutical products are also subject to government regulation.  The FDA recommends preclearing advertising materials prior to the launch of a product, and the launch materials for products receiving an accelerated FDA clearance must be precleared by the FDA.  With an accelerated FDA clearance, all labeling and advertising must be submitted to the FDA 30 days prior to use, unless the FDA determines otherwise.  In addition, the FDA may require that additional clinical studies - Phase IV studies - be completed after it grants clearance to market a product.

Our research and development, manufacturing and distribution operations involve the use of hazardous substances and are regulated under international, federal, state and local laws governing health and safety and the environment.  We believe that our operations comply in all material respects with applicable environmental laws and worker health and safety laws; however, the risk of environmental liabilities cannot be eliminated and we cannot be assured that the application of environmental and health and safety laws to us will not require us to incur significant expenditures.

Employees

At December 31, 2009, we have a staff of 22 employees, of which 7 are part-time employees and 15 are full-time employees. Of those 22 employees, 7 are in manufacturing and process development, 3 in regulatory, quality and analytical services, 4 in research and development and 8 in administration and management. We also have two consultants currently providing services in the area of research and development and business development.  None of our employees is represented by a labor union or covered by a collective bargaining agreement, nor have we experienced any work stoppages

Investor Information

Our Internet website address is www.vyteris.com. The information on our website is not a part of this annual report. We make available, free of charge on our website, by clicking on the “SEC filings” link on our home page, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as soon as reasonably practicable after electronically filing such material with, or furnishing it to, the Securities and Exchange Commission (the “ SEC”).

PROPERTIES

We lease approximately 26,000 square feet of manufacturing, warehouse, laboratory and office space located at 13-01 Pollitt Drive in Fair Lawn, New Jersey. This lease expires in September 2011. This facility includes manufacturing space sufficient to house our current patch manufacturing and packaging equipment, and a second manufacturing line built to our specifications.  Our facility also contains prototype labs for simultaneous production of clinical supplies of multiple products, and nine additional labs for research and development and quality control purposes.  For the years ended December 31, 2009, 2008 and 2007, rent expense for the 13-01 lease was $0.4 million, $0.3 million and $0.3 million, respectively.

LEGAL PROCEEDINGS

From time to time, we are involved in lawsuits, claims, investigations and proceedings, including pending opposition proceedings involving patents that arise in the ordinary course of business. Except as set forth below, there are no matters pending that we expect to have a material adverse impact on our business, results of operations, financial condition or cash flows except for approximately $0.7 million in accounts payable collection claims and litigation as of September 30, 2010.  Unless we are able to obtain sufficient funds to commence settlement of outstanding accounts payable, these numbers of claims and litigation are likely to increase.

 In July 2010, the Company filed a complaint against Ferring entitled “Vyteris, Inc. v. Ferring Pharmaceuticals, Inc.” (the “Lawsuit”) in the Superior Court of New Jersey, Chancery Division – Essex County to resolve outstanding issues with respect to this termination.  The Court has issued an order to move the Lawsuit to arbitration, and the parties are preparing to move to arbitration. The Lawsuit is in its initial stages, and we cannot predict the outcome of the Lawsuit, or what relief we may receive, if we do prevail on the merits.

Our common stock became quoted on the Over the Counter Bulletin Board on May 18, 2005. The ticker symbol for our common stock is "VYTR.OB". As of March 23, 2010, there were 1,150 stockholders of record of our common stock. The following table shows the range of high and low bid prices for our common stock as reported by the OTC Pink Sheets and the OTC Bulletin Board, as the case may be, for each quarter since the beginning of 2008. The quotations reflect inter-dealer prices, without retail markup, markdown or commission and may not represent actual transactions.

	High	Low
Year Ending December 31, 2010
First Quarter	$0.79	$0.25
Second Quarter	0.75	0.25
Third Quarter	0.75	0.25

Year Ended December 31, 2009:
First Quarter	$0.28	$0.10
Second Quarter	0.28	0.10
Third Quarter	0.75	0.11
Fourth Quarter	1.40	0.26

Year Ended December 31, 2008:
First Quarter	$10.05	$2.25
Second Quarter	4.80	1.65
Third Quarter	2.00	0.35
Fourth Quarter	0.87	0.20

Equity Compensation Plan Information

The following table provides information regarding options outstanding as of December 31, 2009.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Stockholders:
Vyteris Holdings 2005 Stock Option Plan	193,460	$2.11	-

Equity Compensation Plans Not Approved by Stockholders:
Vyteris Holdings 2005 Stock Option Plan (1)	2,834,608	$2.11	2,423,424
Outside Director Stock Incentive Plan (1)	1,265,374	$0.92	1,317,959

Total	4,293,442	$1.76	3,741,383

(1)
For further information regarding the Vyteris Stock Option Plan and the Outside Director Stock Incentive Plan, see Note 14 to the consolidated financial statements in Item 8 of this Annual Report on Form 10-K.

Dividend Policy

We have never declared or paid any dividends on our common stock.  We do not anticipate paying any cash dividends on our common stock in the foreseeable future.  We currently intend to retain future earnings, if any, to finance operations and the expansion of our business.  Any future determination to pay cash dividends will be at the discretion of the board of directors and will depend upon our financial condition, operating results, capital requirements and other factors the board of directors deems relevant, including the provisions of any applicable credit agreements. We are currently restricted from declaring dividends under the terms of various outstanding debentures.

VYTERIS, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

We have audited the accompanying consolidated balance sheets of Vyteris, Inc. and Subsidiary as of December 31, 2009 and 2008, and the related statements of operations, stockholders’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2009.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vyteris, Inc. and Subsidiary at December 31, 2009 and 2008, and the consolidated results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern.  As more fully described in Note 1, the Company has incurred recurring losses and is dependent upon obtaining sufficient additional financing to fund operations and has not been able to meet all of its obligations as they become due. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans regarding those matters also are described in Note 1.  These financial statements do not include any adjustments to reflect the possible future effects of the recoverability of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/ Amper, Politziner & Mattia, LLP
Edison, New Jersey
March 24, 2010

VYTERIS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$2,173,039	$222,821
Other current assets	120,527	131,737
Restricted cash	—	16,245
Total current assets	2,293,566	370,803

Restricted cash, less current portion	—	108,000
Property and equipment, net	114,024	298,983
Other assets	225,356	276,026
TOTAL ASSETS	$2,632,946	$1,053,812

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$2,432,976	$2,798,923
Senior secured convertible debentures due to Ferring	—	2,750,000
Accrued registration rights penalty	—	2,402,029
Interest payable and accrued expenses due to a related party	111,560	2,578,282
Revaluation of warrant liability	2,634,487	—
Accrued expenses, deferred revenue and other	3,135,013	1,379,724
Total current liabilities	8,314,036	11,908,958

Promissory note due to a related party	1,750,000	—
Working capital facility due to a related party	—	2,850,000
Subordinated convertible notes due to a related party, net of discount	—	5,366,550
Deferred revenue and other	821,237	28,605
Accrued facilities realignment costs, less current portion	—	2,099,758
Convertible note	500,000	—

Preferred stock, 3,333,333 shares authorized:
Series B convertible, mandatorily redeemable preferred stock; 500,000 shares issued and outstanding on December 31, 2008; liquidation preference $10,050,000 at December 31, 2008	—	10,050,000
Total liabilities	11,385,273	32,303,871

Commitments and contingencies

Stockholders’ equity (deficit):
Common stock, par value $.015 per share; 400,000,000 and 33,333,333 shares authorized, at December 31, 2009 and December 31, 2008, respectively, 62,398,817 and 7,282,802 shares issued and outstanding at December 31, 2009 and December 31, 2008, respectively	935,982	109,242
Additional paid-in capital	204,642,912	149,031,557
Accumulated deficit	(214,331,221)	(180,390,858)
Total stockholders’ equity (deficit)	(8,752,327)	(31,250,059)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$2,632,946	$1,053,812

The accompanying notes are an integral part of these consolidated financial statements.

VYTERIS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2009	2008	2007
Revenues:
Product development revenue	$1,913,080	$2,821,098	$2,634,540
Licensing and other revenue	2,647,629	329,298	149,547
Total revenues	4,560,709	3,150,396	2,784,087

Costs and expenses:
Cost of sales	—	103,490	1,490,847
Research and development	2,895,691	6,269,636	8,956,962
General and administrative including (credit) for reversal of performance – based stock option grants of ($6.1) million in 2008	2,796,763	(125,155)	15,369,243
Sales and marketing	—	175,507	6,251,362
Facility realignment and impairment of fixed assets	177,831	2,565,434	82,637
Non-cash warrant expense – financial consultants	—	81,592	17,115,000
Registration rights penalty	215,988	260,897	260,184
Total costs and expenses	6,086,273	9,331,401	49,526,235
Loss from operations	(1,525,564)	(6,181,005)	(46,742,148)

Interest (income) expense:
Interest income	(552)	(42,984)	(210,359)
Interest expense to related parties	1,451,728	1,570,054	2,208,557
Interest expense	169,610	377,942	1,790,197
Interest expense, net	1,620,786	1,905,012	3,788,395

Other (income) expenses:
Gain on settlement of lease obligations	(1,953,977)	—	—
Gain on settlement of registration rights penalty	(1,385,017)	—	—
Non-cash debt extinguishment	35,909,507	—	6,724,523
Non-cash modification of redeemable preferred stock terms	—	—	3,680,000
Revaluation of warrant liability	294,668	—	10,341,408
Total other expenses	32,865,181	—	20,745,931

Loss before benefit from state income taxes	(36,011,531)	(8,086,017)	(71,276,474)

Sale of State of New Jersey net operating losses	2,071,168	61,777	463,786

Net loss	$(33,940,363)	$(8,024,240)	$(70,812,688)

Net loss per common share:
Basic and diluted	$(3.77)	$(1.14)	$(13.28)

Weighted average number of common shares:
Basic and diluted	9,002,816	7,032,288	5,333,834

The accompanying notes are an integral part of these consolidated financial statements.

VYTERIS, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Equity (Deficit)
Balance at January 1, 2007	4,218,997	$63,285	$70,922,366	$(101,553,930)	$(30,568,279)
Non-cash stock-based compensation expense	–	–	8,166,739	–	8,166,739
Exercise of stock options	20,044	301	501,227	–	501,528
Issuance of restricted shares under outside director compensation plan	5,179	78	57,522	–	57,600
Issuance of common stock for capital raised	1,420,488	21,307	22,856,692	–	22,877,999
Disbursements related to issuance costs of common stock raise and warrants	–	–	(2,417,512)	–	(2,417,512)
Issuance of warrants associated with working capital facility	–	–	736,287	–	736,287
Issuance of common stock pursuant to conversion of senior secured convertible debentures	256,989	3,855	959,852	–	963,707
Transfer of warrant liability to equity upon shareholder approval of sufficient authorized shares	–	–	19,334,776	–	19,334,776
Cashless exercise of warrants	3,696	55	(55)	–	–
Issuance of warrants to advisors	–	–	543,750	–	543,750
Issuance of warrants to financial consultants	–	–	17,115,000	–	17,115,000
Charge resulting from non-cash debt extinguishment, net of unamortized discount	–	–	6,696,058	–	6,696,058
Charge resulting from non-cash modification of redeemable preferred stock terms	–	–	3,680,000	–	3,680,000
Net loss	–	–	–	(70,812,688)	(70,812,688)
Balance at December 31, 2007	5,925,393	88,881	149,152,702	(172,366,618)	(23,125,035)
Non-cash stock based compensation expense (credits)	–	–	(4,051,359)	–	(4,051,359)
Issuance of common stock for capital raised, net	660,000	9,900	1,790,100	–	1,800,000
Exercise of warrants	611,895	9,178	1,826,505	–	1,835,683
Non-cash warrant expense – financial consultants	–	–	81,592	–	81,592
Issuance of warrants for services rendered	–	–	184,000	–	184,000
Issuance of common stock for services rendered	85,000	1,275	48,025	–	49,300
Adjustment to common stock related to reverse stock split	514	8	(8)	–	–
Net loss	–	–	–	(8,024,240)	(8,024,240)
Balance at December 31, 2008	7,282,802	109,242	149,031,557	(180,390,858)	(31,250,059)
Non-cash stock based compensation expense, net	–	–	639,007	–	639,007
Issuance of common stock for services rendered	9,000	135	1,260	–	1,395
Issuance of common stock upon exercise of warrants issued For settlement with landlord	80,000	1,200	6,800	–	8,000
Issuance of warrants	–	–	154,200	–	154,200
Issuance of common stock for capital raised, net	3,000,000	45,000	477,000	–	522,000
Issuance of common stock and warrants upon settlement of registration rights penalty	1,250,000	18,750	1,214,250	–	1,233,000
Issuance of common stock pursuant to conversion of senior secured convertible debentures and preferred stock due to a related party	50,777,015	761,655	19,549,151	–	20,310,806
Reclassification of the fair value of warrants from an equity instrument to a liability instrument	–	–	(2,339,820)	–	(2,339,820)
Charge resulting from non-cash debt extinguishment	–	–	35,909,507	–	35,909,507
Net loss	–	–	–	(33,940,363)	(33,940,363)
Balance at December 31, 2009	62,398,817	$935,982	$204,642,912	$(214,331,221)	$(8,752,327)

The accompanying notes are an integral part of these consolidated financial statements.

VYTERIS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Years Ended December 31,
	2009	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(33,940,363)	$(8,024,240)	$(70,812,688)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	175,421	286,300	386,865
Stock based compensation charges	639,007	(4,051,359)	8,166,739
Amortization of senior secured convertible debentures discount	—	—	753,659
Gain on settlement of lease obligations	(1,953,977)	—	—
Amortization of discount on senior secured promissory note	—	231,403	231,547
Gain on settlement of registration rights penalty	(1,385,017)	—	—
Accrued registration rights penalty	215,988	260,897	260,184
Non-cash warrant expense – financial consultants	—	81,592	17,115,000
Non-cash debt extinguishment	35,909,507	—	6,724,523
Non-cash modification of redeemable preferred stock	—	—	3,680,000
Inventory reserves	—	94,890	1,431,411
Impairment of fixed assets and accrued facilities realignment costs	—	2,565,434	82,638
Revaluation of warrant liability	294,668	—	10,341,408
Warrants issued for working capital facility	—	—	736,287
Issuance of warrants to advisor and other service providers	—	184,000	543,750
Other	227,689	(209,851)	(60,745)
Change in operating assets and liabilities:
Accounts receivable	2,559	4,698	81,474
Inventory	—	(94,890)	(1,428,037)
Prepaid expenses and other assets	59,320	117,341	65,165
Accounts payable	(225,964)	901,564	(941,600)
Accrued expenses and other liabilities	2,008,587	(1,257,940)	(425,464)
Recognition of deferred revenue	(2,625,783)	—	—
Interest payable and accrued expenses to related parties	1,577,534	1,356,763	1,488,242
Net cash provided by (used in) operating activities	979,176	(7,553,398)	(21,579,642)

CASH FLOWS FROM INVESTING ACTIVITIES:
Changes in restricted cash, net	—	166,182	100,566
Proceeds from the sale of property and equipment	124,245	9,800	—
Purchase of equipment	(1,926)	(4,695)	(222,200)
Net cash provided by (used in) investing activities	122,319	171,287	(121,634)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from placement of common stock and warrants	522,000	1,800,000	20,530,759
Proceeds from exercise of options and warrants	8,000	1,835,683	501,528
Net proceeds from issuance of secured promissory notes to a related party	—	—	350,000
Net proceeds from senior secured convertible debentures- Ferring	—	2,750,000	—
Repayment of senior secured convertible promissory note	(250,000)	(475,000)	—
Net proceeds from sale of manufacturing equipment	568,723	—	—
Other	—	(22,422)	(136,046)
Net cash provided by financing activities	848,723	5,888,261	21,246,241

Net increase (decrease) increase in cash and cash equivalents	1,950,218	(1,493,850)	(455,035)
Cash and cash equivalents at beginning of the year	222,821	1,716,671	2,171,706
Cash and cash equivalents at end of the year	$2,173,039	$222,821	$1,716,671

The accompanying notes are an integral part of these consolidated financial statements.

VYTERIS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS - (CONTINUED)

	Years Ended December 31,
	2009	2008	2007
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$181,559	$51,859	$38,346
Issuance of warrants in connection with private placements of common stock	—	4,761,000	15,154,645
Conversion of senior secured convertible debentures into common stock	—	—	963,707
Reclassification of the fair value of warrants from an equity instrument to a liability instrument	2,339,820	—	19,334,776
Issuance of warrants	154,200	—	—
Settlement of registration rights penalty upon issuance of common stock and warrants to shareholders	1,233,000	—	—
Conversion of senior secured convertible debentures and preferred stock due to a related party	20,310,806	—	—
Cashless exercise of warrants for common stock	$—	$—	$55

The accompanying notes are an integral part of these consolidated financial statements.

VYTERIS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   Organization and Basis of Presentation and Going Concern Uncertainty

Basis of presentation

The accompanying consolidated financial statements have been prepared assuming that Vyteris, Inc. (formerly Vyteris Holdings (Nevada), Inc.), (the terms “Vyteris” and the “Company” refer to each of Vyteris, Inc., its subsidiary, Vyteris, Inc. (incorporated in the State of Delaware) and the consolidated company will continue as a going concern.

In December 2009, the Company converted $20.3 million of secured indebtedness and preferred stock into common stock of the Company, as well as received a net cash payment of $2.1 million from the sale of the Company’s State of New Jersey net operating losses.  In February 2010, the Company raised over $1.1 million through the sale of senior secured convertible debentures.  Nonetheless, subsequent financings will be required to fund the Company’s operations, fund research and development for new products, repay past due payables and pay debt service requirements.

As a result of the conversion of $20.3 million of secured indebtedness and preferred stock into common stock of the Company, Spencer Trask Specialty Group and Affiliates (“STSG”) owned 84.8% of the issued and outstanding common stock of the Company as of December 31, 2009. Due to this stock ownership, the Company is controlled by STSG and is deemed a “controlled corporation”. STSG may influence the Company to take actions that conflict with the interests of other shareholders.  In December 2009, Ferring Pharmaceuticals, Inc., “(Ferring”), discontinued its collaborative effort with the Company for their joint infertility project. The Company is currently assessing its ownership rights in and the feasibility of continuing this project on its own.

On December 21, 2009, the Company received notice from Ferring, of its termination of the License and Development Agreement, dated September 30, 2004. Ferring was the Company’s sole source of revenues in 2009 and 2008, and the Company was dependent on receipt of reimbursement of product development costs under this agreement. In 2009, the Company received reimbursement of product development costs under this agreement of $3.3 million and was able to raise approximately $2.1 million in capital through the sale of its State of New Jersey net operating losses and the sale of $0.6 million of its common stock. The Company continues to seek both capital and other revenue sources; however, the Company cannot predict when and if it will be able to raise such capital and derive such revenue sources, and if it does, the amounts and terms of such financings and revenues.

No assurance can be given that the Company will be successful in procuring the further financing needed to continue the execution of its business plan, which includes the development of new products. Failure to obtain such financing will require management to substantially curtail, if not cease, operations, which will result in a material adverse effect on the financial position and results of operations of the Company. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might occur if the Company is unable to continue in business as a going concern.

Intercompany balances and transactions have been eliminated in consolidation.

Business

The Company developed and produced the first FDA-approved electronically controlled transdermal drug delivery system that delivers drugs through the skin comfortably, without needles. This platform technology can be used to administer a wide variety of therapeutics either directly into the skin or into the bloodstream. The Company holds U.S. and foreign patents relating to the delivery of drugs across the skin using an electronically controlled “smart patch” device with electric current. The Company has discontinued activity with respect to its LidoSite product, although it is still seeking a buyer or joint venture partner for the product.  Given the termination of the Ferring agreement, none of the Company products are currently in collaborative development; however, the Company is currently seeking collaborative partners for several of its projects.

VYTERIS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2.    Significant Accounting Policies

Cash equivalents

The Company considers all highly liquid instruments with maturities of three months or less at the date of purchase to be cash equivalents.

Accounts receivable

Accounts receivable are unsecured and non-interest bearing and are recorded at net realizable value. The Company establishes an allowance for doubtful accounts based upon factors pertaining to the credit risk of specific customers, historical trends and other information.  Delinquent accounts are written-off when it is determined that the amounts are uncollectible.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

The Company assesses the valuation of its inventory on a quarterly basis to provide an allowance for the value of estimated excess and obsolete inventory. The key factors in the inventory review process are the historical rates for raw material and fabricated patch meeting the Company’s product specification acceptance criteria and anticipated demand for its product.  Increases in the allowance for excess and obsolete inventory result in a corresponding increase to cost of sales.

Property and equipment, net

Property and equipment, net is stated at cost. Depreciation and amortization of property and equipment is provided on a straight-line basis over the asset’s estimated useful life or related lease term as follows:

Manufacturing and laboratory equipment	5 years
Furniture and fixtures	5 years
Office equipment	3 years
Leasehold improvements	4 – 10 years
Software	3 years

Equipment held under capital leases is recorded at the present value of the minimum lease payments at the inception of the lease and is amortized on the straight-line method over the shorter of the lease term or the estimated useful life of the equipment. Amortization of equipment held under capital leases is included in depreciation and amortization expense in the accompanying consolidated financial statements. Leasehold improvements are amortized over the estimated useful life or over the term of the lease, whichever is shorter. Replacements, maintenance and repairs that do not improve or extend the life of the respective asset are expensed as incurred.

Revenues

Product sales. The Company recognizes product revenue, net of allowances for anticipated returns, provided that (1) persuasive evidence of an arrangement exists, (2) delivery to the customer has occurred, (3) the selling price is fixed or determinable and (4) collection is reasonably assured.  Delivery is considered to have occurred when title and risk of loss have transferred to the customer.  The price is considered fixed or determinable when it is not subject to refund or adjustments.  The Company’s standard shipping terms is freight on board (F.O.B.) shipping point.  The Company provides a reserve for sales and returns allowances based upon estimated results, at the time of shipment.

Product development revenue. In accordance with ASC 605-45-15 (formerly EITF No. 01-14, Income Statement Characterization of Reimbursements Received for “Out-of-Pocket” Expenses Incurred), the Company recognize revenues for the reimbursement of development costs when it bears all the risk for selection of and payment to vendors and employees.  Costs associated with such activities are included in research and development expenses on the consolidated statements of operations.

VYTERIS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Licensing Revenue. The Company uses revenue recognition criteria outlined in ASC 605-25 (formerly SAB No. 104, Revenue Recognition in Financial Statements, and Emerging Issues Task Force, EITF, Issue 00-21 Revenue Arrangements with Multiple Deliverables). Accordingly, revenues from licensing agreements are recognized based on the performance requirements of the agreement. Non-refundable up-front fees, where the Company has an ongoing involvement or performance obligation, are generally recorded as deferred revenue in the balance sheet and amortized into license fees in the consolidated statement of operations over the term of the performance obligation.

 Stock Based Compensation

The Company accounts for its stock based employee compensation plans under ASC 718-10 and ASC 505-50 (formerly SFAS No. 123 (revised 2004), "Shared-Based Payment"). ASC 718-10 and ASC 505-50 address the accounting for shared based payment transactions in which an enterprise receives employee services for equity instruments of the enterprise or liabilities that are based on the fair value of the enterprise's equity instruments or that may be settled by the issuance of such equity instruments. ASC 718-10 and ASC 505-50 require that such transactions be accounted for using a fair value based method.

In considering the fair value of the underlying stock when the Company grants options or restricted stock, the Company considers several factors including the fair values established by market transactions. Stock-based compensation includes significant estimates and judgments of when stock options might be exercised, forfeiture rates and stock price volatility.  The timing of option exercises is out of the Company’s control and depends upon a number of factors including the Company’s market value and the financial objectives of the holders of the options.  These estimates can have a material impact on the Company’s stock compensation expense but will have no impact on the Company’s cash flows.

The Company accounts for equity awards issued to non-employees in accordance with ASC Topic 505-50 (formerly EITF No. 96-18 “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with, Selling Goods or Services.”)  ASC 505-50 requires the Company to measure the fair value of the equity instrument using the stock prices and other measurement assumptions as of the earlier of either the date at which a performance commitment by the counterparty is reached or the date at which the counterparty's performance is complete.

Income taxes

The Company accounts for income taxes as codified in ASC 740-10-05 (formerly SFAS 109, “Accounting for Income Taxes” and FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” an interpretation of SFAS No. 109, “Accounting for Income Taxes”). Deferred tax assets or liabilities are recorded to reflect the future tax consequences of temporary differences between the financial reporting basis of assets and liabilities and their tax basis at each year-end. These amounts are adjusted, as appropriate, to reflect enacted changes in tax rates expected to be in effect when the temporary differences reverse.

The Company records deferred tax assets and liabilities based on the differences between the financial statement and tax bases of assets and liabilities and on operating loss carryforwards using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Research and Development

Research and development costs are charged to expense as incurred.

Use of Estimates

The Company’s consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles, which require management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the revenues and expenses reported during the period. These estimates and assumptions are based on management’s judgment and available information and, consequently, actual results could differ from these estimates.

VYTERIS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Net loss per share

The Company computes net loss per share in accordance with ASC 26-10 (formerly SFAS No. 128, “Earnings per Share”). Under the provisions of ASC 26-10, basic net loss per common share, or basic EPS, is computed by dividing net loss by the weighted-average number of common shares outstanding.  Diluted net loss per common share, or diluted EPS, is computing by dividing net loss by the weighted average number of shares and dilutive common share equivalents then outstanding.  Common equivalent shares consist of the incremental common shares issuable upon the exercise of stock options and warrants and the conversion of preferred stock and debentures.  For all years presented on the consolidated statement of operations, diluted EPS is identical to basic EPS since common equivalent shares are excluded from the calculation, as their effect is anti-dilutive due to net losses for the years ended December 31, 2009, 2008, and 2007. For the years ended December 31, 2009, 2008 and 2007, respectively, common stock equivalents of 13,580,978, 7,353,348, and 5,391,769 were excluded from the net loss per common share calculation because the effect of their inclusion would be anti-dilutive.

Long-lived assets

The Company reviews long-lived assets, including fixed assets, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. An impairment loss would be recognized when the estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. Impairment, if any, is assessed using discounted cash flows.

Financial instruments

Cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and other liabilities reported in the consolidated balance sheets equal or approximate their fair value due to their short term to maturity.

Debt instruments, offering cost and the associated features and instruments contained therein

Deferred financing costs are amortized over the term of its associated debt instrument. The Company evaluates the terms of the debt instruments to determine if any embedded derivatives or beneficial conversion features exist. The Company allocates the aggregate proceeds of the debt instrument between the warrants and the debt based on their relative fair values as codified in ASC 470-20-25 (formerly Accounting Principle Board No. 14, “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants”) The fair value of the warrants issued to debt holders or placement agents are calculated utilizing the Black-Scholes-Merton option-pricing model. The Company amortizes the resultant discount or other features over the terms of the debt through its earliest maturity date using the effective interest method. Under this method, the interest expense recognized each period will increase significantly as the instrument approaches its maturity date. If the maturity of the debt is accelerated because of defaults or conversions, then the amortization is accelerated. The Company’s debt instruments do not contain any embedded derivatives at December 31, 2009.

Concentrations of credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company deposits its cash and cash equivalents with major financial institutions.  Management believes that credit risk related to these deposits is minimal. Concentrations of credit risk in the Company’s account receivables are substantially mitigated by the Company’s credit evaluation process. The Company analyzes the customer’s credit worthiness and current economic trends when evaluating a customer’s credit risk.

Risk and uncertainties

The Company purchases some raw materials and components from single-source suppliers. Some of those materials or components are custom-made and are the result of long periods of collaboration with suppliers. Although the Company has not experienced significant supply delays attributable to supply changes, the Company believes that, for electrode subcomponents and hydrogel in particular, alternative sources of supply would be difficult to develop over a short period of time. Because the Company has no direct control over its third-party suppliers, interruptions or delays in the products and services provided by these third parties may be difficult to remedy in a timely fashion. In addition, if such suppliers are unable or unwilling to deliver the necessary parts or products, the Company may be unable to redesign or adapt its technology to work without such parts or find alternative suppliers or manufacturers. In such events, the Company could experience interruptions, delays, increased costs, or quality control problems.

VYTERIS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Recently issued accounting standards

In December 2007, ASC 808-10 (formerly EITF Issue No. 07-1, “Accounting for Collaborative Arrangements”) was issued.  ASC 808-10 provides guidance concerning: determining whether an arrangement constitutes a collaborative arrangement within the scope of the Issue; how costs incurred and revenue generated on sales to third parties should be reported in the income statement; how an entity should characterize payments on the income statement; and what participants should disclose in the notes to the financial statements about a collaborative arrangement. The provisions of ASC 808-10 have been adopted in 2009. ASC 808-10 has had no impact on the Company’s consolidated financial statements.

In September 2006, the FASB issued ASC 820-10 (formerly FASB Statement 157, “Fair Value Measurements”). ASC 820-10 defines fair value, establishes a framework for measuring fair value under GAAP and expands disclosures about fair value measurements.  ASC 820-10 applies under other accounting pronouncements that require or permit fair value measurements.  Accordingly, ASC 820-10 does not require any new fair value measurements.  However, for some entities, the application of ASC 820-10 will change current practice.  The changes to current practice resulting from the application of ASC 820-10 relate to the definition of fair value, the methods used to measure fair value and the expanded disclosures about fair value measurements.  The provisions of ASC 820-10 are effective as of January 1, 2008, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings.  However, delayed application of this statement is permitted for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until fiscal years beginning after November 15, 2008, and interim periods within those fiscal years.  The Company adopted ASC 820-10 effective January 1, 2008 for financial assets and the adoption did not have a significant effect on its financial statements.  The Company has adopted the remaining provisions of ASC 820-10 beginning in 2009. The adoption of ASC 820-10 did not have a material impact on the Company’s consolidated results of operations or financial condition.

In June 2008, the FASB ratified ASC 815-40-25 (formerly EITF Issue No. 07-05, “Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity's Own Stock”). ASC 815-40-25 mandates a two-step process for evaluating whether an equity-linked financial instrument or embedded feature is indexed to the entity's own stock. Warrants that a company issues that contain a strike price adjustment feature, upon the adoption of ASC 815-40-25, results in the instruments no longer being considered indexed to the company's own stock.  On January 1, 2009, the Company adopted ASC 815-40-25 and re-evaluated its issued and outstanding warrants that contain a strike price adjustment feature. The Company reclassified certain warrants from equity to a derivative liability and used the Black-Scholes-Merton valuation model to determine the fair market value of the warrants. Upon adoption on January 1, 2009, the Company calculated the impact and the amount was found to be de-minims. As of December 31, 2009, the Company recorded a $0.3 million loss due in the consolidated statement of operations due to the increase in the fair value of 5,080,160 of its issued warrants that contain such anti-dilution provisions using the Black-Scholes-Merton option-pricing model.

Effective July 1, 2009, the Company adopted The “FASB Accounting Standards Codification” and the Hierarchy of Generally Accepted Accounting Principles (ASC 105), (formerly SFAS No. 168, The “FASB Accounting Standards Codification” and the Hierarchy of Generally Accepted Accounting Principles). This standard establishes only two levels of U.S. generally accepted accounting principles (“GAAP”), authoritative and nonauthoritative. The Financial Accounting Standard Board (“FASB”) Accounting Standards Codification (the “Codification”) became the source of authoritative, nongovernmental GAAP, except for rules and interpretive releases of the SEC, which are sources of authoritative GAAP for SEC registrants. All other non-grandfathered, non-SEC accounting literature not included in the Codification became non-authoritative. The Company began using the new guidelines and numbering system prescribed by the Codification when referring to GAAP in the third quarter of fiscal 2009. As the Codification was not intended to change or alter existing GAAP, it did not have any impact on the Company’s consolidated financial statements.

VYTERIS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

In November 2008, the SEC issued for comment a proposed roadmap regarding the potential use by U.S. issuers of financial statements prepared in accordance with International Financial Reporting Standards (IFRS). IFRS is a comprehensive series of accounting standards published by the International Accounting Standards Board (IASB). Under the proposed roadmap, the Company could be required in fiscal 2014 to prepare financial statements in accordance with IFRS. The SEC will make a determination in 2011 regarding the mandatory adoption of IFRS. The Company is currently assessing the impact that this potential change would have on its consolidated financial statements and it will continue to monitor the development of the potential implementation of IFRS.

3.	Restructuring

On January 31, 2008, the Company reduced its workforce by approximately 32 employees who were solely or partially dedicated to LidoSite. The Company further reduced its workforce by three employees on June 26, 2008. These reductions in force and reductions in variable spending related to LidoSite were intended to reduce the Company’s ongoing working capital needs and monthly cash burn while reallocating resources to both peptide product delivery and other business development opportunities.  The Company recorded approximately $0.2 million of severance related expenses, which are included in research and development, general and administrative and sales and marketing expenses in the consolidated statement of operations for the year ended December 31, 2008. There were no unpaid severance costs as of December 31, 2009 and 2008.

4.	Inventories, net

Inventories, net consist of the following:
	December 31,
	2009	2008

Raw materials	$837,803	$1,358,388
Work in process	106,419	106,456
Finished goods	188,674	294,169
Inventory	1,132,896	1,759,013
Excess and obsolete inventory	(1,132,896)	(1,759,013)
Inventories, net	$-	$-

The Company assesses the valuation of its inventory on a quarterly basis to provide an allowance for the value of estimated excess and obsolete inventory and the lower of cost or market adjustment. Due to the de-emphasis of the LidoSite product, the Company has focused its resources and efforts in other product development areas.  Accordingly, the Company recorded a full inventory reserves in cost of sales in the fourth quarter of 2007. The Company did not record any inventory reserves in the cost of sales for the year ended December 31, 2009.  However, the Company recorded full inventory reserves in cost of sales of $0.1 million and $1.4 million for the years ended December 31, 2008 and 2007, respectively.

5.	Property and Equipment, net

Property and equipment, net consist of the following:
	December 31,
	2009	2008

Manufacturing and laboratory equipment	$1,875,930	$1,883,753
Furniture and fixtures	156,543	156,543
Office equipment	345,423	363,142
Leasehold improvements	367,818	367,818
Software	205,210	205,210
Property and equipment	2,950,924	2,976,466
Less: Accumulated depreciation and amortization	(2,836,901)	(2,677,483)
Property and equipment, net	$114,024	$298,983

VYTERIS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Depreciation and amortization expense, included in costs and expenses in the accompanying consolidated statements of operations, was approximately $0.2 million, $0.3 million and $0.4 million for each of the years ended December 31, 2009, 2008 and 2007, respectively.

In January 2008, the Company announced a de-emphasis of the sales and marketing efforts of its Lidosite product.  As a result, the Company incurred an impairment charge of $0.1 million for the year ended December 31, 2007 on the machinery and equipment used in the production of the Lidosite product.  In March 2008, the Company recorded an impairment charge of approximately $0.1 million on furniture and fixtures due to the consolidation of office space (see Note 13), which is included in facilities realignment and impairment of fixed assets expense in the consolidated statement of operations for the year ended December 31, 2008.

6.	Related Party indebtedness owed to STSG and Series B Convertible, Mandatorily Redeemable Preferred Stock

The following table summarizes the outstanding amounts, as of December 31, 2009 and December 31, 2008, with respect to all indebtedness owing to STSG and the Company’s Series B Convertible, Mandatorily Redeemable Preferred Stock.

	December 31,
	2009	2008
Principal Amounts Outstanding
January 2006 Promissory Note (1)(5)	$-	$250,000
2006 Promissory Notes (2)(5)	-	5,116,550
Working Capital Facility (3)(6)	-	2,850,000
Series B Preferred Stock (4)(5)	-	10,050,000
2009 Promissory Note (7)	1,750,000	-

Interest Payable
January 2006 Promissory Note (1)(5)	$-	$93,090
2006 Promissory Notes (2)(5)	-	1,878,267
Working Capital Facility (3)(6)	-	535,339
Series B Preferred Stock (4)(5)	-	-
2009 Promissory Note (7)	2,014	-

	December 31,
	2009	2008	2007
Interest Expense
January 2006 Promissory Note (1)(5)	$32,319	$3,042	$250,000
2006 Promissory Notes (2)(5)	661,456	676,237	674,390
Working Capital Facility (3)(6)	255,075	260,775	888,762
Series B Preferred Stock (4)(5)	588,710	600,000	600,000
2009 Promissory Note (7)	2,014	-	-

(1)	On January 31, 2006, STSG, a related party, provided the Company with a loan in the form of 13.0% subordinated convertible unsecured promissory note (the “January 2006 Promissory Note”).

(2)	In 2006, STSG provided the Company with a loan in the form of 13.0% subordinated convertible unsecured promissory notes (the “2006 Promissory Notes”).

(3)	In September 2004, STSG agreed to provide the Company with a working capital loan bearing interest at 9%, in the form of secured demand promissory notes (the “Working Capital Facility”).

(4)
Series B, Convertible, Mandatorily Redeemable Preferred Stock (“Series B Preferred Stock”) was issued to STSG and one other holder. The holders of the Series B Preferred Stock were entitled to receive, ratably and payable quarterly, an annual cash dividend of 8%. The stated value of the Series B Preferred Stock on December 24, 2009 was $10.6 million.

(5)
The January 2006 Promissory Note, the 2006 Promissory Notes and the Series B Preferred Stock were satisfied in full on December 24, 2009.  See footnote 7 below for a discussion of the satisfaction of these obligations.

(6)
On December 24, 2009, $0.9 million of the Working Capital Facility was satisfied in full.  The remaining $2.0 million was satisfied through the issuance of the 2009 Promissory Note. See footnote 7 below for a discussion of the satisfaction of this debt and the conversion into the 2009 Promissory Notes.

(7)	On December 24, 2009, the Company entered into an Amendment to the Restructuring Agreement with STSG.

VYTERIS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The principal terms of the Amended Agreement are as follows:

1.
The principal amount of all indebtedness and accrued and unpaid interest thereon and stated value of the Series B Preferred Stock owed by the Company to STSG in excess of $2.0 million ($2.0 million amount is defined as the “Remaining Debt”) which includes the January 2006 Promissory Note, the 2006 Promissory Notes, and $0.9 million of Working Capital Facility were satisfied in full on December 24, 2009. STSG converted $20.3 million of indebtedness and accrued and unpaid interest and all issued and outstanding shares of Series B Preferred Stock into 50,777,015 shares of the Company’s common stock at a conversion price of $0.40 per share.

2.
The Remaining Debt shall be evidenced by a promissory note (“2009 Promissory Note”) with interest accruing at the rate of 6% per year and with the same duration as the first debt security to expire pursuant to a Qualified Financing, or if it does not involve the sale of debt securities, December 24, 2012.  The  2009 Promissory Note is secured by a lien on the Company’s assets, subordinate to the lien of any existing creditors that have a lien senior to that of STSG and to any liens resulting from a Qualified Financing.

3.
On December 28, 2009, the Company paid to STSG $0.3 million to reduce the principal amount of the 2009 Promissory Note to $1.8 million as of December 31, 2009. Upon consummation of a Qualified Financing with gross proceeds in excess of $3.0 million, the Company is required to make another prepayment of $0.5 million. Upon a Qualified Financing with gross proceeds in excess of $5.0 million, the Company is required to make another prepayment of 50% of the net proceeds from any Qualified Financing in excess of such amounts.

In connection with the December 24, 2009 restructuring agreement with STSG, the Company performed a valuation of the conversion of approximately $20.3 million owed to STSG (the January 2006 Promissory Notes, the 2006 Promissory Notes and the Series B Preferred Stock, including accrued and unpaid interest and dividends), into its common stock, pursuant to rules governing accounting for induced conversions of debt, (ASC 470-20, formerly FASB No. 84, “Induced Conversions of Convertible Debt, an amendment of APB Opinion No. 26”). The Company determined that as a result of a change in the conversion price from $22.50 per share to $0.40 per share, STSG received an incentive to induce conversion of these instruments into the Company’s common stock.  Accordingly, the Company recorded a non-cash charge of approximately $35.9 million related to the fair value (based on quoted market prices at the date of the agreement) of the incremental shares received by STSG as a result of the restructuring in its consolidated statement of operations for the year ended December 31, 2009.

2007 Amendment to Various Debt Instruments

In August 2007, the Company entered into an agreement with STSG and its affiliates to amend the Working Capital Facility and the January 2006 Promissory Note and 2006 Promissory Notes.  The Company performed an evaluation of the amendments to these debt instruments under ASC 820 (formerly EITF No. 06-06 “Debtor’s Accounting for a Modification (or Exchange) or Convertible Debt Instruments”). Accordingly, the Company concluded that debt extinguishment accounting should apply and recorded an immediate non-cash charge of $6.7 million directly to its consolidated statement of operations in the third quarter of 2007, representing the incremental “fair value” of instruments issued.

7.	Accrued Registration Rights Penalty

In connection with the delayed filing of a registration statement for securities sold pursuant to a $15.1 million private placement in 2004, the Company incurred approximately $1.4 million of liquidated damages in 2005. In addition, the Company was obligated to pay interest at a rate of 18% per annum, accruing daily, for any liquidated damages not paid in full within 7 days of the date payable. Interest expense, included in registration rights penalty in the accompanying consolidated statements of operations, was $0.2 million, $0.3 million and $0.3 million for each the years ended December 31, 2009, 2008 and 2007, respectively.

On October 30, 2009, the Company entered into an Amendment and Waiver (“Amendment”) to the Registration Rights Agreement dated September 29, 2004 among the Company, Spencer Trask Ventures, Inc., a related party, Rodman & Renshaw, LLC, and various shareholders. The Amendment required the Company to compensate investors for registration rights penalties incurred of approximately $2.6 million. The Company issued 1,250,000 restricted shares of its common stock with a fair value of $0.8 million and warrants to purchase up to 1,250,000 restricted shares of its common stock at an exercise price of $0.75 per share with an expiration date of October 30, 2012 in order to settle the accrued liquidated damages. The fair value of warrants issued to purchase the Company’s common stock was estimated to be $0.4 million using the Black-Scholes-Merton pricing model. The Company recorded a non-cash gain on settlement of registration rights penalty of $1.4 million in the consolidated statement of operations for the year ended December 31, 2009.

VYTERIS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8.	Accrued Expenses, Deferred Revenue and Other

Accrued expenses, deferred revenue and other consist of the following:
	December 31,
	2009	2008
Compensation, accrued bonuses and benefits payable	$413,743	$330,715
Continuous motion patch machine costs and delivery	183,452	180,447
Reimbursement of development costs to Ferring	1,386,919	97,178
Accrued insurance costs	101,224	86,229
Accounting, legal and consulting fees	334,095	96,690
Outside services	371,243	6,504
Food and drug administration fees	193,521	125,942
Facilities realignment costs – current portion	-	251,411
Other	150,816	204,608
Accrued expenses, deferred revenue and other	$3,135,013	$1,379,724

9.	Agreements with Ferring

Ferring Milestone Advance

Effective July 9, 2008, Ferring advanced a $2.5 million payment which would otherwise be due to the Company should Ferring elect to proceed with phase II clinical trials (“Phase II”) as described in the License and Development Agreement dated as of September 27, 2004 (as heretofore amended, the “License Agreement”) between Ferring and the Company. The $2.5 million was advanced in the form of a loan, and the Company issued a $2.5 million principal amount secured note (“Milestone Advance”) to Ferring. The Milestone Advance accrued interest at the rate of 10% per annum.

In a related transaction, Ferring loaned the Company an additional $50,000 to enable payoff of the existing $0.5 million principal amount note with Allen Capital Partners, which payoff in full took place on July 8, 2008. This Note was also paid off in March 2009.  On December 16, 2008, Ferring loaned the Company an additional $0.2 million in the form of a promissory note (“December 2008 Note”) issued by the Company to Ferring.  The December 2008 Note accrued interest at the rate of 10% per annum. In March 2009, the Company repaid both the Milestone advance and the December 2008 Note.

Transaction Agreement with Ferring March 2009

In March 2009, the Company entered into a transaction with Ferring whereby Ferring agreed to fund the first half of the 2009 development budget up to $3.3 million, in exchange for which the Company granted Ferring a senior security interest in its assets (which Ferring has agreed to subordinate to the security interest of new third party lenders for a value of over $3.3 million) and which security interest expires at the earlier of the date when the Company delivers patches required for Phase III testing and May 31, 2010.

Ferring also agreed to buy the Company PMK 150 machine for $1.0 million, of which $0.5 million was paid at closing (half to satisfy outstanding senior secured convertible debentures due to Ferring) and $0.3 million was paid on May 14, 2009 (part to satisfy accrued and unpaid interest on loans from Ferring) and which has been leased back to the Company at a rental amount of $1,000 per month. The Company accounts for the lease of the PMK 150 machine as an operating lease and is recognizing the deferred gain on the sale of the machine over the 10 year lease. The Company also granted Ferring a one year option to purchase our PMK 300 machine at a price to be negotiated in good faith.

VYTERIS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Termination of Ferring Agreement

On December 21, 2009, the Company received notice from Ferring of its termination of the License and Development Agreement by and between the Company and Ferring (“Agreement”), effective 30 days from the date of the notice, pursuant to the Agreement.

Pursuant to the Agreement, upon a termination by Ferring, the following disposition of intellectual property associated with the Agreement shall occur:

a)
all licenses and other rights granted to the Company shall, subject to the continued payment to Ferring of certain royalty payments under of the Agreement, be converted to and continue as exclusive, worldwide irrevocable, perpetual, sub-licensable licenses to develop, make, have made, use, sell, offer to sell, lease, distribute, import and export the Product;

b)	all licenses and other rights granted to Ferring under the Agreement shall be terminated as of the effective date of the termination;

c)
Ferring shall grant to the Company an irrevocable, perpetual, exclusive, royalty-free, sub-licensable license to practice certain intellectual property jointly developed under the Agreement with respect to the iontophoretic administration of infertility hormone;

d)
Ferring shall cease to use and shall assign to the Company all of its rights, title and interest in and to all clinical, technical and other relevant reports, records, data, information and materials relating exclusively to the Product and all regulatory filings (including any NDA, 510(k) or similar regulatory filing) relating exclusively to the Product and provide the Company one copy of each physical embodiment of the aforementioned items within thirty (30) days after such termination; and

e)
Ferring shall cease to use any Know-How, Information or Materials arising under this Agreement to the extent such Know-How, Information or Materials is owned by Ferring shall promptly return to the Company all such materials.

The Company is currently evaluating the Agreement and its amendments to determine amounts owed to Ferring under the March 2009 financing arrangement, which it believes to be approximately $1.4 million, and resolution of Ferring’s liens on the Company’s assets. As per the Transaction Agreement with Ferring, dated March 2009, Ferring retains a first lien on the assets of the Company with respect to the amount owed to it by the Company. The Company is assessing the possibility of continued development of the Phase II product in compliance with the Agreement. The Company recognized approximately $1.9 million of revenue from Ferring related to the development agreement for the year ended December 31, 2009 and $2.8 million for the year ended December 31, 2008.

As a result of the agreement, the Company has no continuing obligations with respect to the Ferring license, and accordingly, the Company recognized any remaining deferred revenue from the $2.5 million and other milestone payments, which resulted in recognition of $2.6 million of license revenue for the year ended December 31, 2009, related to the cumulative licensing payments under the Ferring License and Development Agreement.

Other

The outside development cost of the product licensing and development agreements with Ferring was approximately $0.2 million, $1.1 million and $1.3 million, for the years ended December 31, 2009, 2008 and 2007, respectively, and is included in research and development expense in the accompanying consolidated statements of operations.

10.	Private Placements of Common Stock and Warrants

2007 $11.25 Private Placements

In the first six months of 2007, the Company raised a total of $9.1 million pursuant to which the Company issued to investors a total of 807,378 shares of common stock at $11.25 per share (the “Initial 2007 Financings”). In connection with the 2007 Financings, the Company paid finders fees to Wolverine International Holdings Ltd. (“Wolverine”) and to Spencer Trask Ventures, Inc. (“STVI”) a related-person of STSG, a principal stockholder of the Company, in the amount of $0.9 million and $0.04 million, respectively, representing 10% of the gross proceeds raised. In addition, the Company issued to Wolverine and STVI warrants to purchase up to 77,444 and 3,294 shares of the Company's common stock, respectively, representing 10% of the common stock issued to investors.  Each warrant may be exercised for five years from the date of issuance to purchases share of common stock for $11.25 per share. Net proceeds were $8.0 million, with finders fees and other legal costs of $1.0 million recorded as a reduction of equity as a cost of the transaction.

VYTERIS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2007 $22.50 Private Placement

In July 2007, the Company raised a total of $13.8 million pursuant to which the Company issued to investors a total of 613,111 shares of common stock at a purchase price of $22.50 per share (“July 2007 Financing”, and with the Initial 2007 Financings, the “2007 Financings”). The subscribers were also issued warrants to purchase the Company’s common stock in an amount equal to the number of shares purchased with an exercise price of $45.00 per share. In connection with the July 2007 Financing, the Company paid a finders fee to Ramp International, Inc. (“Ramp”), as assignee from Wolverine for $1.3 million, representing 10% of the gross proceeds raised. In addition, the Company issued to Wolverine and Ramp warrants to purchase up to 61,311 shares of the Company's common stock, representing 10% of the common stock issued to investors. Each warrant may be exercised for five years from the date of issuance to purchase shares of the Company’s common stock for $45.00 per share. Net proceeds of the July 2007 Financing were $12.5 million, with finder’s fees and other legal costs of $1.3 million recorded as a reduction of equity as a cost of the transaction.

February 2008 Private Placement

In February of 2008, the Company raised a total of $1.8 million in a private placement pursuant to which the Company issued to investors a total of 600,000 shares of common stock at a purchase price of $3.00 per share (“February 2008 Financing”). The investors were issued warrants to purchase Company common stock in the amount of two times the number of shares purchased, or 1,200,000 total warrants. Those investor warrants have a five year term and have an exercise price of $3.00 per share, and contain a mandatory exercise provision at the Company’s election should the market price of the Company’s common stock be at least $4.50 for 20 consecutive trading days. In connection with the February 2008 Financing, the Company paid a finders fee to Ramp in the amount of $0.2 million representing 10% of the gross proceeds raised. Ramp reinvested its cash fee in the February 2008 Financing and received 60,000 shares of common stock and 120,000 warrants. In addition, the Company issued to Ramp warrants to purchase up to 60,000 shares of the Company's common stock, respectively, representing 10% of the common stock to be issued to investors. All warrants issued to Ramp contain terms identical to the terms of the warrants issued to the investors in the February 2008 Financing. Net proceeds (after reinvestment of the cash finders fee) were $1.8 million, with no legal or other professional fees attributed thereto as offering costs.

Funds Raised Pursuant to Warrant Exercises due to Temporary Reduction in Exercise Price of Warrants Issued

On February 1, 2008, the Company temporarily reduced the exercise price of all of its issued and outstanding warrants to $3.00 and sent notification to all of its warrantholders to that effect. As of February 1, 2008, the Company had 3,864,944 warrants issued and outstanding. On February 28, 2008, the total number of warrants exercised under this temporary reduction in exercise price program was 611,895 resulting in net proceeds to the Company of $1.8 million. The Company concluded that the temporary reduction in exercise has no economic impact on its consolidated statements of operations because the reduction in exercise price is only an offer to sell stock at a reduced per share price. All shares issued as a result of these warrant exercises are unregistered, restricted shares of its common stock. Thus, as of February 28, 2008, 3,253,052 of the remaining warrants eligible for conversion remained issued and outstanding and reverted to their original terms.

Sale of Common Stock in 2009

On October 30, 2009, the Company issued 3,000,000 shares of its common stock and 3,000,000 warrants to purchase its common stock to an investor for a purchase price of $0.6 million in a transaction exempt from registration under Section 4(2) of the Securities Act of 1933.  The warrants are exercisable into shares of the Company’s common stock at an exercise price of $0.20 per share, and bear a term of five years from the date of closing.  The warrants contain a cashless exercise provision and contain “full ratchet” anti-dilution provisions. The Company paid the following fees to finders in conjunction therewith: cash in the amount of $0.1 million and issuance of a total of 1,200,000 warrants allocated as follows: (i) 600,000 warrants representing 20% of the common stock issued to investors and (ii) 600,000 warrants representing 20% of the warrants issued to investors in connection with this private placement recorded as a reduction of equity as a cost of the transaction. All warrants issued contain terms identical to the terms of the warrants issued to the investors.

In accordance with ASC Topic 815-10, (formerly EITF Issue No. 07-5, “Determining Whether an Instrument (or an Embedded Feature) is Indexed to an Entity’s Own Stock”), the Company recorded a warrant liability of $2.3 million in the consolidated balance sheet for the fair value of the warrants issued to the investors and finders using the Black-Scholes-Merton option-pricing model.  Management estimated that the fair value of the 1,200,000 warrants issued, using the Black-Scholes-Merton option-pricing model with the following weighted average assumptions; 2.31% risk-free interest rate, 5.0 years expected holding period and 91.9% expected volatility.

VYTERIS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11.	Related Party Transactions

In addition to the indebtedness described in Note 6, the private placements of common stock and warrants described in Note 10, and the payment of finders fees described in the subsequent event Note 18, the Company had the following related party transactions:

•	At December 31, 2009, approximately $0.2 million is included in interest payable and accrued expenses due to related party in the accompanying consolidated balance sheets for amounts owed to STSG.

•
On April 26, 2005, the Company announced the appointment of Russell O. Potts, Ph.D. to its Board of Directors.  Dr. Potts has served the Company as a consultant in drug delivery, glucose monitoring and medical devices since April 2003.  The Company paid Dr. Potts approximately  $5,000, $21,000 and $87,000 for consulting services and out of pocket expenses for the years ended December 31, 2009, 2008 and 2007, respectively.

•
On March 12, 2007, the Company borrowed from Donald F. Farley, Chairman of the Board of Directors of the Company at that time, $0.2 million at an interest rate of 10% per annum, plus reimbursement to Mr. Farley for his closing costs. The Company repaid this loan plus accrued interest in full on March 28, 2007. Additionally, Mr. Farley was paid $40,000 for the year ended December 31, 2008 for the performance of interim CEO services.

•	At December 31, 2008, approximately $0.05 million was paid for amounts owed to Arthur Courbanou for additional services performed as Chairman of the Special Assessment Committee.

12.	Income Taxes

The Company has available, for federal and State of New Jersey income tax purposes, net operating loss carryforwards (“NOLs”), subject to review by the authorities, aggregating approximately $140.5 million and $106.6 million, respectively. Federal NOLs expire at various times from 2021 to 2028 and New Jersey NOLs expire at various times from 2010 to 2015.

Utilization of net operating loss carryforwards and credits may be subject to a substantial annual limitation due to the ownership limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The Company has not performed a detailed analysis to determine whether an ownership change under Section 382 of the Internal Revenue Code occurred as a result of the 2004 reverse merger, as the ultimate realization of such net operating losses is uncertain. The effect of the ownership change could create an imposition of an annual limitation on the use of net operating loss carryforwards attributable to periods before the merger.

Except as described below, the Company has not recorded a provision for or benefit from income taxes in the accompanying consolidated financial statements due to recurring losses and the uncertainty of the future realization of its deferred tax assets.  Accordingly, the Company has provided for a full valuation allowance against its deferred tax assets. The valuation allowance for the years ended December 31, 2009 and 2008 increased by approximately $9.6 million and decreased by approximately $7.9 million, respectively.

VYTERIS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Significant components of the Company’s deferred tax assets at December 31, 2009 and 2008 are as follows:

	December 31,
	2009	2008
Deferred tax assets:
Net operating tax loss carryforwards	$38,781,000	$40,737,000
Research and development tax credits	2,113,000	1,804,000
Amortization of loan discount and accrued interest, related party	-	5,180,000
Stock Warrants - Beneficial warrant conversion and revaluation	-	530,000
Fixed asset depreciation	758,000	743,000
Inventory reserves	453,000	703,000
Allowance for asset impairments	-	1,987,000
Stock based compensation	2,474,000	2,218,000
Registration rights penalties	86,000	959,000
Non-cash warrants – consultants	6,762,000	6,868,000
Revenue Deferral	554,000	-
Issuance of warrants to advisors	217,000	-
Issuance of warrants on settlement of registration rights penalty	168,000	-
Other	255,000	528,000
Total deferred tax asset	$52,621,000	$62,257,000
Less valuation allowance	(52,621,000)	(62,257,000)
Net deferred tax asset	$—	$—

In July 2006, the Financial Accounting Standards Board, or FASB, issued ASC 740-10-05 (formerly SFAS 109, “Accounting for Income Taxes” and FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” an interpretation of SFAS No. 109, “Accounting for Income Taxes”).  ASC 740-10-05 seeks to reduce the diversity in practice associated with certain aspects of measurement and recognition in accounting for income taxes. In addition, ASC 740-10-05 provides guidance on de-recognition, classification, interest and penalties, and accounting in interim periods and requires expanded disclosure with respect to any uncertainty in income taxes. The Company adopted the provisions of ASC 740-10-05 as of January 1, 2007. The Company believes that its income tax filing positions and deductions will be sustained on audit and does not anticipate any adjustments that will result in a material change to its financial position. As a result, no reserves or liabilities for uncertain income tax positions, interest or penalties have been recorded pursuant to ASC 740-10-05. As of December 31, 20099 and December 31, 2008, there were no unrecognized tax benefits that, if recognized, would affect the Company’s effective tax rate in any future periods.  In addition, the Company did not record a cumulative effect adjustment related to the adoption of ASC 740-10-05.  Tax returns for years beginning after December 31, 2003 remain subject to examination by major tax jurisdictions as of December 31, 2009.

In 2009, 2008, and 2007 the Company sold approximately $5.4 million, $0.8 million and $3.8 million, respectively, of its State Net Operating Loss carryforwards under the State of New Jersey’s Technology Business Tax Certificate Transfer Program (the “Program”). The Program allows qualified technology and biotechnology businesses in New Jersey to sell unused amounts of net operating loss carryforwards and defined research and development tax credits for cash. The proceeds from these sales in 2009, 2008, and 2007, net of commissions, were $2.1 million, $0.1 million and $0.5 million, respectively, and such amounts were recorded as a tax benefit in the accompanying consolidated statements of operations. The State of New Jersey renews the Program annually and currently limits the aggregate proceeds to $60 million.   The State of New Jersey has indicated that it will not renew this program for 2010, so the Company will be unable to sell any remaining or future New Jersey loss carryforwards or tax credits under the Program.

A reconciliation of the statutory tax rates for the years ended December 31, 2009, 2008 and 2007 is as follows:

	December 31,
	2009	2008	2007

Statutory rate	(34)%	(34)%	(34)%

State income tax – sale of net operating losses	(6)%	(1)%	(1)%
Research and development credits	(0)%	(2)%	(1)%
Change in valuation allowance and other items	35%	36%	35%
Benefit for income tax	(5)%	(1)%	(1)%

VYTERIS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

13.	Commitments and Contingencies

Legal

From time to time, the Company is involved in other lawsuits, claims, investigations and proceedings, including pending opposition proceedings involving patents that arise in the ordinary course of business. As of December 31, 2009, there were no matters pending that the Company expects to have a material adverse impact on the Company’s business, results of operations, financial condition or cash flows except for approximately several accounts payable collection claims and litigation.  There are also pending claims for past due accounts payable some of which are in active litigation. Such payables have been accrued at December 31, 2009 on the consolidated balance sheet.

Leases

In August 2006, the Company entered into a five year lease agreement for its principal facility which houses its FDA approved manufacturing operations. As part of the agreement, the Company paid $0.4 million for a security deposit.

At December 31, 2009, the minimum lease payments under this non-cancelable operating lease are as follows:

Operating Leases
Years ended December 31,
2010	$407,088
2011	402,580
2012	-
2013	-
2014	-
Thereafter	-
Total minimum lease payments	$809,668

Settlement and Release Agreement with 17-01 Pollitt Drive

In May 2005, the Company entered into a ten year lease for an additional 26,255 square feet of space with 17-01 Pollitt Drive, L.L.C. in a new expansion facility, approximately 200 yards from the above facility. Given the de-emphasis of LidoSite, the Company did not anticipate a current or short term need for this manufacturing facility.  Therefore, during the first quarter of 2008 the Company consolidated all operations (including offices) into its main operating facility at 13-01 Pollitt Drive and approached the landlord to seek an early lease termination. The Company recognized the present value of future remaining lease costs of $2.6 million in facilities realignment and fixed asset impairment costs in the accompanying consolidated statement of operations for the year ended December 31, 2008.

As of December 31, 2008, the balance of the recorded facility realignment plan was as follows:

Totals
Balance as of December 31, 2007	$-
Facilities realignment charge	2,350,600
Deferred rent adjustment	179,067
Accretion	132,606
Payments	(311,104)
Balance as of December 31, 2008	2,351,169

Less current portion included in accrued expenses, deferred revenue and other	(251,411)
Present value of abandoned operating lease payments	$2,099,758

VYTERIS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

On September 30, 2009, the Company entered into a Settlement and Release Agreement with 17-01 Pollitt Drive, L.L.C. (“Landlord”) with respect to this lease. Under the settlement agreement the Company is to pay Landlord $0.5 million, which is evidenced by the issuance of a five year interest only balloon note with interest accruing at the rate of 6% per year. Upon a default by the Company under this promissory note, the principal amount is increased to $0.6 million. The note is convertible at the Landlord’s sole discretion into unregistered common stock of the Company at the conversion price of $1.50 per share.  In exchange for the note, Landlord released the Company from its obligations under the Company’s lease between Landlord and the Company.  The Company recognized a gain of $2.0 million for the settlement of the lease obligation in the accompanying consolidated statements of operations for the year ended December 31, 2009. Due to this settlement agreement, the Company previously reduced its accrued restructuring liability by approximately $2.1 million and accounts payable by approximately $0.4 million in accompanying consolidated balance sheet as of December 31, 2009.

Rent expense recorded in the accompanying consolidated statements of operations was approximately $0.4 million, $0.4 million and $0.6 million for the years ended December 31, 2009, 2008 and 2007, respectively.

14.	Stock Based Compensation Plans and Employment Agreements

2005 Stock Option Plans

In April 2005, the Board of Directors and stockholders of the Company approved the 2005 Stock Option Plan (the “2005 Stock Option Plan”). Under the 2005 Stock Option Plan, incentive stock options and non-qualified stock options to purchase shares of the Company’s common stock may be granted to directors, officers, employees and consultants. At adoption, a total of 193,460 shares of the Company’s common stock were available for issuance pursuant to the 2005 Stock Option Plan. On May 31, 2007, the Company’s Board of Directors voted unanimously to increase the number of shares of Company stock available for issuance under the Plan to 973,417.

Effective as of December 31, 2008, the Company amended its 2005 Stock Option Plan to increase the number of options available for grant under the plan pursuant to authorization provided by the unanimous consent of its Board of Directors.  Specifically, the number of options available in its 2005 Stock Option Plan was increased from 973,417 options to 5,473,417 options

Options granted under the 2005 Stock Option Plan vest as determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”) and terminate after the earliest of the following events: expiration of the option as provided in the option agreement, termination of the employee, or ten years from the date of grant (five years from the date of grant for incentive options granted to an employee who owns more than 10% of the total combined voting power of all classes of the Company stock at the date of grant).  In some instances, granted stock options are immediately exercisable into restricted shares of common stock, which vest in accordance with the original terms of the related options. If an optionee’s status as an employee or consultant changes due to termination, the Company has the right, but not the obligation, to purchase from the optionee all unvested shares at the original option exercise price. Prior to the adoption of ASC 718-10 and ASC 505-50, the vesting period of a stock option was 33% per annum over a three-year period.  Subsequent to the adoption of ASC 718-10 and ASC 505-50, the vesting period of stock options are either performance based or contain vesting periods of three years or less.  The Company recognizes compensation expense ratably over the requisite service period.

The option price of each share of common stock shall be determined by the Compensation Committee, provided that with respect to incentive stock options, the option price per share shall in all cases be equal to or greater than 100% of the fair value of a share of common stock on the date of the grant, except an incentive option granted under the 2005 Stock Option Plan to a shareholder that owns more than 10% of the total combined voting power of all classes of the Company stock, shall have an exercise price of not less than 110% of the fair value of a share of common stock on the date of grant. No participant may be granted incentive stock options, which would result in shares with an aggregate fair value of more than $100,000 first becoming exercisable in one calendar year.

VYTERIS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Outside Director Stock Incentive Plans

On August 1, 2007, the Company formally adopted its 2007 Outside Director Cash Compensation and Stock Incentive Plan (the “2007 Directors’ Incentive Plan”). The 2007 Directors’ Incentive Plan, which replaced the 2005 Directors’ Incentive Plan, increases the number of authorized shares under the 2007 Directors’ Incentive Plan to 333,333. As of December 31, 2009, the Company amended the 2007 Directors’ Incentive Plan pursuant to authorization provided by the unanimous consent of its Board of Directors to increase the number of authorized shares from 333,333 options to 2,583,333 options. The 2007 Directors’ Incentive Plan provides for the following compensation to outside directors:

1.
Cash payments consist of a $25,000 annual retainer, $5,000 annually for serving on a Board Committee, $5,000 annually for acting as the Chairman of a Committee, and $15,000 annually for acting as Chairman of the Board.

2.
Options with a fair market value strike price and 10 year term consisting of a 3,334 initial option grant, vesting quarterly over two years, at 417 per quarter and a 2,000 annual option grant, vesting quarterly over one year, at 500 options per quarter.

As of December 31, 2009, the Company issued 1,265,374 options to purchase shares of the Company’s common stock under the 2007 Directors’ Incentive Plan.

Stock option transactions for the years ended December 31, 2009, 2008 and 2007 under all plans are as follows:

	Number of Shares	Exercise Price Per Share	Weighted Average Exercise Price	Intrinsic Value
Outstanding at December 31, 2006	281,391	$4.20 - $45.60	$29.55
Granted	526,000	8.10 - 41.40	33.15
Exercised	(20,044)	4.20 - 28.65	25.05
Forfeited	(85,681)	4.20 - 45.60	38.25
Outstanding at December 31, 2007	701,666	4.20 - 45.60	31.35	$44,600
Granted	2,103,238	0.25 - 5.25	0.44
Exercised	-	-	-
Forfeited	(451,780)	0.50 - 45.60	34.88
Outstanding at December 31, 2008	2,353,124	0.25 - 45.60	3.02	-
Granted	2,022,005	0.25 - 0.72	0.33
Exercised	-	-	-
Forfeited	(81,687)	0.29 - 45.60	2.66
Outstanding at December 31, 2009	4,293,442	0.25 - 45.60	1.76	$1,531,693
Exercisable at December 31, 2009	2,536,134	$0.25 - $45.60	$2.73	$843,250

The following table summarizes information about stock options outstanding and exercisable under all plans at December 31, 2009:

	Options Outstanding at December 31, 2009			Options Exercisable at December 31, 2009
Exercise Price	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (years)	Number of Shares	Weighted Average Exercise Price
$0.25-18.60	4,107,611	$0.55	8.82	2,351,936	$0.71
$18.61-21.75	86,536	19.73	2.39	86,542	19.73
$21.76-24.00	20,267	23.26	7.66	18,604	23.26
$24.01-31.50	17,016	29.65	4.30	17,036	29.65
$31.51-45.60	62,012	42.20	5.85	62,016	42.20
	4,293,442	$1.76	8.90	2,536,134	$2.73

VYTERIS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following table summarizes the Company’s unvested stock awards (see Note 15 – employment agreements for discussion of awards to certain officers) under all plans as of December 31, 2009 and 2008:

	As of December 31, 2009		As of December 31, 2008
Unvested Stock Option Awards	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value
Unvested at January 1,	1,240,036	$0.69	480,989	$32.70
Awards	1,847,000	$0.29	2,103,238	$0.44
Forfeitures	(57,437)	$1.03	(394,914)	$35.51
Vestings	(1,272,291)	$0.56	(949,277)	$1.84
Unvested at December 31,	1,757,308	$0.57	1,240,036	$0.69

Stock options available for grant under all stock option plans covered a total of 3,741,383 shares of common stock at December 31, 2009.  Stock options available for grant under the 2005 Stock Option Plan covered 2,423,424 shares of stock, and the Outside Director Stock Incentive Plans covered 1,317,959 shares of stock at December 31, 2009.

The fair value of stock-based awards was estimated using the Black-Scholes-Merton model, or in the case of awards with market or performance based conditions, the binomial model with the following weighted-average assumptions for stock options granted in years ended December 31, 2009, 2008 and 2007:

	Years Ended December 31,
	2009	2008	2007
Expected holding period (years)	5.0	5.0	8.4
Risk-free interest rate	2.72%	2.28%	4.61%
Dividend yield	0%	0%	0%
Fair value of options granted	$0.23	$0.19	$1.91
Expected volatility	91.86%	91.86%	97.4%
Forfeiture rate	15.38%	15.21%	15.21%

The Company’s computation of expected life is based on historical exercise and forfeiture patterns. The interest rate for periods within the contractual life of the award is based on the U.S. Treasury yield curve in effect at the time of grant. The key factors in the Company’s determination of expected volatility are historical and market-based implied volatility, comparable companies with longer stock trading periods than the Company and industry benchmarks. The following table sets forth the total stock-based compensation expense resulting from stock options in the Company’s consolidated statements of operations for the years ended December 31, 2009, 2008 and 2007:

	Years Ended December 31,
	2009	2008	2007
Research and development	$107,046	$528,419	$372,186
General and administrative	502,236	(4,548,759)	7,603,215
Sales and marketing	29,725	(31,019)	191,338
Stock-based compensation expense before income taxes	639,007	(4,051,359)	8,166,739
Income tax benefit	-	-	-
Total stock-based compensation expense after income taxes	$639,007	$(4,051,359)	$8,166,739

As of December 31, 2009, $0.4 million of total unrecognized compensation cost related to stock options is expected to be recognized over a weighted-average period of 0.8 years.

In March 2008, the Company recognized a credit of $6.2 million due to the forfeiture of unvested performance based stock options, previously granted to former Chief Executive Officer, Timothy McIntyre, upon his resignation which resulted in the reversal of previously recognized expense related to such options. In April 2008, the Company recognized a credit of $1.0 million due to the forfeiture of unvested performance based stock options, previously granted to the former Chief Financial Officer, Anthony Cherichella, upon his resignation which resulted in the reversal of previously recognized expense related to such options.

VYTERIS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

15.	Material Agreements

Senior Executive Employment Agreements

On November 21, 2008, the Company entered into an employment agreement with Dr. Hartounian.   Dr. Hartounian was elected President of the Company effective as of May 1, 2008 with a term expiring December 1, 2009, which was deemed to have been renewed and is currently set to expire on November 30, 2011.  Dr. Hartounian’s base salary is $0.3 million per year and he is eligible for a bonus of up to 40% of his salary payable in cash.

On November 21, 2008, the Company entered into an employment agreement with Joseph N. Himy.  Mr. Himy was elected CFO of the Company effective as of May 1, 2008 with a term expiring December 1, 2009, which was deemed to have been renewed and is currently set to expire on November 30, 2011.  Mr. Himy’s base salary is $0.2 million per year and he is eligible for a bonus of up to 25% of his salary payable in cash or stock.

Consulting Agreements with Wolverine and Viking Investment Group

On July 25, 2007, the Company entered into a consulting agreement (the “Wolverine Agreement”) with Wolverine with respect to consulting services and strategic relationships for both the capital and pharmaceutical industries. The Wolverine Agreement had a one year term. The fees under the Wolverine Agreement were: $0.5 million (paid in July 2007) and warrants to purchase up to 350,000 shares of Company common stock, all of which carry a five year term and an exercise price of $22.50 per share. The warrants carry standard cashless exercise provisions and contain a provision which prohibits exercise if at any time Wolverine and its affiliates beneficially own more than 9.9% of the Company’s common stock.

On July 26, 2007, the Company entered into a consulting agreement (the “VIG Agreement”) with Viking Investment Group II Inc. (“VIG”) to provide certain financial consulting services to the Company. The VIG Agreement had a one year term. The fees under the VIG Agreement were: $0.5 million (paid in July 2007) and warrants to purchase up to 350,000 shares of Company common stock, all of which carry a five year term and an exercise price of $22.50 per share. The warrants carry standard cashless exercise provisions and contain a provision which prohibits exercise if at any time VIG and its affiliates beneficially own more than 9.9% of the Company’s common stock.

Management estimated that the fair value of the 700,000 warrants collectively issued to Wolverine and VIG was approximately $17.1 million and is reflected in the accompanying consolidated statements of operations for the year ended December 31, 2007. This amount was estimated using the Black-Scholes-Merton option-pricing model with the following weighted average assumptions; 4.80% risk-free interest rate, 5.0 years expected holding period and 91.9% expected volatility. The Company recorded the full fair value of these warrants in the consolidated statement of operations for the year ended December 31, 2007 as a current expense because (i) the warrants vest immediately, (ii) the warrants are not subject to forfeiture, and (iii) substantial performance under the consulting agreements has been completed.

Other

On June 8, 2007, in consideration for Roswell Capital’s grant of an extension on an option to obtain financing granted to the Company and for a break up fee, if funding was not consummated by June 30, 2007, the Company agreed to pay Roswell Capital Partners a fee of $0.1 million and to grant Roswell a warrant to purchase up to 7,500 shares of the Company’s common stock, at an exercise price of $18.75 per share, with a warrant term of 5 years.

On August 16, 2007, in consideration for assistance in structuring a possible financing, the Company granted an outside third party a warrant to purchase up to 13,333 shares of the Company’s common stock, at an exercise price of $28.50 per share, with a warrant term of 5 years.  Management estimated that the fair value of the 13,333 warrants issued was approximately $0.3 million, using the Black-Scholes-Merton option-pricing model with the following weighted average assumptions; 4.26% risk-free interest rate, 5.0 years expected holding period and 91.9% expected volatility.  The fair value of these warrants is included in interest expense in the accompanying consolidated statements of operations.

VYTERIS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Pursuant to a Settlement and Mutual Release Agreement, dated October 27, 2008, between the Company and Monumed, LLC, Monumed forgave the approximately $0.2 million in outstanding invoices owed to it for services rendered, and the parties exchanged mutual releases. In addition, in lieu of the remaining $0.2 million payment which was due Mr. McIntyre, the Company paid $75,000 on October 27, 2008, and agreed to pay an additional $25,000 on each of November 26, 2008 and December 24, 2008. The Company recorded $50,000 outstanding under this agreement in accrued expenses in the consolidated balance sheet as of December 31, 2009.

On March 28, 2008, pursuant to a letter agreement entered into between the Company and DDN/Obergfel, LLC (“DDN”), the Company granted DDN a warrant to purchase up to 53,333 shares of the Company’s common stock, at an exercise price of $1.65 per share, with a warrant term of 5 years. Management estimated that the fair value of the 53,333 warrants issued was approximately $0.2 million, using the Black-Scholes-Merton option-pricing model with the following weighted average assumptions; 2.65% risk-free interest rate, 5.0 years expected holding period and 91.9% expected volatility.  The fair value of these warrants is included in general and administrative expense in the accompanying consolidated statements of operations.

On April 10, 2009 the Company granted a warrant to purchase up to 80,000 shares of its common stock at an exercise price of $0.10 per share, with a term of 5 years, as settlement for a late payment of rent to its landlord of its 13-01 Pollitt Drive, Fair Lawn, New Jersey corporate headquarters. Management estimated that the fair value of the 80,000 warrants issued was approximately $0.006 million, using the Black-Scholes-Merton option-pricing model with the following weighted average assumptions; 1.90% risk-free interest rate, 5.0 years expected holding period and 91.86% expected volatility.  The fair value of these warrants of approximately $0.006 million is included in general and administrative expense in the accompanying consolidated statements of operations for the year ended December 31, 2009.

16.	Earnings Per Share and Warrant Information

The following table sets forth the computation of basic and diluted net income (loss) attributable to common stockholders per share for the years ended December 31, 2009, 2008 and 2007.

	Years Ended December 31,
	2009	2008	2007
Numerator:
Net loss	$(33,940,363)	$(8,024,240)	$(70,812,688)
Denominator:
Weighted average shares	9,002,816	7,032,288	5,333,834
Basic and diluted net loss per share	$(3.77)	$(1.14)	$(13.28)

The following table shows dilutive common share equivalents outstanding, which are not included in the above historical calculations, as the effect of their inclusion is anti-dilutive during each period.

	December 31,
	2009	2008	2007
Convertible preferred stock	-	500,000	333,333
Convertible debt	333,333	491,847	491,847
Warrants	8,954,203	4,008,377	3,864,920
Options	4,293,442	2,353,124	701,669
Total	13,580,978	7,353,348	5,391,769

VYTERIS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Warrant transactions for the years ended December 31, 2009, 2008 and 2007 are as follows:

	Number of Shares	Exercise Price Per Share	Weighted Average Exercise Price
Outstanding at December 31, 2006	2,311,066	$3.75–$143.25	$25.80
Granted	1,605,628	11.25 – 28.50	22.20
Exercised	(6,111)	7.35 – 7.35	7.35
Forfeited	(45,662)	3.75 – 67.05	49.50
Outstanding at December 31, 2007	3,864,921	3.75 – 143.25	7.50
Granted	1,433,355	3.00 – 24.75	2.97
Exercised	(611,895)	3.75 – 67.05	3.00
Forfeited	(678,006)	6.75 – 6.75	6.75
Outstanding at December 31, 2008	4,008,377	1.65 –143.25	11.00
Granted	5,904,487	0.10 – 15.41	6.44
Exercised	(80,000)	0.10 - 0.10	0.10
Forfeited	(878,661)	3.00 – 67.05	38.58
Outstanding at December 31, 2009	8,954,203	$0.10–$143.25	$2.98

The following table summarizes information about warrants outstanding and exercisable at December 31, 2009:

	Warrants Outstanding and Exercisable At December 31, 2009
Exercise Price	Number of Shares	Weighted Average Exercise Price	Expiration Dates
$0.10-6.75	7,623,800	$2.73	2011-2014
$11.25-11.55	755,818	8.33	2011-2014
$15.90-18.75	7,500	18.75	2010-2010
$22.50-22.50	539,683	20.58	2011-2012
$28.50-43.20	26,005	38,07	2012-2013
$67.05-143.25	1,397	143.25	2010-2010
$0.10-143.25	8,954,203	$2.98	2010-2014

VYTERIS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

17.	Unaudited Quarterly Results of Operations

Summarized unaudited quarterly operating results for years ended December 31, 2009 and 2008 are as follows:

	Quarters Ended
	Dec. 31, 2009	Sept. 30, 2009	June 30, 2009	March. 31 2009
Total revenue	$2,430,365	$674,394	$641,463	$814,487
Research and development	656,177	605,821	872,189	761,504
General and administrative	495,402	548,202	675,941	1,077,218
Facilities realignment and impairment of fixed assets	-	-	51,221	126,609
Registration rights penalty	21,384	65,581	64,868	64,155
Total costs and expenses	1,172,963	1,219,604	1,664,219	2,029,486
Income (loss) from operations	1,257,402	(545,210)	(1,022,756)	(1,214,999)
Interest expense, net	364,356	408,817	400,211	447,402
Non-cash debt extinguishment	35,909,507	-	-	-
Gain on settlement of lease obligations	-	(1,953,977)	-	-
Revaluation of warrant liability	294,668	-	-	-
Gain on settlement of registration rights penalty	(1,385,017)	-	-	-
Total other expense (credit), net	34,819,158	(1,953,977)	-	-
(Loss) income before benefit from state taxes	(33,926,112)	999,950	(1,422,967)	(1,662,401)
Sale of State of New Jersey net operating losses	2,071,168	-	-	-
Net (loss) income	$(31,854,944)	$999,950	$(1,422,967)	$(1,662,401)
Net (loss) income per common share:
Basic	$(2.26)	$0.14	$(0.20)	$(0.23)
Diluted	$(2.26)	$0.14	$(0.20)	$(0.23)
Weighted average number of shares:
Basic	14,088,966	7,291,703	7,291,703	7,282,802
Diluted	14,088,966	7,398,739	7,291,703	7,282,802

	Quarters Ended
	Dec. 31, 2008	Sept. 30, 2008	June 30, 2008	March. 31, 2008
Total revenue	$407,038	$877,075	$1,146,532	$719,751
Cost of sales	320	396	-	102,774
Research and development	1,374,066	1,488,214	1,613,798	1,793,558
General and administrative	989,124	996,744	417,585	(2,528,608)
Sales and marketing	(203,402)	8,760	192,413	177,736
Facilities realignment and impairment of fixed assets	54,786	40,438	37,382	2,432,828
Other	65,580	147,173	64,868	64,868
Total costs and expenses	2,280,474	2,681,725	2,326,046	2,043,156
Loss from operations	(1,873,436)	(1,804,650)	(1,179,514)	(1,323,405)
Interest expense, net	458,515	553,771	451,834	440,892
Loss before benefit from state taxes	(2,331,951)	(2,358,421)	(1,631,348)	(1,764,297)
Sale of State of New Jersey net operating losses	61,777	-	-	-
Net loss	$(2,270,174)	$(2,358,421)	$(1,631,348)	$(1,764,297)
Net loss per common share:
Basic and diluted	$(0.32)	$(0.33)	$(0.23)	$(0.27)
Weighted average number of shares:
Basic and diluted	7,206,117	7,197,821	7,197,684	6,519,782

VYTERIS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

18.	Subsequent Events

On February 2, 2010, the Company consummated a private placement to accredited investors (“Investors”) of Senior Subordinated Convertible Promissory Notes due 2013 (the “2010 Notes”) in an aggregate principal amount of $1.1 million.  The 2010 Notes bear no interest and are convertible into common stock of the Company at the option of the Investors at an initial conversion price of $0.20 per share.  In addition, the 2010 Notes automatically convert into common stock of the Company if the closing bid price of its common stock equals or exceeds 300% of the conversion price for a period of twenty consecutive trading days.  The sale of the 2010 Notes also included issuance to Investors of five-year warrants to purchase an aggregate of 5,300,000 shares of the Company’s common stock with an exercise price of $0.20 per share. The Company received net proceeds of $0.9 million after payment of an aggregate of $0.2 million of commissions and expense allowance and other offering and related costs.  The Company issued to the finders warrants to purchase 2,120,000 shares of the Company’s common stock bearing substantially the same terms as the Investor warrants.

VYTERIS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2010	December 31, 2009
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,153,819	$2,173,039
Other current assets	110,765	120,527
Total current assets	1,264,584	2,293,566

Debt issuance costs, net	2,044,421	—
Property and equipment, net	27,799	114,024
Other assets	290,352	225,356
TOTAL ASSETS	$3,627,156	$2,632,946

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$2,219,249	$2,432,976
Fair value of derivative financial instruments	10,180,233	2,634,487
Accrued expenses and other	3,508,350	3,135,013
Interest payable and accrued expenses due to a related party	190,093	111,560
Total current liabilities	16,097,925	8,314,036

Promissory note due to a related party	1,750,000	1,750,000
Senior subordinated convertible promissory notes, net of discount (face amount $1.8 million)	26,859	—
Deferred revenue and other	746,237	821,237
Convertible note payable	500,000	500,000
Total liabilities	19,121,021	11,385,273

Commitments and contingencies

Stockholders’ equity (deficit):
Common stock, par value $0.015 per share; 400,000,000 shares authorized, at September 30, 2010 and December 31, 2009; 68,755,067 and 62,398,817 shares issued and outstanding at September 30, 2010 and December 31, 2009, respectively	1,031,326	935,982
Additional paid-in capital	213,139,437	204,642,912
Accumulated deficit	(229,664,628)	(214,331,221)
Total stockholders’ equity (deficit)	(15,493,865)	(8,752,327)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$3,627,156	$2,632,946

The accompanying notes are an integral part of these condensed consolidated financial statements.

VYTERIS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
Revenues:
Product development	$3,956	$476,928	$15,466	$1,557,569
Other revenue	—	197,466	126,067	572,774
Total revenues	3,956	674,394	141,533	2,130,343

Cost and expenses:
Research and development	604,651	605,821	2,083,087	2,239,514
General and administrative	966,907	548,202	4,283,243	2,301,361
Facilities realignment and impairment of fixed assets	—	—	—	177,831
Registration rights penalty	—	65,581	—	194,603
Total cost and expenses	1,571,558	1,219,604	6,366,330	4,913,309
Loss from operations	(1,567,602)	(545,210)	(6,224,797)	(2,782,966)

Interest (income) expense:
Interest (income)	(750)	(24)	(1,182)	(427)
Interest expense to related parties	390,774	393,839	449,029	1,173,565
Interest (credit) expense	(3,548)	15,002	29,367	83,292
Non-cash interest expense for warrants issued on induced conversion of debt	2,832,706	—	2,832,706	—
Non-cash interest expense for warrants issued to investors	485,029	—	485,029	—
Interest expense, net	3,704,211	408,817	3,794,949	1,256,430

Increase in fair value of derivative financial instruments	569,301	—	5,313,661	—
Gain on settlement of lease obligations	—	(1,953,977)	—	(1,953,977)

Net (loss) income	$(5,841,114)	$999,950	$(15,333,407)	$(2,085,419)

Net (loss) income per common share:
Basic	$(0.09)	$0.14	$(0.24)	$(0.29)
Diluted	$(0.09)	$0.14	$(0.24)	$(0.29)

Weighted average number of common shares:
Basic	62,685,276	7,291,703	62,716,803	7,288,802
Diluted	62,685,276	7,398,739	62,716,803	7,288,802

 The accompanying notes are an integral part of these condensed consolidated financial statements.

VYTERIS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
(UNAUDITED)

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Equity (Deficit)
Balance at December 31, 2009	62,398,817	$935,982	$204,642,912	$(214,331,221)	$(8,752,327)
Non-cash stock based compensation expense, net	—	—	1,989,631	—	1,989,631
Issuance of common stock for services rendered	520,000	7,800	278,600	—	286,400
Issuance of common stock upon conversion of convertible debt	5,836,250	87,544	1,079,848	—	1,167,392
Issuance of warrants to investment finders included in debt issuance costs	—	—	1,954,831	—	1,954,831
Issuance of warrants for services rendered	—	—	342,400	—	342,400
Non-cash interest expense for warrants issued on induced conversion of convertible debt	—	—	2,832,706	—	2,832,706
Other issuance of warrants	—	—	18,509	—	18,509
Net loss for the nine months ended September 30, 2010	—	—	—	(15,333,407)	(15,333,407)
Balance at September 30, 2010	68,755,067	$1,031,326	$213,139,437	$(229,664,628)	$(15,493,865)

The accompanying notes are an integral part of these condensed consolidated financial statements.

VYTERIS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(15,333,407)	$(2,085,419)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	81,945	160,026
Stock based compensation charges	1,989,631	460,272
Non-cash increase in fair value of derivative financial instruments	5,313,661	—
Interest expense for warrants issued on induced conversion of convertible debt	2,832,706	—
Warrants issued to investors on conversion	485,029	—
Gain on settlement of lease obligations	—	(1,953,977)
Warrants issued for services rendered	342,400	133,483
Common stock issued for services rendered	286,400	—
Accrued registration rights penalty	—	194,603
Facilities realignment and impairment costs	—	177,831
Deferred revenue	(75,000)	(562,667)
Other	350,317	311,034
Change in operating assets and liabilities:
Accounts receivable	—	(308,921)
Other assets	(55,234)	108,194
Accounts payable	(213,727)	(38,728)
Accrued expenses and other liabilities	380,401	1,564,995
Interest payable and accrued expenses to related parties	95,925	1,283,111
Net cash used in operating activities	(3,518,953)	(556,163)

CASH FLOWS FROM INVESTING ACTIVITIES:
Increase due to changes in restricted cash	—	124,245

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from senior secured subordinated convertible debentures	2,935,000	—
Convertible debentures issuance costs	(435,267)	—
Net proceeds from sale of manufacturing asset	—	568,723
Net cash provided by financing activities	2,499,733	568,723

Net (decrease) increase in cash and cash equivalents	(1,019,220)	136,805
Cash and cash equivalents at beginning of the period	2,173,039	222,821
Cash and cash equivalents at end of the period	$1,153,819	$359,626

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$2,291	$2,197
Repayment of secured convertible debenture in exchange for milestone payment	—	2,500,000
Issuance of common stock upon conversion of interest on convertible debt	17,392	—
Issuance of common stock upon conversion of convertible debt	1,167,392	—
Warrants issued to investment finders included in debt issuance costs	1,954,831	—

The accompanying notes are an integral part of these condensed consolidated financial statements.

VYTERIS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1.	Liquidity and Basis of Presentation

The accompanying condensed consolidated financial statements have been prepared assuming that Vyteris, Inc.  (the terms “Vyteris” and the “Company” refer to each  of Vyteris, Inc., its subsidiary, Vyteris, Inc. (incorporated in the State of Delaware) and the consolidated entity) will continue as a going concern.

In December 2009, the Company converted $20.3 million of secured indebtedness and preferred stock into common stock of the Company, as well as received a net cash payment of $2.1 million from the sale of the Company’s State of New Jersey net operating losses.  In February and May 2010, the Company raised $1.8 million through the sale of senior subordinated convertible promissory notes and in June 2010, the Company raised $1.2 million through the sale of short term subordinated convertible promissory notes. Nonetheless, subsequent financings will be required to fund the Company’s operations, fund research and development for new products, repay past due payables and pay debt service requirements.

Spencer Trask Specialty Group and affiliates (“STSG”) owns 75.6% of the issued and outstanding common stock of the Company as of September 30, 2010. Due to this stock ownership, the Company is controlled by STSG and is deemed a “controlled corporation”. STSG may influence the Company to take actions that conflict with the interests of other shareholders.

In December 2009, Ferring Pharmaceuticals, Inc. (“Ferring”) terminated its License and Development Agreement, dated September 27, 2004 under Section 9.04 thereof with the Company and thus discontinued its collaborative effort for their joint infertility project. The Company has commenced litigation against Ferring with regard to the termination of the License Agreement and disposition of remaining matters.

No assurance can be given that the Company will be successful in procuring the further financing needed to continue the execution of its business plan, which includes the development of new products. Failure to obtain such financing would require management to substantially curtail, if not cease, operations, which would result in a material adverse effect on the financial condition and results of operations of the Company. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The report of the independent registered public accounting firm relating to the audit of the Company's consolidated financial statements for the year ended December 31, 2009 contains an explanatory paragraph expressing uncertainty regarding the Company’s ability to continue as a going concern because of its operating losses and its continuing need for additional capital in order to continue operations. The condensed consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might occur if the Company is unable to continue in business as a going concern.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 8-03 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2009. The condensed consolidated balance sheet as of December 31, 2009 has been derived from those audited consolidated financial statements. Operating results for the three and nine month periods ended September 30, 2010 are not necessarily indicative of the results that may be expected for the year ending December 31, 2010. All significant intercompany balances and transactions have been eliminated in consolidation.

VYTERIS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS-CONTINUED
(UNAUDITED)

Business

The Company developed and produced the first FDA-approved electronically controlled transdermal drug delivery system that delivers drugs through the skin comfortably, without needles. This platform technology can potentially be used to administer a wide variety of therapeutics either directly into the skin or into the bloodstream. The Company holds U.S. and foreign patents relating to the delivery of drugs across the skin using an electronically controlled “smart patch” device with electric current. Given the termination of the September 27, 2004 Ferring agreement, the Company is not currently engagement in any material collaborative development projects; however, the Company is currently seeking collaborative partners for several of its projects.

Merger Agreement

In September 2010 our Board of Directors approved an Agreement and Plan of Merger (the “Merger Agreement”) by and among MediSync BioServices, Inc., a Delaware corporation (“MediSync”), Vyteris and a newly created subsidiary of the Company (“Merger Sub“), pursuant to which the Merger Sub will be merged with and into MediSync, with MediSync continuing as the surviving corporation and a wholly-owned subsidiary of Vyteris (the “Merger”). As of early November 2010, we have received requisite shareholder approval to consummate the Merger, and the Merger will close upon completion of the information statement to shareholders pursuant to Section 14(c) process and filing of the certificates of merger in the State of Delaware.  MediSync is in the business of consolidating preclinical and contract research organizations (“CROs”) and related businesses, including site management organizations (“SMOs”), which sub-contract clinical trial-related responsibilities from a CRO or pharmaceutical/biotechnology company, and post marketing surveillance companies, which monitor pharmaceutical drugs and devices after release into the market. MediSync believes that its future operations may provide added value to the pharmaceutical and biotechnology industries as a valuable outsource service to them.  The CRO business model is expected to provide cash flow which can assist in funding operations while we continue to develop our drug delivery technologies. It will also provide operational synergies as two business operations are combined in one infrastructure creating efficiencies in administrative functions as well as other areas (see Note 12).  There can be no assurance this transaction will be completed or that we will be able to execute the business plan.

2.	Significant Accounting Policies

Accounting policies

There have been no significant changes in the Company’s accounting policies (as detailed in the Company's Annual Report on Form 10-K for the year ended December 31, 2009). The following significant accounting policies are included herein.

Risk and uncertainties

The Company is embarking on a new business plan consistent with the impending MediSync merger.  The Company has no experience in consolidating businesses or in the contract research organization space.  The Company may be unable to successfully combine the businesses or obtain the necessary experience to compete effectively in the contract research organization industry.

Debt instruments, offering costs and the associated features and instruments contained therein

Deferred financing costs are amortized over the term of their associated debt instruments. The Company evaluates the terms of the debt instruments to determine if any embedded derivatives or beneficial conversion features exist. The Company allocated the aggregate proceeds of the debt instrument between the warrants and the debt based on their relative fair values as codified in ASC 470. The fair value of the warrants issued to debt holders or placement agents are calculated utilizing the black scholes or probability weighted binomial method depending on the terms of the warrant agreements. The Company amortizes the resultant discount or other features over the terms of the debt through its earliest maturity date using the effective interest method. Under this method, the interest expense recognized each period will increase significantly as the instrument approaches its maturity date. If the maturity of the debt is accelerated because of defaults or conversions, then the amortization is accelerated.

VYTERIS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS-CONTINUED
(UNAUDITED)

Fair Value Measurements

The Company measures fair value in accordance with Statement ASC 820, Fair Value Measurements (“ASC 820”). ASC 820 defines fair value, establishes a framework and gives guidance regarding the methods used for measuring fair value, and expands disclosures about fair value measurements. ASC 820 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, there exists a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

• Level 1 - unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access as of the measurement date.

• Level 2 - inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.

• Level 3 - unobservable inputs for the asset or liability only used when there is little, if any, market activity for the asset or liability at the measurement date.

This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value

Derivative Financial Instruments

Derivatives are recognized at fair value as required by ASC 815 “Derivatives and Hedging” (“ASC 815”).  ASC 815 affects the accounting for warrants and many convertible instruments with provisions that protect holders from a decline in the stock price (or “down-round” provisions). For example, warrants with such provisions will no longer be recorded in equity. Down-round provisions reduce the exercise price of a warrant or convertible instrument if a company either issues equity shares for a price that is lower than the exercise price of those instruments or issues new warrants or convertible instruments that have a lower exercise price. The Company evaluated whether its warrants contain provisions that protect holders from declines in its stock price or otherwise could result in modification of either the exercise price or the shares to be issued under the respective warrant agreements.  The Company determined that a portion of its outstanding warrants contained such provisions thereby concluding they were not indexed to the Company’s own stock.

At September 30, 2010, the Company has recorded the fair value (Level 3) of the derivative liabilities of $10.2 million, which consists of two components:

• the fair value of the warrant liability amounted to $5.5 million based on a binomial pricing model of weighted average probabilities of potential down-round scenarios for our securities using similar assumptions as noted in Note 10 of the Company’s condensed consolidated financial statements for the period ended September 30, 2010 for the valuation of stock options, except that the value of the underlying common stock has been reduced by 10% to reflect a “lack of marketability” discount arising since the underlying shares issuable upon exercise of the warrant are restricted from resale under Section 5 of the Securities Act of 1933 and subject to legend removal under Rule 144; and

• the fair value of the convertible debt conversion feature amounted to $4.7 million utilizing a level 3 market value based on pricing methodologies used to determine conversion features, which includes determining the fair value of the Company’s stock as of September 30, 2010.  Since the shares underlying the convertible debt may be subject to legend removal under Rule 144 by “tacking back” to the date of the original note issuance, it is not appropriate to apply a “lack of marketability” discount to the quoted stock price at the end of the measurement period.

VYTERIS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS-CONTINUED
(UNAUDITED)

As a result of the change in the fair value of derivative instruments, the Company recognized a $0.6 million and $5.3 million loss on derivative financial instruments for the three and nine month periods ended September 30, 2010, respectively, on the condensed consolidated statement of operations.

Recently issued accounting standards

In January 2010, the Financial Accounting Standards Board (“FASB”) issued guidance to amend the disclosure requirements related to recurring and nonrecurring fair value measurements. The guidance requires new disclosures on the transfers of assets and liabilities between Level 1 (quoted prices in active market for identical assets or liabilities) and Level 2 (significant other observable inputs) of the fair value measurement hierarchy, including the reasons and the timing of the transfers. Additionally, the guidance requires a roll forward of activities on purchases, sales, issuance, and settlements of the assets and liabilities measured using significant unobservable inputs (Level 3 fair value measurements). The guidance became effective for us with the reporting period beginning January 1, 2010, except for the disclosure on the roll forward activities for Level 3 fair value measurements, which will become effective for us with the reporting period beginning July 1, 2011. Other than requiring additional disclosures, adoption of this new guidance did not have a material impact on the Company’s condensed consolidated financial statements.

3.	Property and Equipment, Net

Property and equipment, net consist of the following:
	September 30, 2010	December 31, 2009
	(Unaudited)

Manufacturing and laboratory equipment	$1,872,180	$1,875,930
Furniture and fixtures	156,543	156,543
Office equipment	334,065	345,424
Leasehold improvements	367,818	367,818
Software	205,210	205,210
	2,935,816	2,950,925
Less: Accumulated depreciation and amortization	(2,908,017)	(2,836,901)
Property and equipment, net	$27,799	$114,024

Depreciation and amortization expense, included in cost and expenses in the accompanying condensed consolidated statements of operations, was approximately $0.03 million and $0.04 million for the three months ended September 30, 2010 and 2009, respectively, and $0.08 million and $0.16 million for the nine months ended September 30, 2010 and 2009, respectively.

4.          Accrued Expenses and Other

Accrued expenses and other consist of the following:
	September 30,	December 31,
	2010	2009
	(Unaudited)

Compensation, accrued bonuses and benefits payable	$482,718	$413,743
Continuous motion patch machine costs and delivery	174,202	183,452
Reimbursement of development costs to Ferring (1)	1,354,567	1,386,919
Accrued insurance costs	-	101,224
Accounting, legal and consulting fees	676,652	371,243
Outside services	330,027	334,095
Food and Drug Administration fees	257,465	193,521
Other	232,719	150,816
Accrued expenses and other	$3,508,350	$3,135,013

(1)	Represents estimated liability for advances in 2009 of research and development costs under the License and Development Agreement with Ferring (see Note 8).

VYTERIS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS-CONTINUED
(UNAUDITED)

5.	Promissory Note Due to a Related Party

In December 2009, the Company issued to STSG a promissory note (“2009 Promissory Note”) with a principal amount of $2.0 million, with interest accruing at the rate of 6% per year and a maturity date of February 2, 2013.  The 2009 Promissory Note is secured by a lien on the Company’s assets, subordinate to the lien of any existing creditors that have a lien senior to that of STSG and to any liens resulting from a prospective equity or debt financing within certain parameters set forth (“Qualified Financing”).

On December 28, 2009, the Company paid STSG $0.3 million to reduce the principal amount of the 2009 Promissory Note to $1.8 million as of December 31, 2009 and September 30, 2010. A prepayment in the amount of $0.5 million is due from the Company upon receipt of gross proceeds of each of $3.5 million and $4.0 million from a Qualified Financing. The balance of the principal amount of the 2009 Promissory Note and all accrued and unpaid interest thereon is to be repaid upon consummation of a Qualified Financing with gross proceeds (in the aggregate) of more than $6.0 million. The Company closed on approximately $2.9 million of Qualified Financings as of September 30, 2010, as described in Note 6 and Note 7.

6.	Senior Subordinated Convertible Promissory Notes, Net of Discount

In February 2010 and May 2010, the Company sold to accredited investors (“Investors”) in a private placement $1.1 million and $0.7 million, respectively, principal amount of Senior Subordinated Convertible Promissory Notes due 2013 (the “2010 Notes”).  The 2010 Notes bear no interest and are convertible into the Company’s common stock at the option of the Investors anytime at an initial conversion price of $0.20 per share.  The conversion price automatically reduces by 1.5% of the conversion price after each 90 day period that 2010 Notes are outstanding, and additionally, the conversion price resets in the event of a subsequent issuance of stock at a lower price than the then effective conversion price. In addition, the 2010 Notes automatically convert into the Company’s common stock if the closing bid price of the Company’s common stock equals or exceeds 300% of the conversion price for a period of twenty consecutive trading days.

In connection with the sale of the 2010 Notes, the Company also issued to the Investors five-year warrants to purchase an aggregate of 5,300,000 shares with an exercise price of $0.20 per share and 3,625,000 shares of the Company’s common stock with an exercise price of $0.25 per share, respectively.  The warrants contain a cashless exercise provision and “full ratchet” anti-dilution provisions. In conjunction therewith, the Company provided customary “piggyback” registration rights for a 24-month period to the Investors with respect to the shares of common stock underlying the 2010 Notes and related warrants.

Upon consummation of the sale of the 2010 Notes, the Company determined the relative fair value of the aforementioned instruments and recorded debt discount on the 2010 Notes totaling $1.8 million (representing the derivative liabilities of $0.5 million for the convertible debt conversion feature and $1.3 million for the warrants limited to the amount of the proceeds), in accordance with accounting for convertible instruments issued with detachable warrants (ASC 470). The Company recorded amortization debt discount of $14,844 and $26,858 for three and nine month periods ended September 30, 2010, respectively, using the effective interest method as interest expense on the condensed consolidated statement of operations. Unamortized debt discount at September 30, 2010 totaled approximately $1.8 million.

The Company received net proceeds of $0.8 million and $0.6 million from the 2010 Notes sold in February 2010 and May 2010, respectively, after payment of commissions and expense allowance to Spencer Trask Ventures, Inc. (“STVI”) a related party to STSG, a principal stockholder of the Company, to other finders and other offering related costs.  STVI and other finders also received in the aggregate warrants to purchase 3,570,000 shares of the Company’s common stock bearing substantially the same terms as the Investor warrants. The Company incurred total debt issuance costs of $2.1 million, representing the fair value of warrants issued to finders of $1.8 million and other costs totaling $0.3 million. Such costs have been classified as other assets in accordance with accounting for debt issue costs (ASC 835) and are being amortized over the life of the corresponding debt using the effective interest method.  As of  the three and nine month periods ended September 30, 2010, amortization of such costs amounted to $15,734 and $28,415, respectively, as a charge to interest expense on the condensed consolidated statement of operations.

VYTERIS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS-CONTINUED
(UNAUDITED)

At September 30, 2010, the Company remeasured the fair value of these derivative liabilities and determined the fair value of the warrant liability amounted to $3.4 million and the fair value of the convertible debt conversion feature amounted to $4.7 million. As a result of this remeasurement, the Company recognized a $0.5 million and $6.4 million loss on these derivative financial instruments for the three and nine month periods ended September 30, 2010, respectively on the condensed consolidated statement of operations.  See Note 2 for description of the Company’s accounting policies on valuing such instruments.

For the three months ended September 30, 2010, the loss on derivatives consists of a ($0.4) million charge for the convertible debt conversion feature and a ($0.1) million charge for the revaluation of the warrant liability on the condensed consolidated statement of operations. The Company recorded a charge of approximately $0.4 million for changes in the value of derivative instruments, which included the above mentioned ($0.5) million charge, offset by favorable changes in the valuation of other outstanding warrants of approximately $0.1 million.

For the nine months ended September 30, 2010 the loss on derivatives consists of a ($4.2) million charge for the convertible debt conversion feature and a ($2.2) million charge for the revaluation of the warrant liability on the condensed consolidated statement of operations.  The Company recorded a charge of approximately $4.2 million for changes in the value of derivative instruments, which included the above mentioned $(6.4) million charge, offset by favorable changes in the valuation of other outstanding warrants of $2.2 million.

7.  June 2010 Subordinated Convertible Promissory Notes

On June 30, 2010, the Company consummated a private placement to accredited investors (“June Investors”) of $1.2 million principal amount of Subordinated Convertible Promissory Notes due September 30, 2010 (the “June 2010 Notes”).  The sale of the June 2010 Notes also included issuance to June Investors of five-year warrants to purchase an aggregate of 2,300,000 shares of the Company’s common stock with an exercise price of $0.25 per share.  The warrants contain a cashless exercise provision and “full ratchet” anti-dilution provisions. STVI acted as finder in connection with the private placement. The June 2010 Notes bore interest at the rate of 6% per annum.  In connection with the final closing, the Company received net proceeds of $1.2 million as the payment of cash finder fees have been deferred until the next offering.

In accordance with accounting for convertible instruments issued with detachable warrants (ASC 470), the Company determined the relative fair value of the warrants at the time of closing at June 30, 2010 approximated $0.8 million, resulting in the recognition of a derivative warrant liability and a corresponding debt discount.

As of the June 30, 2010 closing date, the Company incurred debt issuance costs with STVI, in its capacity as a finder for the transaction, in the amount of $0.3 million.  Such costs represent the fair value of the 460,000 warrants issued to finders of $0.2 million and accrued finders fees of approximately $0.1 million, representing cash commission of up to 10% and a 3% expense allowance and warrants.

At September 30, 2010, the Company determined that the fair value of the derivative liability immediately before conversion (see below) approximated $0.9 million (see Note 2 for description of the Company’s accounting policies on valuing such instruments).  As a result, the Company recognized a loss on derivative financial instruments for the three and nine months ended September 30, 2010 of approximately $0.03 million and $0.4 million, respectively, on the condensed consolidated statement of operations.

VYTERIS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS-CONTINUED
(UNAUDITED)

On September 30, 2010, the June Investors elected to convert the principal amount of the June 2010 Notes and $17,392 of accrued interest into the Company’s common stock. For each $0.20 of principal and interest converted, the June Investors received both a share of the Company’s common stock and a 5 year warrant with an expiration date in 2015 to purchase one share of common stock at an exercise price of $0.25 per share. Therefore, the Company issued to June Investors upon conversion of the June 2010 Notes 5,836,250 shares of its common stock and 5,836,250 warrants to purchase common stock.  This private placement to accredited investors is exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof and Regulation D, promulgated thereunder.  Upon conversion of the June 2010 Notes, the Company recorded in interest expense on the condensed consolidated statement of operations $0.3 million of deferred offering costs. The fair value of the 5,836,250 warrants issued to June Investors and the warrants issued to STVI to purchase 1,150,000 shares of the Company’s common stock  of $2.8 million (using the weighted average probabilities of potential down-round scenarios and other assumptions utilizing a unmodified binomial model).  The Company recognized the fair value of the additional warrants as an inducement charge.
.
8.	Termination of the Ferring Agreement

On December 21, 2009, the Company received notice from Ferring of its termination of the License and Development Agreement, dated September 27, 2004, by and between the Company and Ferring (“Agreement”) under Section 9.04 of the Agreement, effective January 21, 2010.   Pursuant to the Agreement, upon a termination by Ferring under Section 9.04 after December 31, 2004, the following disposition of intellectual property associated with the Agreement shall occur under Section 9.05 of the Agreement:

a)
all licenses and other rights granted to the Company shall, subject to the continued payment to Ferring of certain royalty payments under the Agreement, be converted to and continue as exclusive, worldwide irrevocable, perpetual, sub-licensable licenses to develop, make, have made, use, sell, offer to sell, lease, distribute, import and export the Product;

b)	all licenses and other rights granted to Ferring under the Agreement shall be terminated as of the effective date of the termination;

c)
Ferring shall grant to the Company an irrevocable, perpetual, exclusive, royalty-free, sub-licensable license to practice certain intellectual property jointly developed under the Agreement with respect to the iontophoretic administration of infertility hormone;

d)
Ferring shall cease to use and shall assign to the Company all of its rights, title and interest in and to all clinical, technical and other relevant reports, records, data, information and materials relating exclusively to the Product and all regulatory filings (including any NDA, 510(k) or similar regulatory filing) relating exclusively to the Product and provide the Company one copy of each physical embodiment of the aforementioned items within thirty (30) days after such termination;

e)
Ferring shall cease to use any Know-How, Information or Materials arising under this Agreement to the extent such Know-How, Information or Materials is owned by Ferring and shall promptly return to the Company all such materials; and

f)
Ferring is required to return to the Company all information knowhow and other materials and records in their possession or control relating exclusively to the Product (as such term is defined in the Agreement).

In July 2010, the Company filed a complaint against Ferring entitled “Vyteris, Inc. v. Ferring Pharmaceuticals, Inc.” (the “Lawsuit”) in the Superior Court of New Jersey, Chancery Division – Essex County to resolve outstanding issues with respect to this termination.  Ferring filed a motion to compel arbitration in the case which is scheduled for hearing on November 19, 2010.  As of September 30, 2010 and December 31, 2009, the Company recorded $1.4 million in accrued expenses and other in the condensed consolidated balance sheet for the estimated amounts due to Ferring.

VYTERIS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS-CONTINUED
(UNAUDITED)

9.	Related Party Transaction

In addition to the Promissory Note Due to a Related Party described in Note 5 and finder’s fees described in Note 6 and Note 7, the Company paid Russell Potts, one of its directors, approximately $3,253 for the nine months ended September 30, 2010, for consulting services and out of pocket expenses incurred in 2009.

10.	Stock-Based Compensation

2005 Stock Option Plans

In April 2005, the Board of Directors and stockholders of the Company approved the 2005 Stock Option Plan (the “2005 Stock Option Plan”). Under the 2005 Stock Option Plan, incentive stock options and non-qualified stock options to purchase shares of the Company’s common stock may be granted to directors, officers, employees and consultants Effective as of March 31, 2010, the Company amended its 2005 Stock Option Plan to increase the number of options available for grant under the plan pursuant to authorization provided by the unanimous consent of its Board of Directors.  Specifically, the number of options available in its 2005 Stock Option Plan was increased to 20,000,000 options available to grant.

Options granted under the 2005 Stock Option Plan vest as determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”) and terminate after the earliest of the following events: expiration of the option as provided in the option agreement, termination of the employee, or ten years from the date of grant (five years from the date of grant for incentive options granted to an employee who owns more than 10% of the total combined voting power of all classes of the Company stock at the date of grant).  In some instances, granted stock options are immediately exercisable into restricted shares of common stock, which vest in accordance with the original terms of the related options. If an optionee’s status as an employee or consultant changes due to termination, the Company has the right, but not the obligation, to purchase from the optionee all unvested shares at the original option exercise price. The Company recognizes compensation expense ratably over the requisite service period.

The option price of each share of common stock shall be determined by the Compensation Committee, provided that with respect to incentive stock options, the option price per share shall in all cases be equal to or greater than 100% of the fair value of a share of common stock on the date of the grant, except an incentive option granted under the 2005 Stock Option Plan to a shareholder that owns more than 10% of the total combined voting power of all classes of the Company stock, shall have an exercise price of not less than 110% of the fair value of a share of common stock on the date of grant. No participant may be granted incentive stock options, which would result in shares with an aggregate fair value of more than $100,000 first becoming exercisable in one calendar year.

2010 Directors’ Incentive Plan

In March 2010, the Company’s Board of Directors unanimously approved the Company’s 2010 Outside Director Cash Compensation and Stock Incentive Plan (the “2010 Directors’ Incentive Plan”).  The 2010 Directors’ Incentive Plan, which replaces the 2007 Directors’ Incentive Plan, increases the number of authorized options under the Directors’ Incentive Plan from 2,583,333 options to 10,000,000 options.  As of September 30, 2010, the Company issued 1,265,374 options to purchase shares of the Company’s common stock under the 2010 Directors’ Incentive Plan.

Summary stock option activity for all plans for the nine month period ended September 30, 2010 is as follows:
	Number of Shares	Exercise Price Per Share	Weighted Average Exercise Price	Intrinsic Value
Outstanding at January 1, 2010	4,293,442	$0.35 - $0.65	$0.50	-
Granted	12,444,724	0.35 – 0.65	0.50	-
Exercised	-	-	-	-
Forfeited	(160,645)	0.29 - 45.60	1.25	-
Outstanding at September 30, 2010	16,577,521	0.25 - 45.60	0.82	$1,549,654
Exercisable at September 30, 2010	8,129,735	$0.25 - $45.60	$1.17	$849,681

VYTERIS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS-CONTINUED
(UNAUDITED)

The following table summarizes information about stock options outstanding and exercisable under all plans at September 30, 2010:

	Options Outstanding at September 30, 2010			Options Exercisable at September 30, 2010
Exercise Price	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (years)	Number of Shares	Weighted Average Exercise Price
$0.25-0.30	3,019,466	$0.27	8.59	2,226,341	$0.27
$0.31-0.35	5,747,639	0.35	9.33	2,303,030	0.35
$0.36-0.55	1,608,851	0.51	8.39	843,791	0.52
$0.56-0.65	5,747,639	0.65	9.34	2,303,030	0.65
$0.66-45.60	453,926	13.62	4.97	453,543	13.61
	16,577,521	$0.82	9.05	8,129,735	$1.17

The following table summarizes the Company’s unvested stock options under all plans as of September 30, 2010 and 2009:
	As of September 30, 2010		As of September 30, 2009
Unvested Stock Option Awards	Stock Options	Weighted Average Grant Date Fair Value	Stock Options	Weighted Average Grant Date Fair Value
Unvested at January 1,	1,757,308	$0.69	1,240,078	$0.69
Awards	12,444,724	$1.00	1,847,000	$0.29
Forfeitures	-	-	(40,475)	$1.14
Vestings	(5,754,246)	$0.49	(1,015,948)	$0.59
Unvested at September 30,	8,447,786	$0.57	2,030,655	$0.57

Stock options available for grant under all stock option plans covered a total of 13,400,560 shares of common stock at September 30, 2010.  Stock options available for grant under the 2005 Stock Option Plan covered 8,095,809 shares of stock, and the 2010 Outside Director Stock Incentive Plans covered 5,304,751 shares of stock at September 30, 2010.

The fair value of stock-based awards was estimated using the Black-Scholes-Merton model, or in the case of awards with market or performance based conditions, the binomial model with the following weighted-average assumptions for stock options granted in three and nine month periods ended September 30, 2010 and 2009 is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(1)
Expected holding period (years)	-	5.0	5.0	5.0
Risk-free interest rate	-	2.72%	2.36%	2.72%
Dividend yield	-	0%	0%	0%
Fair value of options granted	-	$0.21	$0.36	$0.21
Expected volatility	-	91.9%	91.9%	91.9%
Forfeiture rate	-	15.38%	14.46%	15.38%

(1) The Company did not grant stock options in the three months ended September 30, 2010.

VYTERIS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS-CONTINUED
(UNAUDITED)

The Company’s computation of expected life is based on historical exercise and forfeiture patterns. The interest rate for periods within the contractual life of the award is based on the U.S. Treasury yield curve in effect at the time of grant. The key factors in the Company’s determination of expected volatility are historical and market-based implied volatility, comparable companies with longer stock trading periods than the Company and industry benchmarks. The following table sets forth the total stock-based compensation expense resulting from stock options in the Company’s condensed consolidated statements of operations for the three and nine month periods ended September 30, 2010 and 2009:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Research and development	$55,921	$42,911	$383,562	$78,649
General and administrative	297,952	189,055	1,606,069	381,623
Stock-based compensation expense before income taxes	353,873	231,966	1,989,631	460,272
Income tax benefit	-	-	-	-
Total stock-based compensation expense after income taxes	$353,873	$231,966	$1,989,631	$460,272

As of September 30, 2010, $1.5 million of total unrecognized compensation cost related to stock options is expected to be recognized over a weighted-average period of 0.97 years.

11.	Material Agreements

Senior Executive Employment Agreements

On November 21, 2008, the Company entered into an employment agreement with Dr. Hartounian effective as of May 1, 2008, which was renewed and is currently set to expire on November 30, 2011.  Dr. Hartounian’s base salary is $0.3 million per year and is eligible for a bonus of up to 40% of his salary payable in cash.  In connection with the extension of the term of the employment agreement, Dr. Hartounian is to be granted up to 7,423,970 options to purchase Company common stock, with the initial 5,196,780 options having been granted and 2,227,190 options to be granted upon raising of $7.0 million by the Company.  All options granted shall vest as follows:  35% immediately upon issuance and 65% quarterly over three years from date of grant.

On November 21, 2008, the Company entered into an employment agreement with Joseph N. Himy effective as of May 1, 2008, which was renewed and is currently set to expire on November 30, 2011.  Mr. Himy’s base salary is $0.2 million per year and he is eligible for a bonus of up to 25% of his salary payable in cash or stock.  Mr. Himy is to be granted up to 2,227,191 options, with the initial 1,559,034 options having been granted and 668,157 options to be granted upon raising of $7.0 million by the Company.  All options granted shall vest as follows:  35% immediately upon issuance and 65% quarterly over three years from date of grant.

Convertible Note

On September 30, 2009, the Company entered into a Settlement and Release Agreement with 17-01 Pollitt Drive, L.L.C. (“Landlord”) with respect to its lease. Under the settlement agreement the Company is to pay Landlord $0.5 million, which is evidenced by the issuance of a five year interest only balloon note with interest accruing at the rate of 6% per year. Upon a default by the Company under this promissory note, the principal amount is increased to $0.6 million. The note is convertible at the Landlord’s sole discretion into unregistered common stock of the Company at the conversion price of $1.50 per share.  In exchange for the note, Landlord released the Company from its obligations under the Company’s lease between Landlord and the Company.  This resulted in a gain on the settlement of this obligation of $2.0 million.

VYTERIS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS-CONTINUED
(UNAUDITED)

12.	Merger Agreement

On September 12, 2010, the Company executed an Agreement and Plan of Merger with MediSync MediSync, Company and the Merger Sub, pursuant to which the Merger Sub will be merged with and into MediSync, with MediSync continuing as the surviving corporation and a wholly-owned subsidiary of Company.  MediSync is in the business of consolidating preclinical and CRO and related businesses, including SMOs, which sub-contract clinical trial-related responsibilities from a CRO or pharmaceutical/biotechnology company, and post marketing surveillance companies, which monitor pharmaceutical drugs and devices after release into the market. MediSync believes that its future operations may provide added value to the pharmaceutical and biotechnology industries as a valuable outsource service to them. As a result of the Merger, the business of MediSync will be wholly owned and operated by Company.  The parties have made customary representations, warranties, covenants and indemnification provisions in the Merger Agreement. The parties’ obligations to consummate the closing of the Merger are subject to certain closing conditions, including stockholder approval, and there can be no assurance that the Merger will be consummated.  In addition, the Merger Agreement contains certain termination rights for both parties.  The Company had previously anticipated that closing of the Merger would occur on or before November 15, 2010 if all closing conditions of both Company and MediSync were met. The closing has been extended by the parties to December 15, 2010.

The following is a summary of certain terms and conditions set forth in the Merger Agreement.

Purchase Price

The Company has agreed to pay the following consideration to the holders of debt and equity securities of MediSync in connection with the Merger:

•	To the holders of MediSync common stock, five shares of the Company’s common stock for each share of MediSync’s common stock.

•	To the holders of convertible notes and other indebtedness of MediSync, five shares of the Company’s common stock for each $1.00 of MediSync debt.

•
To the holders of MediSync warrants, warrants to purchase five shares of the Company’s common stock, at  a $0.20 exercise price, for each warrant to purchase (i) a share of MediSync common stock and (ii) $1 of convertible note to be issued by MediSync.

•	To the holders of MediSync options, options to purchase five shares of the Company’s common stock for each option to purchase a share of MediSync common stock.

In total, (i) 25,031,253 shares of Company common stock shall be issued to holders of MediSync common stock, convertible notes and other indebtedness, (ii) warrants to purchase 2,090,000 shares of Company common stock shall be issued to holders of MediSync warrants and (iii) options to purchase 1,010,250 shares of Company common stock shall be issued to holders of MediSync options.

Board Seats

Subject to the terms and conditions set forth in the Merger Agreement, the parties agreed that upon consummation of the Merger, two current MediSync directors shall be appointed to the Company’s Board of Directors.

As of the date of this filing, we have received the requisite vote necessary to consummate the merger, and the merger will close upon completion of the necessary steps under Regulation 14C and filing of the certificates of merger in the State of Delaware.

VYTERIS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS-CONTINUED
(UNAUDITED)

13.	Loss Per Share and Warrant Information

The following table sets forth the computation of basic and diluted net loss attributable to common stockholders per share for the three and nine month periods ended September 30, 2010 and 2009.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Numerator:
Net (loss) income	$(5,841,114)	$999,950	$(15,333,407)	$(2,085,419)

Denominator:
Weighted average shares:
Basic	62,685,276	7,291,703	62,716,803	7,288,802
Diluted	62,685,276	7,398,739	62,716,803	7,288,802

Net (loss) income per share:
Basic	$(0.09)	$0.14	$(0.24)	$(0.29)
Diluted	$(0.09)	$0.14	$(0.24)	$(0.29)

The following table shows dilutive common share equivalents outstanding, which are not included in the above historical calculations, as the effect of their inclusion is anti-dilutive during each period.

	As of September 30,
	2010	2009
Convertible preferred stock	-	500,000
Convertible debt	9,477,454	365,180
Warrants	32,489,513	3,530,990
Options	16,557,521	4,135,402
Total	58,524,488	8,531,572

Warrants

The following table summarizes information about warrants outstanding of which 27,615,469 are classified as derivative liabilities and exercisable at September 30, 2010:

		Warrants Outstanding and Exercisable At September 30, 2010
Exercise Price	Number of Shares	Weighted Average Exercise Price	Expiration Dates	Fair Value of Warrants Classified As Derivative Liabilities
$0.10-0.20	12,345,000	$0.20	2012 -2015	$3,084,484
$0.21-0.25	14,177,390	0.25	2014- 2015	2,318,166
$0.26-3.75	4,265,992	2.57	2011- 2015	-
$3.76-143.25	1,701,131	17.14	2010- 2014	51,852
$0.10-143.25	32,489,513	1.00	2010-2015	$5,454,502

The following table summarizes the major 2010 warrant issuances as follows:

2010 Transactions
Issued in connection the 2010 Notes (see Note 6)	12,495,000
Issued in connection the June 2010 Notes (see Note 7)	2,760,000
Issued in connection with September 30, 2010 conversion of the June 2010 Notes (see Note 7)	6,986,250
Issued to vendors and others	1,294,060
Total	23,535,310

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

MD&A for the Year Ended December 31, 2009

The following discussion and analysis should be read in conjunction with the other financial information and consolidated financial statements and related notes appearing elsewhere in the Company’s Forms 10-K and 10-Q as filed with the SEC.  This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of a variety of factors.

Introduction

Vyteris, Inc. (formerly Vyteris Holdings (Nevada), Inc.; the terms “Vyteris”, “we”, “our”, “us” and the “Company” refer to each of Vyteris, Inc. incorporated in the State of Nevada, its subsidiary, Vyteris, Inc. (incorporated in the State of Delaware) and the consolidated company) has developed and produced the first FDA-approved electronically controlled transdermal drug delivery system that transports drugs through the skin comfortably, without needles. This platform technology can be used to administer a wide variety of therapeutics either directly into the skin or into the bloodstream. We hold approximately 50 U.S. and 70 foreign patents relating to the delivery of drugs across the skin using an electronically controlled “smart patch” device with electric current.

Our Technology

Our active transdermal drug delivery technology is based upon a process known as electrotransport, or more specifically iontophoresis, the ability to transport drugs, including peptides, through the skin by applying a low-level electrical current. Our active patch patented technology works by applying a charge to the drug-holding reservoir of the patch. This process differs significantly from passive transdermal drug delivery which relies on the slow, steady diffusion of drugs through the skin. A significantly greater number of drugs can be delivered through active transdermal delivery than is possible with passive transdermal delivery.  Our technology can also be used in conjunction with complementary technologies to further enhance the ability to deliver drugs transdermally.

Market Opportunity

We believe there are a significant number of pharmaceutical drugs with substantial annual sales for which the patents are due to expire by 2012. Based on our analysis, there are currently a significant number of these and other FDA-approved drugs that may be relatively easily formulated for transdermal delivery and thus made eligible for new patent protection. We believe that the application of our novel drug delivery technologies to such existing therapeutics is an attractive means of prolonging the commercial viability of many currently marketed drugs.

Liquidity

On December 31, 2009, our cash position was $2.2 million, and we had a working capital deficit of $6.0 million. There is substantial doubt about our ability to continue as a going concern. We implemented several cost reduction measures in 2009, including headcount and salary reductions, reducing the level of effort spent on research and development programs, general decrease in overhead costs and renegotiation of our cost structures with our vendors. In December 2009, Ferring discontinued its collaborative effort with us for our joint infertility project, and we are currently assessing our ownership rights in and feasibility of continuing this project on our own.

In March 2009, we sold (and then leased-back) our PMK 150 patch manufacturing machine to Ferring for $1.0 million, of which $0.5 million was made available to us to assist in funding operations.  On October 30, 2009, the Company issued 3,000,000 shares of its common stock and 3,000,000 warrants to purchase its common stock to an investor in a private placement transaction for a purchase price of $0.6 million.  In December 2009, we converted over $20.3 million of secured indebtedness and preferred stock into our common stock, and we received a net cash payment of $2.1 million from the sale of our State of New Jersey income tax credits resulting from our net operating losses.  In January 2010, we raised over $1.1 million through the sale of senior secured convertible debentures and warrants.

However, unless we are able to raise additional funding, we may be unable to continue operations. Especially in the current economic climate, additional funding may not be available on favorable terms or at all. Failure to obtain such financing will require management to substantially curtail operations, which will result in a material adverse effect on our financial position and results of operations. In the event that we do raise additional capital through a borrowing, the covenants associated with existing debt instruments may impose substantial impediments on us.

Business Model

Our long term viability is linked to our ability to successfully pursue new opportunities with products that can be delivered by means of our smart patch technology, such as those facing patent expiration. In addition to extended patent and clinical usage, our platform may also be a useful tool for pharmaceutical and biotechnology companies to reduce their research and development investment and protect their brands against generics.  Based upon these tenets, our business model for achieving corporate growth focuses on three areas:  commercialization and revenue-development strategies, technology initiatives and acquisition opportunities.  By focusing on all three areas in 2010, we seek to expand our capabilities to generate revenues over the next several years.

Our commercialization strategy is to develop near-term and future market opportunities utilizing FDA-approved and marketed drugs (primarily peptides and small molecule drugs) with our proprietary delivery technology. By targeting compounds that may qualify for accelerated development and regulatory pathways such as those implemented under Section 505(b)(2) of the Federal Food, Drug and Cosmetic Act, we strive to develop and commercialize products that can reach the market faster and at a reduced cost than the traditional development and regulatory approval processes for new drugs.

Technology initiatives are also under way to expand our drug delivery capabilities so that we may be able to utilize our technology for a wider variety of pharmaceutical applications.  We are also looking for growth opportunities through the acquisition of a late development-stage or revenue-generating complementary business. We believe that there may be small private drug development and delivery companies that would have an interest in the benefits of becoming part of a public company, such as Vyteris, including access to the capital markets as a public company and stockholder liquidity.

Given the December 2009 termination by Ferring of its joint collaborative infertility project with us, we are reevaluating our business strategy.  We look to continue to streamline our operations and focus our resources on a narrow breadth of projects geared to determine viability and/or sale and license of our current in-house projects.  We will also evaluate a finite number of licensing and/or acquisition opportunities in an effort to bring in a technology or product which is closer to commercialization, such as a complementary technology appropriate for Phase III testing.  Our business plan will continue to evolve over the next few fiscal quarters as we evaluate in-house projects as well as review appropriate outside opportunities.

Technology

Overview of Electrotransport, or Active Transdermal Drug Delivery

Our active transdermal drug delivery technology (also referred to as our smart patch technology) is based on a process known as electrotransport, or more specifically, iontophoresis, a process that transports drugs through the skin by applying a low-level electrical current. Our patented technology works by applying a charge to the drug-holding reservoir of the patch. A positive charge is applied to a reservoir where a positively charged drug molecule is held.  Because like-charges repel, the drug molecules are forced out of the reservoir and into the skin (the same process can occur when a negative charge is applied to a reservoir containing a negatively charged drug molecule).

Our Approach to Iontophoresis

We have developed a proprietary technology encompassing a series of significant improvements to drug formulation and commercial manufacturing.  We used this technology with our first product LidoSite, and are currently in various stages of testing this technology to deliver peptides and small molecules. Many of our innovations center on the way we approach designing and formulating electronically controlled drug delivery patches.  Our patches are pre-filled with the proper dosage of drug during the manufacturing process.  They are designed to be disposable after a single application and are discreet in appearance.  Further, we designed our patches so that they can be quickly and cost-effectively mass-produced using automated manufacturing processes.

To complement our patch design, we approached the design of electronic controllers with the goal of being small, wearable, simple to operate and programmable to handle simple, as well as complex, drug delivery profiles.  The dose controller contains a miniature battery and circuitry, controlling delivery rate, and is capable of recording information on the amount and time of drug delivered. We believe the controllability and programmability offered by our technology are distinct competitive advantages that will enable our products to deliver more consistent and predictable results for a broad range of existing and new drugs.

Significant Accounting Policies

Our discussion and analysis of our financial position and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. Our significant accounting policies are described in Note 2 to the consolidated financial statements which form a part of this Form 10-K. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported revenues and expenses during the period.

We consider certain accounting policies related to revenue recognition, allowance for excess and obsolete inventory, accrued expenses, stock-based compensation and deferred financing and other debt-related costs to be significant to our business operations and the understanding of our results of operations.

Revenue

Product development revenue

In accordance with ASC 605-45-15 (formerly EITF No. 01-14, Income Statement Characterization of Reimbursements Received for “Out-of-Pocket” Expenses Incurred), we recognize revenues for the reimbursement of development costs when it bears all the risk for selection of and payment to vendors and employees.

Licensing revenue

We use revenue recognition criteria outlined in ASC 605-25 (formerly SAB No. 104, Revenue Recognition in Financial Statements, and Emerging Issues Task Force, EITF, Issue 00-21 Revenue Arrangements with Multiple Deliverables).

Accordingly, revenues from licensing agreements are recognized based on the performance requirements of the agreement. Non-refundable up-front fees, where we have an ongoing involvement or performance obligation, are generally recorded as deferred revenue in the balance sheet and amortized into license fees in the statement of operations over the term of the performance obligation. Subsequent milestone payments received are either recognized immediately or ratably, over a development period, depending on the nature of the milestone collaborative agreement terms and accounting guidance for collaborative transactions.

 Accrued Expenses

As part of the process of preparing our consolidated financial statements, we are required to estimate certain expenses. This process involves identifying services that have been performed on our behalf and estimating the level of service performed and the associated cost incurred for such service as of each balance sheet date in our financial statements. Examples of estimated expenses for which we accrue include professional service fees, contract service fees and fees paid to contract research organizations in connection with the conducting of clinical trials. Our estimates are most affected by our understanding of the status and timing of services provided relative to the actual levels of services incurred by such service providers. In the event that we do not identify certain costs which have begun to be incurred or we under-estimate or over-estimate the level of services performed or the costs of such services for a period, our reported expenses for such period would be too low or too high. The date on which certain services commence, the level of services performed on or before a given date and the cost of such services are often estimated. We make these estimates based upon the facts and circumstances known to us in accordance with accounting principles generally accepted in the United States of America.

Stock-based Compensation

We account for our stock based employee compensation plans under ASC 718-10 and ASC 505-50 (formerly SFAS No. 123 (revised 2004), "Shared-Based Payment").  ASC 718-10 and ASC 505-50 address the accounting for shared based payment transactions in which an enterprise receives employee services for equity instruments of the enterprise or liabilities that are based on the fair value of the enterprise's equity instruments or that may be settled by the issuance of such equity instruments.  ASC 718-10 and ASC 505-50 require that such transactions be accounted for using a fair value based method.

In considering the fair value of the underlying stock when we grant options or restricted stock, we consider several factors, including third party valuations and the fair values established by market transactions. Stock-based compensation includes estimates of when stock options might be exercised, forfeiture rates and stock price volatility. The timing for exercise of options is out of our control and will depend, among other things, upon a variety of factors, including our market value and the financial objectives of the holders of the options. We have limited historical data to determine volatility in accordance with Black-Scholes-Merton modeling or other acceptable valuation models under ASC 718-10 and ASC 505-50. In addition, future volatility is inherently uncertain and the valuation models have its limitations. These estimates can have a material impact on stock-based compensation expense in our consolidated statements of operations but will have no impact on our cash flows. Therefore determining the fair value of our common stock involves significant estimates and judgments.

Deferred Financing and Other Debt-Related Costs

Deferred financing costs are amortized over the term of its associated debt instrument.  We evaluate the terms of the debt instruments to determine if any embedded derivatives or beneficial conversion features exist.  We allocate the aggregate proceeds of the notes payable between the warrants and the notes based on their relative fair values in accordance with ASC 470-20-25 (formerly APB No. 14, “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants”).  The fair value of the warrants issued to note holders or placement agents are calculated utilizing the Black-Scholes-Merton option-pricing model.  We amortize the resultant discount or other features over the terms of the notes through its earliest maturity date using the effective interest method. Under this method, interest expense recognized each period will increase significantly as the instrument approaches its maturity date.  If the maturity of the debt is accelerated because of defaults or conversions, then the amortization is accelerated.  Our debt instruments do not contain any embedded derivatives at December 31, 2009.

Recently Issued Accounting Standards

In December 2007, ASC 808-10 (formerly EITF Issue No. 07-1, “Accounting for Collaborative Arrangements”) was issued.  ASC 808-10 provides guidance concerning: determining whether an arrangement constitutes a collaborative arrangement within the scope of the Issue; how costs incurred and revenue generated on sales to third parties should be reported in the income statement; how an entity should characterize payments on the income statement; and what participants should disclose in the notes to the financial statements about a collaborative arrangement. The provisions of ASC 808-10 have been adopted in 2009. ASC 808-10 has had no impact on the Company’s consolidated financial statements.

In September 2006, the FASB issued ASC 820-10 (formerly FASB Statement 157, “Fair Value Measurements”). ASC 820-10 defines fair value, establishes a framework for measuring fair value under GAAP and expands disclosures about fair value measurements.  ASC 820-10 applies under other accounting pronouncements that require or permit fair value measurements.  Accordingly, ASC 820-10 does not require any new fair value measurements.  However, for some entities, the application of ASC 820-10 will change current practice.  The changes to current practice resulting from the application of ASC 820-10 relate to the definition of fair value, the methods used to measure fair value and the expanded disclosures about fair value measurements.  The provisions of ASC 820-10 are effective as of January 1, 2008, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings.  However, delayed application of this statement is permitted for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until fiscal years beginning after November 15, 2008, and interim periods within those fiscal years.  The Company adopted ASC 820-10 effective January 1, 2008 for financial assets and the adoption did not have a significant effect on its financial statements.  The Company has adopted the remaining provisions of ASC 820-10 beginning in 2009. The adoption of ASC 820-10 did not have a material impact on the Company’s consolidated results of operations or financial condition.

In June 2008, the FASB ratified ASC 815-40-25 (formerly EITF Issue No. 07-05, “Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity's Own Stock”). ASC 815-40-25 mandates a two-step process for evaluating whether an equity-linked financial instrument or embedded feature is indexed to the entity's own stock. Warrants that a company issues that contain a strike price adjustment feature, upon the adoption of ASC 815-40-25, results in the instruments no longer being considered indexed to the company's own stock.  On January 1, 2009, the Company adopted ASC 815-40-25 and re-evaluated its issued and outstanding warrants that contain a strike price adjustment feature. The Company reclassified certain warrants from equity to a derivative liability and used the Black-Scholes-Merton valuation model to determine the fair market value of the warrants. Upon adoption on January 1, 2009, the Company calculated the impact and the amount was found to be de-minims. As of December 31, 2009, the Company recorded a $0.3 million loss in the consolidated statement of operations due to the increase in the fair value of 5,080,160 of its issued warrants that contain such anti-dilution provisions using the Black-Scholes-Merton option-pricing model.

Effective July 1, 2009, the Company adopted The “FASB Accounting Standards Codification” and the Hierarchy of Generally Accepted Accounting Principles (ASC 105), (formerly SFAS No. 168, The “FASB Accounting Standards Codification” and the Hierarchy of Generally Accepted Accounting Principles). This standard establishes only two levels of U.S. generally accepted accounting principles (“GAAP”), authoritative and nonauthoritative. The Financial Accounting Standard Board (“FASB”) Accounting Standards Codification (the “Codification”) became the source of authoritative, nongovernmental GAAP, except for rules and interpretive releases of the SEC, which are sources of authoritative GAAP for SEC registrants. All other non-grandfathered, non-SEC accounting literature not included in the Codification became nonauthoritative. The Company began using the new guidelines and numbering system prescribed by the Codification when referring to GAAP in the third quarter of fiscal 2009. As the Codification was not intended to change or alter existing GAAP, it did not have any impact on the Company’s consolidated financial statements.

Effective for the interim reporting period ending June 30, 2009, the Company adopted two new accounting standard updates which were intended to provide additional application guidance and enhanced disclosures regarding fair value measurements and impairments of securities as codified in ASC 820-10-65 (formerly FASB Staff Position Financial Accounting Standard 107-1 and Accounting Principles Board 28-1 and “Interim Disclosures about Fair Value of Financial Instruments”. ASC 820-10-65 requires disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. ASC 820-10-65 requires related disclosures in summarized financial information at interim reporting periods. ASC 820-10-65 was effective for the interim reporting period ending June 30, 2009. The adoption of ASC 820-10-65 did not have a material impact on the Company’s consolidated financial statements.

In November 2008, the SEC issued for comment a proposed roadmap regarding the potential use by U.S. issuers of financial statements prepared in accordance with International Financial Reporting Standards (IFRS). IFRS is a comprehensive series of accounting standards published by the International Accounting Standards Board (IASB). Under the proposed roadmap, we could be required in fiscal 2014 to prepare financial statements in accordance with IFRS. The SEC will make a determination in 2011 regarding the mandatory adoption of IFRS. We are currently assessing the impact that this potential change would have on our consolidated financial statements and we will continue to monitor the development of the potential implementation of IFRS.

Changes in Consolidated Results of Operations
	Years Ended December 31,
	2009 vs. 2008	2008 vs. 2007	2007 vs. 2006

Revenues	$1,410,313	$366,309	$319,977
Cost of sales	(103,490)	(1,387,357)	1,250,133
Research and development	(3,373,945)	(2,687,326)	876,734
General and administrative	2,921,918	(15,494,398)	8,720,430
Sales and marketing	(175,507)	(6,075,855)	5,130,101
Impairment of fixed assets	(2,387,603)	2,482,797	(110,213)
Non-cash warrant expense consultants	(81,592)	(17,033,408)	17,115,000
Registration rights penalty	(44,909)	713	-
Loss from operations	(4,655,441)	(40,561,143)	32,662,208
Interest expense, net	$(284,226)	$(1,883,383)	$(1,628,667)

Comparison of the Years Ended December 31, 2009 and 2008

Revenues

Revenues were $4.6 million for the year ended December 31, 2009, compared to $3.2 million for the comparable period in 2008, an increase of 44.8% or $1.4 million. Our revenues for the years ended December 31, 2009 and 2008 were primarily derived from reimbursement of product development costs by Ferring.

Revenues from the development and marketing agreement with Ferring (which was terminated in late December 2009) were $1.9 million for the year ended December 31, 2009, compared to $2.8 million for the comparable period in 2008, a decrease of 32.2% or $0.9 million. This decrease is primarily attributable to reduced patch development and wear studies cost reimbursements upon the initiation of a Phase II clinical trial in the second quarter of 2009.

Other revenue was $2.6 million for the year ended December 31, 2009, compared to $0.3 million for the comparable period in 2008, an increase of 704.0 % or $2.3 million.  Upon Ferring’s termination, we recognized previously deferred revenue of $2.6 million resulting from milestone payments. Ferring was our sole source of revenues in 2009 and 2008. We continue to seek other revenue sources; however, we cannot predict when and if we will be able derive new revenue sources in the near future or at all.

Cost of Sales

We did not incur costs of sales for the year ended December 31, 2009; however, we did incur cost of sales of $0.1 million for the comparable period in 2008.

Research and development

Research and development expenses were $2.9 million for the year ended December 31, 2009, compared to $6.3 million for the comparable period in 2008, a decrease of 53.8% or $3.4 million. The decrease is primarily attributable to cost reduction initiatives implemented in 2009 consistent with our management’s strategy to reduce operating expenses and a decrease in patch development and wear studies for our infertility project upon the initiation of a Phase II clinical trial in the second quarter of 2009.

General and administrative

General and administrative expenses totaled $2.8 million for the year ended December 31, 2009, compared to $(0.1) million for the comparable period in 2008, an increase of 2334.6% or $2.9 million. The primary reason for the increase is due to the 2008 impact of ASC 718-10 and ASC 505-50 (formerly SFAS No. 123 (revised 2004), "Shared-Based Payment"), which requires us to measure the fair value of all employee performance share-based payments that vest as an operating expense. General and administrative expenses, for the year ended December 31, 2008 includes a non-cash (credit) of $(7.2) million, related to the issuance of stock options to employees. The credit in stock option expenses resulted from the forfeiture of unvested performance based stock options, previously granted to Tim McIntyre, our former CEO, upon his resignation on March 21, 2008 and Anthony Cherichella, our former CFO, upon his resignation on April 18, 2008, which resulted in the reversal of previously recognized expenses related to such options. Without giving effect to the non-cash (credit) general and administrative expenses would have totaled $7.1 million for the year ended December 31, 2008, which would have yielded a decrease of 60.5% or $4.3 million for 2009 over 2008.  The decrease in general and administrative expenses as compared to the comparable period in the prior year is primarily attributable to a decrease in overhead, legal, consulting costs and personnel costs, which include salary, benefits and severance, consistent with management’s strategy to reduce operating expenses.

Sales and marketing

We did not incur sales and marketing expenses in for the year ended December 31, 2009, compared to incurring $0.2 million of expenses for the year ended December 31, 2008, a decrease of 100% or $0.2 million. The limited expenses for sales and marketing in 2008 were residual costs from the discontinued LidoSite product.

Facilities realignment and impairment of fixed assets

Expenses for facilities realignment and impairment of fixed assets were $0.2 million for the year ended December 31, 2009, compared to $2.6 million for the year ended December 31, 2008. In the first quarter of 2008, we consolidated all of our operations (including offices) into the 13-01 Pollitt Drive facility and recorded a facilities realignment impairment expense of $2.5 million. On September 30, 2009, we entered into a Settlement and Release Agreement with the landlord of the 17-01 Pollitt Drive facility.   For discussion of the disposition of this lease, refer to gain on settlement of lease obligations below.

Registration Rights Penalty and Gain on Settlement of Registration Rights Penalty

The registration rights penalty for failure to register common stock totaled $0.2 million for the year ended December 31, 2009 and $0.3 million for the year ended December 31, 2008. In connection with our private placement transactions in September 2004, we filed a registration statement with the SEC relating to the resale of shares of our common stock.  Since the SEC did not declare that registration statement effective by February 25, 2005, we became obligated to pay a registration rights penalty to certain stockholders. The registration statement was declared effective on May 12, 2005, resulting in a cumulative obligation to pay liquidated damages of approximately $1.4 million, payment of which would have materially adversely affected our financial condition and ability to remain in business. In addition, we were obligated to pay interest at a rate of 18% per annum, accruing daily, for any liquidated damages not paid in full within 7 days of the date payable, and there was no cap on the amount of interest to be so accrued.

On October 30, 2009, we entered into an Amendment and Waiver (“Amendment”) to the Registration Rights Agreement dated September 29, 2004 among the Company, Spencer Trask Ventures, Inc., a related party, Rodman & Renshaw, LLC, and various shareholders. The Amendment required us to compensate investors for registration rights penalties incurred of approximately $2.6 million. We issued 1,250,000 restricted shares of our common stock with a fair value of $0.8 million and warrants to purchase up to 1,250,000 restricted shares of our common stock at an exercise price of $0.75 per share with an expiration date of October 30, 2012 in order to settle the accrued liquidated damages. The fair value of warrants issued to purchase our common stock was estimated to be $0.4 million using the Black-Scholes-Merton pricing model.  We recorded a non-cash gain on settlement of registration rights penalty of $1.4 million in the consolidated statement of operations for the year ended December 31, 2009.

Interest (income) expense, net

Interest (income) expense, net, was $1.6 million for the year ended December 31, 2009, compared to $1.9 million in 2008 a decrease of 14.9% or $0.3 million. This decrease is primarily attributable to non-cash interest expense. Non-cash interest expense totaled $1.5 million for the year ended December 31, 2009 as compared to $0.2 million for the year ended December 31, 2008.  Coupon and other interest expense totaled $0.1 million for the year ended December 31, 2009 as compared to $1.7 million for the year ended December 31, 2008.

Gain on settlement of lease obligations

On September 30, 2009, we entered into a Settlement and Release Agreement with 17-01 Pollitt Drive, L.L.C. with respect to our former leasehold at 17-01 Pollitt Drive. The settlement calls for us to pay the Landlord $0.5  million, which is evidenced by the issuance of a five year interest only balloon note with interest accruing at the rate of 6% per year.  In exchange the landlord released us from our obligations under the lease (for which we recorded a liability of $2.5 million upon abandonment of the lease facility in 2007) resulting in a gain of $2.0 million for the year ended December 31, 2009 in the consolidated statement of operations.

Non-cash debt extinguishment

In connection with the December 24, 2009 restructuring agreement with STSG and affiliated entities, we performed an evaluation of the conversion of approximately $20.3 million of convertible debt and Series B Convertible Mandatorily Redeemable Preferred stock, including accrued and unpaid interest and dividends, into our common stock, pursuant to rules governing accounting for induced conversions of debt, (ASC 470-20). We determined that as a result of a change in the conversion price of convertible debt and preferred stock from $22.50 per share to $0.40 per share, STSG received an incentive to induce conversion of these instruments into our common stock.  Accordingly, as of the year ended December 31, 2009, we have recorded a non-cash charge of approximately $35.9 million related to the difference in fair value (based on quoted market prices at the date of the conversion) of the incremental shares received by STSG as a result of the restructuring.

Revaluation of warrant liability

As of December 31, 2009, we performed an evaluation to determine whether our equity-linked financial instruments (or embedded features) are indexed to our stock, including evaluating the instruments contingent exercise and settlement provisions in accordance with ASC Topic 815-10.  This requirement affects the accounting for our warrants that protect holders from a decline in the stock price (or “down-round” provisions). As of December 31, 2009, we recorded a $0.3 million loss in the consolidated statement of operations due to the increase in the fair value of 5,080,160 of our issued warrants that contain such anti-dilution provisions using the Black-Scholes-Merton option-pricing model.

Comparison of the Years Ended December 31, 2008 and 2007

Revenues

Revenues were $3.2 million for the year ended December 31, 2008, compared to $2.8 million for the comparable period in 2007, an increase of 13.2% or $0.4 million. Our revenues for the years ended December 31, 2008 and 2007 were primarily derived from reimbursement of product development costs with Ferring. Due to the limited commercial success of the 2007 LidoSite launch, we de-emphasized the LidoSite product in the fourth quarter of 2007 and are actively pursuing peptide and small molecule opportunities through, among other things, drug development partnerships.

Revenues from the development and marketing agreement with Ferring were $2.8 million for the year ended December 31, 2008, compared to $2.6 million for the comparable period in 2007, an increase of 7.1% or $0.2 million. This increase is primarily attributable to additional research and development resources dedicated to this agreement in preparation for commencement of Phase II human clinical trials in 2009.

Other revenue was $0.3 million for the year ended December 31, 2008, compared to $0.1 million for the comparable period in 2007, an increase of 154.4 % or $0.2 million. This increase was primarily attributable to the recognition of all deferred revenue upon the cancellation of a contract with B. Braun in the second quarter of 2008.

Cost of Sales

Costs of sales for the year ended December 31, 2008 were $0.1 million, compared to $1.5 million for the comparable period in 2007, a decrease of 93.1% or $1.4 million. There were virtually no sales of our LidoSite product in 2008.  In the second quarter of 2007, we recommenced manufacturing activities in an effort to begin commercialization of our LidoSite product. Due to the de-emphasis of the LidoSite product launch in the fourth quarter in 2007 and uncertain future sales opportunities, we recorded a valuation allowance for excess and obsolete inventory of $1.4 million for the year ended December 31, 2007.

Research and development

Research and development expenses were $6.3 million for the year ended December 31, 2008, compared to $9.0 million for the comparable period in 2007, a decrease of 30.0% or $2.7 million. The decrease is primarily attributable to cost reduction initiatives implemented in 2008 consistent with our management’s strategy to reduce operating expenses and focus only on our infertility development program.

General and administrative

General and administrative expenses totaled $(0.1) million for the year ended December 31, 2008, compared to $15.4 million for the comparable period in 2007, a decrease of 100.8% or $15.5 million. The primary reason for the decrease is due to the impact of ASC 718-10 and ASC 505-50 (formerly SFAS No. 123 (revised 2004), "Shared-Based Payment"), which requires us to measure the fair value of all employee share-based payments that vest as an operating expense. General and administrative expenses, for the year ended December 31, 2008, includes a non-cash (credit) of $(7.2) million, related to the issuance of stock options to employees. The credit in stock option expenses resulted from the forfeiture of unvested performance based stock options, previously granted to Tim McIntyre, our former CEO, upon his resignation on March 21, 2008 and Anthony Cherichella, our former CFO, upon his resignation on April 18, 2008, which resulted in the reversal of previously recognized expenses related to such options. Without giving effect to the non-cash (credit) general and administrative expenses would have totaled $7.1 million for the year ended December 31, 2008, a decrease of 53.9% or $8.0 million as compared to the comparable period in the prior.  The decrease in general and administrative expenses as compared to the comparable period in the prior year is primarily attributable to a decrease in investor relations and reduced legal, consulting costs and personnel costs, which include salary, benefits and severance, consistent with management’s strategy to reduce operating expenses.

Sales and marketing

Sales and marketing expenses were $0.2 million for the year ended December 31, 2008, compared to $6.3 million for the year ended December 31, 2007, a decrease of 97.2% or $6.1 million. For the year ended December 31, 2007, we incurred approximately $2.8 million of expenses initiating our own internal sales and marketing team, hiring a senior vice president for sales and marketing and marketing materials for the LidoSite product launch. Due to the limited commercial success of LidoSite in 2007, we de-emphasized the LidoSite product launch in the fourth quarter of 2007 resulting in a marked decrease in sales and marketing activities, and all of the employees hired to support this launch are no longer employed by us.

Facilities realignment and impairment of fixed assets

Expenses for facilities realignment and impairment of fixed assets were $2.6 million for the year ended December 31, 2008, compared to $0.1 million for the year ended December 31, 2007. In 2008, due to the de-emphasis of the LidoSite product in December 2007, in 2008 we consolidated all operations (including offices) that was in our 17-01 Pollitt Drive facility, into the 13-01 Pollitt Drive facility. We have accordingly recognized the present value of future lease costs of $2.5 million and impairment of fixed assets of $0.1 million in facilities realignment costs in the consolidated statement of operations in the year ended December 31, 2008.

Non-cash warrant expense – financial consultants

Non-cash warrant expense – financial consultants totaled $0.1 million for the year ended December 31, 2008 compared to $17.1 million in the comparable period in 2007, a decrease of 99.5% or $17.0 million. In July 2007, we entered into various financial consulting agreements, whereby 700,000 warrants were collectively issued to consultants to purchase stock, all of which carry a five year term and an exercise price of $22.50 per share. In September 2008, we amended previously issued warrants issued to financial consulting for additional consulting and investor relation services. Management expensed the estimated fair value of these warrants, $0.1 million and $17.1 million in the year ended December 31, 2008 and 2007, respectively, using the Black-Scholes-Merton option-pricing model.

Registration rights penalty

The registration rights penalty for failure to register common stock issued totaled $0.3 million for each of the years ended December 31, 2008 and 2007. In connection with our private placement transactions in September 2004, we filed a registration statement with the SEC relating to the resale of shares of our common stock. Since the SEC did not declare that registration statement effective by February 25, 2005, we are obligated to pay a registration rights penalty to certain stockholders. The registration statement was declared effective on May 12, 2005, resulting in a cumulative obligation to pay liquidated damages of approximately $1.4 million, payment of which would materially adversely affect our financial condition and ability to remain in business. In addition, we are obligated to pay interest at a rate of 18% per annum, accruing daily, for any liquidated damages not paid in full within 7 days of the date payable, and there is no cap on the amount of interest to be so accrued.

Interest (income) expense, net

Interest (income) expense, net, was $1.9 million for the year ended December 31, 2008, compared to $3.8 million in 2007 a decrease of 49.7% or $1.9 million. This decrease of $1.9 million is principally attributable to non-cash interest expenses. Non-cash interest expense totaled $0.2 million for the year ended December 31, 2008 as compared to $2.4 million for the year ended December 31, 2007. Coupon and other interest expense totaled $1.7 million in for the year ended December 31, 2007 as compared to $1.6 million for the year ended December 31, 2007. Interest income, included in interest expense, net, was $0.04 million and $0.2 million for the years ended December 31, 2008 and 2007, respectively.

During the years ended December 31, 2008 and 2007, interest expense consisted of the following:

	Year Ended December 31,
	2008	2007
Non-cash interest expense:
Value of warrant amortization	$—	$766,112
Offering costs amortization	—	11,404
Value of warrants issued for Working Capital Facility extension	—	888,762
Value of beneficial conversion feature	231,403	231,547
Value of warrants issued for financial consultants	—	543,751
Total non-cash interest expense	231,403	2,441,576
Coupon and other interest	1,116,593	957,178
Interest on Series B mandatorily convertible redeemable preferred stock	600,000	600,000
Total interest expense	$1,947,996	$3,998,754

Non-cash debt extinguishment

In August 2007, we entered into an agreement with STSG and its affiliates to amend the Working Capital Facility, the January 2006 Promissory Note and the 2006 Promissory Notes (the “Referenced Debt”). We performed an evaluation of the amendment whereby we determined the relative fair values of the additional warrants issued in connection with the amendments to the terms of the Referenced Debt, the conversion feature related to the debt and accrued interest in connection therewith, and the incremental value resulting from the change in the exercise price of previously issued warrants. After determining the incremental effect of the debt discount related to these terms, we concluded that debt extinguishment accounting should apply and recorded an immediate non-cash charge of $6.7 million directly to our consolidated statement of operations in the year ended December 31, 2007 representing the incremental fair value of the instruments issued.

Non-cash modification of redeemable preferred stock terms

In August 2007, we agreed to reduce the conversion price of the Series B convertible redeemable preferred stock from $53.70 per share to $22.50 per share owned by the Spencer Trask Specialty Group, LLC or STSG, a related party, and its affiliates. This agreement was in consideration of STSG deferring mandatory redemption from March 1, 2006 to June 1, 2009. Since we accounted for the Series B convertible redeemable preferred stock as “mezzanine debt,” we concluded that an evaluation of the amended terms should be performed pursuant to ASC 820 (formerly EITF No. 06-06). In accordance with this evaluation, we concluded the amendment resulted in a substantial difference as defined in ASC 820 (formerly EITF No. 06-06)., and accordingly recorded a non-cash charge of $3.7 million to the consolidated statement of operations in year ended December 31, 2007.

Liquidity and Capital Resources

The consolidated financial statements have been prepared assuming that we will continue as a going concern; however, at our current and planned rate of spending, we believe that our cash and cash equivalents of $2.2 million, as of December 31, 2009, are not sufficient to allow us to continue operations without additional funding. Especially given the current economic climate, no assurance can be given that we will be successful in arranging additional financing needed to continue the execution of our business plan, which includes the development of new products.

In December 2009, we converted over $20.3 million of secured indebtedness and preferred stock into our common stock, as well as received a net cash payment of $2.1 million from the sale of our State of New Jersey net operating losses.  In February 2010, we raised over $1.1 million through the sale of senior secured convertible debentures. Nonetheless, subsequent financings will be required to fund our operations, fund research and development for new products, repay past due payables and pay debt service requirements. In December 2009, Ferring discontinued our collaborative effort for the infertility project.  Since February 2006, our primary source of revenue had been the receipt of milestone payments and reimbursement of research and development expense from our former collaborative partner, Ferring.

No assurance can be given that we will be successful in procuring the further financing needed to continue the execution of its business plan, which includes the development of new products. Failure to obtain such financing will require management to substantially curtail, if not cease, operations, which will result in a material adverse effect on our financial position and results of operations. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might occur if we are unable to continue in business as a going concern.

On December 31, 2009, our cash position was $2.2 million, and we had a working capital deficit of $6.0 million. There is substantial doubt about our ability to continue as a going concern.

Cash flows from operating activities

For the year ended December 31, 2009, we had $1.0 million of net cash provided by operating activities, as compared to using $7.6 million of net cash used in operating activities during 2008, a decrease in net cash used of $8.5 million, or 112.5%. The principal factors in both years were our net loss and non-cash items.  During 2009, we had a net loss of $33.9 million partially offset by $31.5 million of non-cash items and $3.4 million of other items resulting in net cash provided by operating activities of $1.0 million. During 2008, we had a net loss of $8.0 million partially offset by $0.6 million of non-cash items and $(1.0) million of other items resulting in net cash used in operating activities of $7.6 million.  Non-cash items for 2008 include depreciation and amortization of $0.3 million, net stock based compensation charges of $(4.1) million, amortization of note discount of $0.2 million, accrued registration rights penalty of $0.3 million, impairment of fixed assets and accrued facilities realignment costs of $2.6 million and other non-cash items of $0.1 million.  Consistent with management’s strategy to reduce operating expenses in 2009, we reduced our operating costs to better align with the cash received from operations.

Cash flows from investing activities

For the year ended December 31, 2009 net cash in investing activities provided $0.1 million, as compared to net cash provided by investing activities during 2008 of $0.2 million, a decrease of approximately $0.05 million, or 28.6%.  During 2009, the cash provided by investing activities is primarily related to the corresponding net reduction in our restricted cash with respect to rental payments to our landlord by $0.1 million.

For the year ended December 31, 2008 net cash in investing activities provided $0.2 million, as compared to net cash used in investing activities during 2007 of $0.1 million, an increase of $0.3 million, or 240.8%.  During 2008, the increase in cash provided by investing activities is primarily related to the corresponding decrease in our restricted cash with respect to rental payments to our landlord by $0.2 million.

Cash flows from financing activities

For the year ended December 31, 2009, our financing activities provided us with $0.8 million of net cash, as compared to $5.9 million of net cash during 2008, a decrease of $5.0 million or 85.6%.  During the year ended December 31, 2009, we raised $0.6 million in net proceeds from private placements of common stock, $0.5 million in net proceeds from purchase of equipment by Ferring and repaid $0.3 million of the 2009 Promissory Note due to STSG.

For the year ended December 31, 2008, our financing activities provided us with $5.9 million of net cash, as compared to $21.2 million of net cash during 2007, a decrease of $15.3 million or 72.3%.  During the year ended December 31, 2008, we raised $1.8 million in net proceeds from private placements of common stock, $2.8 million in net proceeds from incurrence of a milestone advance from Ferring, $1.8 million in net proceeds from the exercise of warrants and offset by a repayment of $.05 principal amount of a senior secured convertible promissory note.

Financing Events in 2007, 2008 and 2009

2007 Private Placements

During the year ended December 31, 2007, we raised $9.1 million pursuant to which we issued to investors a total of 807,378 shares of common stock at $11.25 per share. In connection with this financing, we paid finders fees to Wolverine and to STVI, in the amount of $0.9 million and $0.04 million, respectively, representing 10% of the gross proceeds raised. Net proceeds were $8.0 million, with finder’s fees and other legal costs of $1.1 million recorded as a reduction of equity as a cost of the transaction.

During the same period, we also raised $13.8 million pursuant to which we issued to investors a total of 613,111 shares of common stock at a purchase price of $22.50 per share. The subscribers were also issued warrants to purchase our common stock in an equal amount to the number of shares purchased. Those investor warrants bear a three year term and have an exercise price of $45.00 per share, and contain a mandatory exercise provision at our election should the market price of our common stock be at least $60.00 for 20 consecutive trading days. In connection with this financing, we paid a finder’s fee to Ramp International, Inc. (“Ramp”), as assignee from Wolverine, in the amount of $1.4 million, representing 10% of the gross proceeds raised. Net proceeds were $12.4 million, with finder’s fees and other legal costs of $1.4 million recorded as a reduction of equity as a cost of the transaction.

February 2008 Private Placement

In February of 2008, we raised a total of $1.8 million in a private placement pursuant to which we issued to investors a total of 600,000 shares of common stock at a purchase price of $3.00 per share (“February 2008 Financing”).  The investors were issued warrants to purchase our common stock in an amount equal to two times the number of shares purchased, or 1,200,000 total warrants.  Those investor warrants bear a five year term and have an exercise price of $3.00 per share, and contain a mandatory exercise provision at our election should the market price of our common stock be at least $4.50 for 20 consecutive trading days. In connection with the February 2008 Financing, we paid a finders fee to Ramp in the amount of $0.2 million, representing 10% of the gross proceeds raised. Ramp reinvested its cash fee in the February 2008 Financing and received 60,000 shares of common stock and 120,000 warrants. Net proceeds (after reinvestment of the cash finder’s fee) were $1.8 million, with no legal or other professional fees attributed thereto as offering costs.

Working Capital Facility

On February 23, 2007, STSG loaned us an additional $0.4 million in aggregate principal amount in the form of a senior secured promissory note subject to the terms of its Working Capital Facility with STSG, which was originally put into place in September 2004. As of December 31, 2009, the Working Capital Facility had been terminated.

Funds Raised Pursuant to Temporary Reduction in Exercise Price of Warrants

On February 1, 2008, we temporarily reduced the exercise price of all of our issued and outstanding warrants to $3.00. As of February 1, 2008, we had 3,864,944 warrants issued and outstanding. On February 28, 2008, the total number of warrants exercised under this temporary reduction in exercise price was 611,895 resulting in net proceeds to us of $1.8 million. All shares issued as a result of these warrant exercises are unregistered, restricted shares of our common stock.

Milestone Advance from Ferring

Effective July 9, 2008, Ferring advanced a $2.5 million payment which would otherwise be due to us from Ferring should they elect to proceed with Phase II Clinical Trials (“Phase II”) as described in the License and Development Agreement dated as of September 27, 2004 (as heretofore amended, the “License Agreement”.)  The $2.5 million was advanced in the form of a loan, and we issued a $2.5 million principal amount secured note (“Note”) to Ferring. The Note was satisfied in March 2009.

On December 16, 2008, Ferring loaned us an additional $0.2 million in the form of a promissory note issued by us to Ferring which was satisfied in March 2009.

Transaction Agreement with Ferring March 2009

In March 2009, we entered into a transaction with Ferring whereby they agreed to fund the first half of the 2009 development budget up to $3.3 million, in exchange for which we granted Ferring a senior security interest in our assets (which Ferring has agreed to subordinate to the security interest of new third party lenders for a value of over $3.3 million) and which security interest expires at the earlier of the date when we deliver patches required for Phase III testing and May 31, 2010.

Ferring also agreed to buy our PMK 150 machine for $1.0 million, of which $0.5 million was paid at closing (half to satisfy outstanding senior secured convertible debentures due to Ferring) and $0.3 million was paid on May 14, 2009 (part to satisfy accrued and unpaid interest on loans from Ferring) and which has been leased back to us at a rental amount of $1,000 per month. We account for the lease of the PMK 150 machine as an operating lease and are recognizing the deferred gain on the sale of the machine over the 10 year lease. We also granted Ferring a one year option to purchase our PMK 300 machine at a price to be negotiated in good faith.

Termination of Ferring Agreement

On December 21, 2009, we received notice from Ferring of its termination of the License and Development Agreement by and between us and Ferring (“Agreement”), effective 30 days from the date of the notice.

Pursuant to the Agreement, upon a termination by Ferring the following disposition of intellectual property associated with the Agreement shall occur:

a)
all licenses and other rights granted to the Company shall, subject to the continued payment to Ferring of certain royalty payments under the Agreement, be converted to and continue as exclusive, worldwide irrevocable, perpetual, sub-licensable licenses to develop, make, have made, use, sell, offer to sell, lease, distribute, import and export the Product;

b)	all licenses and other rights granted to Ferring under the Agreement shall be terminated as of the effective date of the termination,

c)
Ferring shall grant to the Company an irrevocable, perpetual, exclusive, royalty-free, sub-licensable license to practice certain intellectual property jointly developed under the Agreement with respect to the iontophoretic administration of infertility hormone;

d)
Ferring shall cease to use and shall assign to us all of its right, title and interest in and to all clinical, technical and other relevant reports, records, data, information and materials relating exclusively to the Product and all regulatory filings (including any NDA, 510(k) or similar regulatory filing) relating exclusively to the Product and provide to us one copy of each physical embodiment of the aforementioned items within thirty (30) days after such termination; and

e)
Ferring shall cease to use any Know-How, Information or Materials arising under this Agreement to the extent such Know-How, Information or Materials is owned by Ferring shall promptly return to us all such materials.

We are currently evaluating the Agreement and its amendments to determine amounts owed to Ferring under the March 2009 financing arrangement, which we believe to be approximately $1.4 million, and resolution of Ferring’s liens on our assets. As per the Transaction Agreement with Ferring in March 2009, Ferring retains a first lien on our assets with respect to the amounts we owe to them. We are currently performing an assessment of the possibility of continued development of the Phase II product in compliance with the Agreement. The Company recognized approximately $1.9 million of revenue from Ferring related to the development agreement for the year ended December 31, 2009 and $2.8 million for the year ended December 31, 2008.

As a result of the agreement, the Company has no continuing obligations with respect to the Ferring license, and accordingly, the Company recognized any remaining deferred revenue from the $2.5 million and other milestone payments, which resulted in recognition of $2.6 million of license revenue for the year ended December 31, 2009, related to the cumulative licensing payments under the Ferring License and Development Agreement.

October 30, 2009 Private Placement

On October 30, 2009, we issued 3,000,000 shares of our common stock and 3,000,000 warrants to purchase its common stock to an investor for a purchase price of $0.6 million in a transaction exempt from registration under Section 4(2) of the Securities Act of 1933. The warrants are exercisable into shares of our common stock at an exercise price of $0.20 per share, and bear a term of five years from the date of closing.  The warrants contain a cashless exercise provision and “full ratchet” anti-dilution provisions. We paid fees in the amount of $0.1 million and issued a total of 1,200,000 warrants allocated as follows: (i) 600,000 warrants representing 20% of the common stock issued to investors and (ii) 600,000 warrants representing 20% of the warrants issued to investors in connection with this private placement recorded as a reduction of equity as a cost of the transaction. All warrants issued contain terms identical to the terms of the warrants issued to the investors.

Proceeds from previously approved sale of State of New Jersey net operating tax losses

On December 23, 2009, we consummated a non-dilutive capital raise in the net amount of $2.1 million. The State of New Jersey approved the sale of our prior year’s state net operating tax losses and research tax credits through the New Jersey Economic Development Authority (NJEDA). The funding will be used for operations and capital expenditures in accordance with rules, regulations and stipulations set forth by the New Jersey program.

Cash Position

See “Liquidity and Capital Resources” under “Management’s Discussion and Analysis of Financial Condition And Results of Operations” for information on our cash position.

Amended Restructuring Agreement with Spencer Trask Specialty Group, LLC

On December 24, 2009, as part of our strategy to restructure our balance sheet, we entered into an Amendment to the Restructuring Agreement with Spencer Trask Specialty Group, LLC and certain affiliated entities (“STSG”).

The principal terms of the Amended Agreement are as follows:

1.
The principal amount of all indebtedness and accrued and unpaid interest thereon and stated value of the Series B Preferred Stock owed by us to STSG in excess of $2.0 million ($2.0 million amount is defined as the “Remaining Debt”) which includes the January 2006 Promissory Note, the 2006 Promissory Notes, $0.9 million of Working Capital Facility were satisfied in full on December 24, 2009. STSG converted $20.3 million of indebtedness and accrued and unpaid interest and all issued and outstanding shares of Series B Preferred Stock into 50,777,015 shares our common stock at a conversion price of $0.40 per share

2.
The Remaining Debt shall be evidenced by a promissory note (“2009 Promissory Note”) with interest accruing at the rate of 6% per year and with the same due date as the first debt security to expire pursuant to a Qualified Financing which is February 2, 2013.  The  2009 Promissory Note is secured by a lien our assets, subordinate to the lien of any existing creditors that have a lien senior to that of STSG and to any liens resulting from a Qualified Financing.

3.
On December 28, 2009, we paid to STSG $0.3 million to reduce the principal amount of the 2009 Promissory Note to $1.8 million as of December 31, 2009. Upon a Qualified Financing with gross proceeds in excess of $3.0 million, we shall make another prepayment of $0.5 million. Upon a Qualified Financing with gross proceeds in excess of $5.0 million, we shall make another prepayment of 50% of the net proceeds from any Qualified Financing in excess of such amounts.

Contractual Obligations and Other Commitments

Our contractual obligations and commitments at December 31, 2009 include obligations associated with capital and operating leases, manufacturing equipment, and employee agreements as set forth in the table below:

	At December 31, 2009
	Total	<1 Year	1-3 Years	3-5 Years	>5 Years
Operating lease obligations	$809,668	$407,088	$402,580	$-	$-
Manufacturing equipment	183,452	183,452	-	-	-
Insurance financing obligation	101,224	101,224	-	-	-
Distribution agreement	91,775	91,775	-	-	-
Debt obligations	2,250,000	-	1,750,000	-	500,000
Advisory agreement	90,000	90,000	-	-	-
Total	$3,526,119	$873,539	$2,152,580	$-	$500,000

We are required to pay Becton Dickinson a royalty in respect of sales of each iontophoresis product stemming from intellectual property received by us from Becton Dickinson as part of our formation.  For each such product, on a country-by-country basis, that obligation continues for the later of 10 years after the date of the first commercial sale of such product in a country and the date of the original expiration of the last-to-expire patent related to such product granted in such country.  The royalty, which is to be calculated semi-annually, will be equal to the greater of 5% of all direct revenues, as defined below, or 20% of all royalty revenues, with respect to the worldwide sales on a product-by-product basis.  “Direct revenues” are the gross revenues actually received by us from the commercial sale of any iontophoresis product, including upfront payments, less amounts paid for taxes, duties, discounts, rebates, freight, shipping and handling charges or certain other expenses.  “Royalty revenues” are the gross revenues actually received by us from any licensing or other fees directly relating to the licensing of any iontophoresis product, including upfront payments, less amounts paid for taxes, duties, discounts, rebates, freight, shipping and handling charges and certain other expenses. There was no accrued royalty in the consolidated balance sheet as of December 31, 2009.

Subsequent Events

On February 2, 2010, we consummated a private placement to accredited investors (“Investors”) of $1.1 million principal amount of Senior Subordinated Convertible Promissory Notes due 2013 (the “2010 Notes”).  The 2010 Notes bear no interest and are convertible into our common stock at the option of the Investors at an initial conversion price of $0.20 per share. In addition, the 2010 Notes automatically convert into our common stock if the closing bid price of our common stock equals or exceeds 300% of the conversion price for a period of twenty consecutive trading days. The sale of the 2010 Notes also included issuance to Investors of five-year warrants to purchase an aggregate of 5,300,000 shares of our common stock with an exercise price of $0.20 per share. We received net proceeds of $0.9 million after payment of an aggregate of $0.2 million of commissions and expense allowance and other offering and related costs.  We also issued to the finders warrants to purchase 2,120,000 shares of our common stock bearing substantially the same terms as the Investor warrants.

MD&A for the Nine Months ended September 30, 2010

Overview

Introduction

Vyteris, Inc. (the terms “Vyteris”, “we”, “our”, “us” and the “Company” refer to each of Vyteris, Inc. incorporated in the State of Nevada, its subsidiary, Vyteris, Inc. (incorporated in the State of Delaware) and the consolidated company) has developed and produced the first FDA-approved electronically controlled transdermal drug delivery system that transports drugs through the skin comfortably, without needles. This platform technology can be used to administer a wide variety of therapeutics either directly into the skin or into the bloodstream. We hold approximately 50 U.S. and 70 foreign patents relating to the delivery of drugs across the skin using an electronically controlled “smart patch” device with electric current.

Market Opportunity

We believe there are a significant number of pharmaceutical drugs with substantial annual sales for which the patents are due to expire by 2012. Based on our analysis, there are currently a significant number of these and other FDA-approved drugs that may be relatively easily formulated for transdermal delivery and thus made eligible for new patent protection. We believe that the application of our novel drug delivery technologies to such existing therapeutics is an attractive means of prolonging the commercial viability of many currently marketed drugs.

Merger Agreement

In September 2010 our Board of Directors has approved an Agreement and Plan of Merger (the “Merger Agreement”) by and among MediSync BioServices, Inc., a Delaware corporation (“MediSync”), Vyteris and a newly created subsidiary of the Company (“Merger Sub“), pursuant to which the Merger Sub will be merged with and into MediSync, with MediSync continuing as the surviving corporation and a wholly-owned subsidiary of Vyteris (the “Merger”). As of early November 2010, we have received requisite shareholder approval to consummate the Merger, and the Merger will close upon completion of the 14C process and filing of the certificates of merger in the State of Delaware.  The proposed Merger would substantially change the way we do business.  MediSync is in the business of consolidating preclinical and contract research organizations (“CROs”) and related businesses, including site management organizations (“SMOs”), which sub-contract clinical trial-related responsibilities from a CRO or pharmaceutical/biotechnology company, and post marketing surveillance companies, which monitor pharmaceutical drugs and devices after release into the market. MediSync believes that its future operations may provide added value to the pharmaceutical and biotechnology industries as a valuable outsource service to them.  The CRO business model is expected to provide cash flow which can assist in funding operations while we continue to develop our drug delivery technologies. It will also provide operational synergies as two business operations are combined in one infrastructure creating efficiencies in administrative functions as well as other areas.

Liquidity

On September 30, 2010, our cash position was $1.2 million, and we had a working capital deficit of $14.8 million. There is substantial doubt about our ability to continue as a going concern. We implemented several cost reduction measures in 2009 and 2010, including headcount and salary reductions, reducing the level of effort spent on research and development programs, general decrease in overhead costs and renegotiation of our cost structures with our vendors. In December 2009, Ferring discontinued its collaborative effort with us for our joint infertility project, which had been our principal source of cash flow, other than proceeds from our December 2009 sale of State of New Jersey tax credits.  Thus, unless we are able to raise additional funding, we may be unable to continue operations.  Especially in the current economic climate and given that 75.6% of our common stock is controlled by a single entity, additional funding may not be available on favorable terms or at all. Failure to obtain such financing would require management to substantially curtail operations, which would result in a material adverse effect on our financial position and results of operations. In the event that we do raise additional capital through a borrowing, the covenants associated with existing debt instruments may impose substantial impediments on us.

Technology

Overview of Electrotransport, or Active Transdermal Drug Delivery

Our active transdermal drug delivery technology (also referred to as our smart patch technology) is based on a process known as electrotransport, or more specifically, iontophoresis, a process that transports drugs through the skin by applying a low-level electrical current. Our patented technology works by applying a charge to the drug-holding reservoir of the patch. A positive charge is applied to a reservoir where a positively charged drug molecule is held.  Because like-charges repel, the drug molecules are forced out of the reservoir and into the skin (the same process can occur when a negative charge is applied to a reservoir containing a negatively charged drug molecule).

Our Approach to Iontophoresis

We have developed a proprietary technology encompassing a series of significant improvements to drug formulation and commercial manufacturing.  We used this technology with our FDA-approved product, LidoSite, and are currently in various stages of testing this technology to deliver peptides and small molecules. Many of our innovations center on the way we approach designing and formulating electronically controlled drug delivery patches.  Our patches are pre-filled with the proper dosage of drug during the manufacturing process.  They are designed to be disposable after a single application and are discreet in appearance.  Further, we designed our patches so that they can be quickly and cost-effectively mass-produced using automated manufacturing processes.

To complement our patch design, we approached the design of electronic controllers with the goal of being small, wearable, simple to operate and programmable to handle simple, as well as complex, drug delivery profiles.  The dose controller contains a miniature battery and circuitry controlling delivery rate, and is capable of recording information on the amount and time of drug delivered. We believe the controllability and programmability offered by our technology are distinct competitive advantages that will enable our products to deliver more consistent and predictable results for a broad range of existing and new drugs.

Business Model

Our long term viability with respect to our drug delivery business is linked to our ability to successfully pursue new opportunities with products that can be delivered by means of our smart patch technology, such as those facing patent expiration. In addition to extended patent and clinical usage, our platform may also be a useful tool for pharmaceutical and biotechnology companies to reduce their research and development investment and protect their brands against generics.  Based upon these tenets, our business model for achieving corporate growth focuses on three areas:  commercialization and revenue-development strategies, technology initiatives and acquisition opportunities. We intend to carry on with our active transdermal drug delivery technology in its current form of operation after the Merger is consummated.

Our commercialization strategy is to develop near-term and future market opportunities utilizing FDA-approved and marketed drugs (primarily peptides and small molecule drugs) with our proprietary delivery technology. By targeting compounds that may qualify for accelerated development and regulatory pathways such as those implemented under Section 505(b)(2) of the Federal Food, Drug and Cosmetic Act, we strive to develop and commercialize products that can reach the market faster and at a reduced cost as compared to the traditional development and regulatory approval processes for new drugs. We are in the process of undertaking two feasibility studies, with the goal of converting at least one of those studies into a full development program in 2010.  Additionally, we are exploring various strategies to derive revenue from our FDA approved LidoSite product, and our phase II infertility (upon completion of a settlement with Ferring Pharmaceuticals, Inc. (“Ferring”) arising out of the December 2009 termination of the joint infertility project by Ferring) and phase I migraine projects. These strategies include sale or licensing of these products to third parties and pursuit of partnership opportunities with other companies in the pharmaceutical and biotechnology industries.

Technology initiatives are also under way to expand our drug delivery capabilities so that we are able to utilize our technology for a wider variety of pharmaceutical applications.  We are looking to improve our existing patch and controller technology, as well as to implement innovative product manufacturing methods to reduce materials costs. We also seek to combine our technology with complementary technologies such as ultrasound and chemical enhancers, in order to further increase transdermal drug penetration that may lead to successful delivery of higher molecular weight drugs. As we move toward commercially viable products, we continue to develop a comprehensive strategy for efficient clinical and large scale manufacturing at lower cost of goods, which may include outsourcing, to be presented to prospective development partners.

We are also looking for growth opportunities through the acquisition of late development-stage or revenue-generating complementary businesses. We believe that there may be small private drug development and related companies that would have an interest in the benefits of becoming part of a public company, including access to the capital markets as a public company and stockholder liquidity.

We have identified key areas of market opportunity in the areas of therapeutic peptides and small molecules which we intend to pursue:

•	Women’s health, such as infertility,
•	Migraine treatment,
•	Pain management, and
•	Metabolic diseases, such as diabetes and osteoporosis.

Our focus on these core market areas represents our belief in their relatively near-term commercialization and revenue-generating potential.

Female Infertility Treatment

One of our development opportunities is in the peptide delivery market. Pursuant to the termination provisions of our former Development Agreement with Ferring, we believe we now own the rights for the development of an innovative product to treat female infertility using our smart patch technology and are negotiating with Ferring with regard to our ability to utilize the technology, as part of a settlement with Ferring. The product under development is designed to mimic the female body’s natural rhythms of hormonal secretions, a characteristic important in the delivery of therapeutics for the treatment of infertility. To be effective, many patients currently need to undergo multiple injection-based protocols for ovulation inducement, sometimes as many as eight daily injections for up to three weeks. Our product would make it possible to administer the peptide without needles in a painless, convenient and cost-effective manner. There are also other potential benefits, including possible reduction of the likelihood of multiple births.

Migraine Treatment

Another key area where we are seeking to apply our smart patch technology is the treatment of migraines.   Our active patch technology can be pre-programmed for rapid delivery — as little as 15 minutes to achieve therapeutic levels — followed by a sustained maintenance dose that may prevent headache recurrence. If our smart patch is applied in this area, this customizable drug delivery could offer advantages in the treatment of migraine, and could improve patient satisfaction and patient compliance. We believe that this could be a unique and significantly improved therapy and that it could be a potentially effective way to significantly improve treating and preventing recurring migraine headaches.

Pain Management

Another key area of potential partnership with pharmaceutical companies is in pain management, specifically, the non-steroidal anti-inflammatory drug (“NSAID”) sector, which falls in line with our strategy of pursuing high probability, low risk opportunities leading to better patient care. Our active delivery system bypasses the gastrointestinal tract, minimizing the GI side effects associated with oral NSAIDs, and circumvents a major disadvantage of these commonly used medications. We believe that if our smart patch technology is applied to NSAIDs, the controlled drug delivery profile from our active patch could also curtail overdosing of the drugs. This may represent a significant market opportunity if we are successful in entering into a strategic partnership to penetrate the NSAID market.

Metabolic Diseases

We are also exploring possible opportunities to use our technology to combat certain metabolic diseases, including diabetes and osteoporosis.

Diabetes

Diabetes mellitus is a common metabolic disease. It is characterized by a lack of insulin secretion and/or increased cellular resistance to insulin, resulting in hyperglycemia and other metabolic disturbances. People with diabetes suffer from increased morbidity and premature mortality related to cardiovascular, microvascular and neuropathic complications. The Diabetes Control and Complication Trial has convincingly demonstrated the relationship of hyperglycemia to the development and progression of complications and showed that improved glycemic control reduced these complications. The delivery of peptides (insulin or GLP-1) through the skin may be accomplished by iontophoresis alone or by a combination of physical or chemical enhancement technologies with iontophoresis for delivery of these therapies.

Osteoporosis

Osteoporosis is a metabolic skeletal disorder wherein bone strength decreases and risk of bone fracture increases. Bone strength is maintained by a continual process of bone resorption and bone regeneration. Osteoporosis results when bone resorption occurs at a faster rate than bone regeneration. We believe iontophoresis can be used to transdermally deliver calcium-regulating hormones such as salmon calcitonin and parathyroid hormone (1-34). Such delivery could be useful for chronic treatment of post-menopausal osteoporosis and other clinical indications as a superior alternative to injection.

Topical Anesthesia

The first area targeted with our smart patch technology, and our “proof of concept” case, was primarily needle stick pain with a secondary focus on the areas of dermatology, rheumatology and oncology procedures. On May 6, 2004, we received approval from the FDA to commercially launch our first product, LidoSite.  LidoSite is a topical delivery system indicated for use on normal intact skin to provide local anesthesia prior to needle stick procedures such as venipunctures (blood draws), injections and intravenous therapies for arthritis and oncology patients as well as superficial dermatological procedures.  Our LidoSite product, discontinued in 2008, used our technology to achieve rapid, deep local anesthesia prior to these procedures. We are currently seeking a sale, licensing or strategic partnering opportunity for our LidoSite product line.

Significant Accounting Policies

Our discussion and analysis of our financial position and results of operations are based upon our condensed consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. Our significant accounting policies are more fully described in our Annual Report on Form 10-K for the year ended December 31, 2009.  The preparation of these condensed consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported revenues and expenses during the period.

We consider certain accounting policies related to revenue recognition, accrued expenses, stock-based compensation and deferred financing and other debt-related costs to be significant to our business operations and the understanding of our results of operations.

Revenue

Revenues for the reimbursement of development costs when it bears all the risk for selection of and payment to vendors and employees.

We use revenue recognition criteria outlined in ASC 605.  Accordingly, revenues from licensing agreements are recognized based on the performance requirements of the agreement. Non-refundable up-front fees, where we have an ongoing involvement or performance obligation, are generally recorded as deferred revenue in the balance sheet and amortized into license fees in the statement of operations over the term of the performance obligation. Subsequent milestone payments received are either recognized immediately or ratably, over a development period, depending on the nature of the milestone collaborative agreement terms and accounting guidance for collaborative transactions.

Accrued Expenses

As part of the process of preparing our condensed consolidated financial statements, we are required to estimate certain expenses. This process involves identifying services that have been performed on our behalf and estimating the level of service performed and the associated cost incurred for such service as of each balance sheet date in our financial statements. Examples of estimated expenses for which we accrue include professional service fees, contract service fees and fees paid to contract research organizations in connection with the conducting of clinical trials. Our estimates are most affected by our understanding of the status and timing of services provided relative to the actual levels of services incurred by such service providers. In the event that we do not identify certain costs which have begun to be incurred or we under-estimate or over-estimate the level of services performed or the costs of such services for a period, our reported expenses for such period would be too low or too high. The date on which certain services commence, the level of services performed on or before a given date and the cost of such services are often estimated. We make these estimates based upon the facts and circumstances known to us in accordance with accounting principles generally accepted in the United States of America.

Stock-based Compensation

We account for our stock based employee compensation plans under ASC 718 and ASC 505.  ASC 718 and ASC 505 address the accounting for share based payment transactions in which an enterprise receives employee services for equity instruments of the enterprise or liabilities that are based on the fair value of the enterprise's equity instruments or that may be settled by the issuance of such equity instruments.  ASC 718 and ASC 505 require that such transactions be accounted for using a fair value based method.

In considering the fair value of the underlying stock when we grant options or restricted stock, we consider several factors, including third party valuations and the fair values established by market transactions. Stock-based compensation includes estimates of when stock options might be exercised, forfeiture rates and stock price volatility. The timing for exercise of options is out of our control and will depend, among other things, upon a variety of factors, including our market value and the financial objectives of the holders of the options. We have limited historical data to determine volatility in accordance with Black-Scholes-Merton modeling or other acceptable valuation models under ASC 718 and ASC 505. In addition, future volatility is inherently uncertain and the valuation models have its limitations. These estimates can have a material impact on stock-based compensation expense in our consolidated statements of operations but will have no impact on our cash flows. Therefore determining the fair value of our common stock involves significant estimates and judgments.

Deferred Financing and Other Debt-Related Costs

Deferred financing costs are amortized over the term of its associated debt instrument.  We evaluate the terms of the debt instruments to determine if any embedded derivatives or beneficial conversion features exist.  We allocate the aggregate proceeds of the notes payable between the warrants and the notes based on their relative fair values in accordance with ASC 470.  The fair value of the warrants issued to note holders or placement agents are calculated utilizing the  weighted average probability option-pricing model or probability weighted outcomes using a binomial model, depending on the terms of the instruments.  We amortize the resultant discount or other features over the terms of the notes through its earliest maturity date using the effective interest method. Under this method, interest expense recognized each period will increase significantly as the instrument approaches its maturity date.  If the maturity of the debt is accelerated because of defaults or conversions, then the amortization is accelerated.

Fair Value of Liabilities for Warrant and Embedded Conversion Option Derivative Instruments

Under applicable accounting guidance, an evaluation of outstanding warrants is made to determine whether warrants issued are required to be classified as either equity or a liability. Because certain warrants we have issued in connection with past financings contain certain provisions that may result in an adjustment to their exercise price, we classify them as derivative liabilities, and accordingly, we are then required to estimate the fair value of such warrants, at the end of each quarter. We use the weighted average probabilities of potential down-round scenarios and other assumptions utilizing a unmodified binomial model to estimate such fair value, which requires the use of numerous assumptions, including, among others, expected life, volatility of the underlying equity security, fair value of the underlying common stock, expectations of pricing of the future financing rounds, a risk-free interest rate and expected dividends. The use of different values by management in connection with these assumptions in the weighted average probabilities of potential down-round scenarios and other assumptions utilizing a unmodified binomial model could produce substantially different results. Because we record changes in the fair value of warrants classified as derivative liabilities as either a charge or credit in our condensed consolidated statement of operations, materially different results could have a material effect on our results of operations.

Recently Issued Accounting Standards

In January 2010, the FASB issued guidance to amend the disclosure requirements related to recurring and nonrecurring fair value measurements. The guidance requires new disclosures on the transfers of assets and liabilities between Level 1 (quoted prices in active market for identical assets or liabilities) and Level 2 (significant other observable inputs) of the fair value measurement hierarchy, including the reasons and the timing of the transfers. Additionally, the guidance requires a roll forward of activities on purchases, sales, issuance, and settlements of the assets and liabilities measured using significant unobservable inputs (Level 3 fair value measurements). The guidance became effective for us with the reporting period beginning January 1, 2010, except for the disclosure on the roll forward activities for Level 3 fair value measurements, which will become effective for us with the reporting period beginning July 1, 2011. Other than requiring additional disclosures, adoption of this new guidance did not have a material impact our condensed consolidated financial statements.

Consolidated Results of Operations

The following table sets forth the percentage increases or (decreases) in certain line items on our condensed consolidated statements of operations for the three and nine months ended September 30, 2010 as compared to the three and nine months ended September 30, 2009:

	Three Months Ended	Nine Months Ended
	September 30, 2010 Versus September 30, 2009
Revenues	(99.4)%	(93.4)%
Research and development	(0.2)%	(7.0)%
General and administrative	76.4%	86.1%
Facilities realignment and impairment of fixed assets	-	(100.0)%
Registration rights penalty	(100.0)%	(100.0)%
Interest (income) expense, net	806.1%	202.0%
Increase in fair value of derivative financial instruments	100.0%	100.0%
Gain on settlement of lease obligations	(100.0)%	(100.0)%
Net loss	(684.1)%	635.3%

Comparison of the Three Month Periods Ended September 30, 2010 and 2009

Revenues

Revenues were $3,956 for the three months ended September 30, 2010, compared to $0.7 million for the comparable period in 2009, a decrease of 99.4% or $0.7 million. Our revenue for the three-month period ended September 30, 2009 was primarily derived from reimbursement of product development costs from Ferring. This decrease is primarily attributable to the termination by Ferring of its License Agreement with us in December 2009.

Research and development

Research and development expenses was $0.6 million for the three months ended September 30, 2010 and 2009. In 2009 our primary research and development project was our infertility project with Ferring. However, in 2010, due to the termination of the Ferring project, we have instead allocated our research and development resources to internal development projects in the areas of therapeutic peptides and small molecules which we intend to pursue, such as diabetes and osteoporosis.

General and administrative

  General and administrative expenses totaled $1.0 million for the three months ended September 30, 2010, as compared to $0.5 million for the comparable period in 2009, an increase of 76.4%, or $0.4 million. General and administrative expense for the three months ended September 30, 2010 included a non-cash charge of $0.3 million for the fair value of employee and director share-based payments as compared to approximately $0.2 million for the comparative period in the prior year. The increase in general and administrative expenses is primarily attributable to an increase in investor relations costs, legal fees, and consulting arrangements.

Registration rights penalty

The registration rights penalty for failure to register common stock issued totaled $0.1 million for the three months ended September 30, 2009. On October 30, 2009, we entered into an Amendment and Waiver (“Amendment”) to the Registration Rights Agreement dated September 29, 2004 among the Company, Spencer Trask Ventures, Inc., a related party, Rodman & Renshaw, LLC, and various shareholders. The Amendment required us to compensate investors for registration rights penalties incurred of approximately $2.6 million. We issued 1,250,000 restricted shares of our common stock with a fair value of $0.8 million and warrants to purchase up to 1,250,000 restricted shares of our common stock at an exercise price of $0.75 per share with an expiration date of October 30, 2012 in order to settle the accrued liquidated damages. Accordingly we did not incur registration right penalty expense in the three month period ended September 30, 2010.

Interest (income) expense, net

Interest (income) expense, net totaled $3.7 million for the three months ended September 30, 2010, as compared to $0.4 million for the comparable period in 2009, an increase of $3.3 million or 806.1%.  The increase in interest (income) expense, net, for the three months ended September 30, 2010 is primarily attributable to the non-cash warrant expense issued to investors of $0.5 million and the non-cash interest expense charge of $2.8 million for the fair value of 5,836,250 warrants issued to noteholders to purchase our common stock at an exercise price of $0.25 per share to induce conversion of the June 30, 2010 convertible notes into common stock.

Increase in fair value of derivative financial instruments

We performed an evaluation to determine whether our equity-linked financial instruments (or embedded features) are indexed to our stock, including evaluating the instruments contingent exercise and settlement provisions in accordance with ASC Topic 815. This requirement affects the accounting for our warrants that protect holders from a decline in the stock price (or “down-round” provisions). This also affects the beneficial conversion feature of the 2010 Notes, which have an initial conversion price of $0.20 per share (but such price decreases by 1.5% each 90 period that the instrument is outstanding, and contains a reset provision in the event subsequent equity raises are at a lower value). For the three month period ended September 30, 2010, we recorded an expense of $0.6 million in the condensed consolidated statement of operations due to the changes in the fair value of our issued warrants that contain such anti-dilution provisions and the variable beneficial conversion feature, using the weighted average probabilities of potential down-round scenarios and other assumptions utilizing a unmodified binomial model.

Comparison of the Nine Month Periods Ended September 30, 2010 and 2009

Revenues

Revenues were $0.1 million for the nine months ended September 30, 2010, compared to $2.1 million for the comparable period in 2009, a decrease of 93.4% or $2.0 million. Our revenue for the nine-month period ended September 30, 2009 was primarily derived from reimbursement of product development costs from Ferring. This decrease is primarily attributable to the termination by Ferring of its License Agreement with us in December 2009. Our revenue for the nine-month period ended September 30, 2010 was primarily derived from research and development work performed on behalf of our other customers.

  Research and development

Research and development expenses were $2.1 million for the nine months ended September 30, 2010, compared to $2.2 million for the comparable period in 2009, a decrease of 7.0% or $0.2 million. Research and development expenses for the nine months ended September 30, 2010; include a non-cash charge of $0.4 million for the fair value of employee share-based payments as compared to approximately $0.1 million for the comparative period in the prior year. This decrease in research and development expenses is primarily attributable to the termination by Ferring of its License Agreement with us and the completion of the related phase II clinical trial in December 2009. In 2010, we allocated our research and development resources to internal development projects in the areas of therapeutic peptides and small molecules which we intend to pursue, such as diabetes and osteoporosis.

General and administrative

General and administrative expenses totaled $4.3 million for the nine months ended September 30, 2010, as compared to $2.3 million for the comparable period in 2009, an increase of 86.1%, or $2.0 million. General and administrative expense for the nine months ended September 30, 2010, included a non-cash charge of $1.6 million for the fair value of employee and director share-based payments as compared to approximately $0.4 million for the comparative period in the prior year. The increase in general and administrative expenses of $0.7 million, net of the increase in non-cash charges, is primarily attributable to an increase in investor relations costs, legal fees, and consulting arrangements.

Facilities realignment and impairment of fixed assets

Expenses for facilities realignment and impairment of fixed assets totaled $0.2 million for the nine months ended September 30, 2009. On September 30, 2009, we entered into a Settlement and Release Agreement with the landlord of this facility and accordingly we did not incur facility realignment expense in the nine month period ended September 30, 2010.

Registration rights penalty

The registration rights penalty for failure to register common stock issued totaled $0.2 million for the nine months ended September 30, 2009. On October 30, 2009, we entered into an Amendment and Waiver (“Amendment”) to the Registration Rights Agreement dated September 29, 2004 among the Company, Spencer Trask Ventures, Inc., a related party, Rodman & Renshaw, LLC, and various shareholders. The Amendment required us to compensate investors for registration rights penalties incurred of approximately $2.6 million. We issued 1,250,000 restricted shares of our common stock with a fair value of $0.8 million and warrants to purchase up to 1,250,000 restricted shares of our common stock at an exercise price of $0.75 per share with an expiration date of October 30, 2012 in order to settle the accrued liquidated damages. Accordingly we did not incur registration right penalty expense in the nine month period ended September 30, 2010.

Interest (income) expense, net

Interest (income) expense, net totaled $3.8 million for the nine months ended September 30, 2010, as compared to $1.3 million for the comparable period in 2009, an increase of $2.5 million or 202.0%.  The increase in interest (income) expense, net, for the nine months ended September 30, 2010 is primarily attributable to the non-cash warrant expense issued to investors of $0.5 million and non-cash interest expense charge of $2.8 million for the fair value of 5,836,250 warrants issued to noteholders to purchase our common stock at an exercise price of $.0.25 per share to induce conversion of the June 30, 2010 convertible notes into common stock.

Increase in fair value of derivative financial instruments

We performed an evaluation to determine whether our equity-linked financial instruments (or embedded features) are indexed to our stock, including evaluating the instruments contingent exercise and settlement provisions in accordance with ASC Topic 815.  This requirement affects the accounting for our warrants that protect holders from a decline in the stock price (or “down-round” provisions). This also affects the beneficial conversion feature of the 2010 Notes, which have an initial conversion price of $0.20 per share (but such price decreases by 1.5% each 90 period that the instrument is outstanding, and contains a reset provision in the event subsequent equity raises are at a lower value). For the nine month period ended September 30, 2010, we recorded an expense of $5.3 million in the condensed consolidated statement of operations due to the changes in the fair value of our issued warrants that contain such anti-dilution provisions and the variable beneficial conversion feature, using the weighted average probabilities of potential down-round scenarios and other assumptions utilizing a unmodified binomial model.

Gain on settlement of lease obligations

On September 30, 2009, we entered into a Settlement and Release Agreement with 17-01 Pollitt Drive, L.L.C.  with respect to our former leasehold at 17-01 Pollitt Drive. The settlement called for us to pay the Landlord $0.5  million, which is evidenced by the issuance of a five year interest only balloon note with interest accruing at the rate of 6% per year.  In exchange the landlord released us from our obligations under the lease resulting in a credit of $(2.0) million for the nine month period ended September 30, 2009 in the condensed consolidated statement of operations.

Liquidity and Capital Resources

The condensed consolidated financial statements have been prepared assuming that we will continue as a going concern; however, we had cash and cash equivalents of $1.2 million and a working capital deficit of $14.8 million, as of September 30, 2010, which are not sufficient to allow us to continue operations without additional funding, especially given the fact that the Company has approximately $2.0 million in accounts payable which are more than 60 days past due, with increasing numbers of creditors either making claims and/or commencing litigation against us. No assurance can be given that we will be successful in arranging additional financing needed to continue the execution of our business plan, which includes the development of new products. Failure to obtain such financing may require management to substantially curtail operations, cease operating our business or file for bankruptcy, which would result in a material adverse effect on our financial position and results of operations. Since February 2008, our primary source of financing has been loans, development fees and milestone payments from our collaborative partner, Ferring. In December 2009, Ferring terminated its License Agreement with us and thus we are no longer receiving any payments from Ferring. These factors raise substantial doubt about our ability to continue as a going concern. The condensed consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might occur if we are unable to continue in business as a going concern.

In November 2010, we were awarded two equal grants totaling $0.5 million under the IRS Qualifying Therapeutic Discovery Project (QTDP) program. The grants will be used to advance our smart patch technology for the delivery of therapeutic medicines planned for use to treat female infertility and diabetes.  The QTDP program was created by the U.S. Congress as part of the Patient Protection and Affordable Care Act passed on March 23, 2010.  Eligibility for the grant requires that a project have the potential to develop new treatments that address "unmet medical needs" or chronic and acute diseases; reduce long-term health care costs; or represent a significant advance in finding a cure for cancer.

Cash flows from operating activities

For the nine-month period ended September 30, 2010, net cash used in operating activities was $3.5 million, as compared to $0.6 million of net cash used in operating activities in the comparable period in the prior year. The increase in net cash used in operating activities for the nine month period ended  September 30, 2010 as compared to same period in the prior year is primarily due to Ferring’s termination of its License Agreement with us in December 2009 and discontinuance of reimbursement of our product development expenditures under the Agreement.  We received $3.1 million of such reimbursement of product development expenses in the nine month period ended September 30, 2009. We redeployed the resources working in this project to other projects, and therefore, our fixed costs have remained relatively constant. Until our business development activities are successful, we shall continue to utilize more cash in operating activities than is generated, and this trend may increase in the future as we engage in increased business development activities. Therefore, we will be dependent upon cash flows from financing activities to fund our operations for the foreseeable future.

Cash flows from investing activities

For the nine-month period ended September 30, 2010, we did not incur any cash expenditures in investing activities as we significantly reduced variable spending as part of our cost reduction initiatives.  For the nine-month period ended September 30, 2009, net cash provided by investing activities was $0.1 million.

Cash flows from financing activities

For the nine-month period ended September 30, 2010, net cash provided by financing activities was $2.5 million, as compared to $0.6 million of net cash provided by financing activities in the comparable period in the prior year. During the nine-month period ended September 30, 2010, we sold to accredited investors $1.8 million principal amount of senior subordinated convertible promissory notes due 2013 and $1.1 million of subordinated convertible promissory notes which was partially offset by $0.4 million in related debt issuance costs. During the nine-month period ended September 30, 2009, we received gross proceeds of $1.0 million from the sale of our PMK 150 Patch manufacturing machine which was partially offset by the repayment of $0.4 million of senior secured convertible debentures due to Ferring.

Financing History 2009 and 2010

Transaction Agreement with Ferring March 2009

In March 2009, we entered into a transaction with Ferring whereby they agreed to fund the first half of the 2009 development budget up to $3.3 million, in exchange for which we granted Ferring a senior security interest in our assets (which Ferring has agreed to subordinate to the security interest of new third party lenders for a value of over $3.3 million).

Ferring also agreed to buy our PMK 150 machine for $1.0 million, of which $0.5 million was paid at closing (half to satisfy outstanding senior secured convertible debentures due to Ferring) and $0.3 million was paid on May 14, 2009 (part to satisfy accrued and unpaid interest on loans from Ferring) and which has been leased back to us at a rental amount of $1,000 per month. We account for the lease of the PMK 150 machine as an operating lease and are recognizing the deferred gain on the sale of the machine over the 10 year lease.

Termination of Ferring Agreement

On December 21, 2009, we received notice from Ferring of its termination of the License and Development Agreement, dated September 27, 2004, by and between us and Ferring (“Agreement”) under Section 9.04 of the Agreement, effective January 21, 2010.   Pursuant to the Agreement, upon a termination by Ferring after December 31, 2004, the following disposition of intellectual property associated with the Agreement shall occur under Section 9.05 of the Agreement:

a)
all licenses and other rights granted to us shall, subject to the continued payment to Ferring of certain royalty payments under the Agreement, be converted to and continue as exclusive, worldwide irrevocable, perpetual, sub-licensable licenses to develop, make, have made, use, sell, offer to sell, lease, distribute, import and export the Product;

b)	all licenses and other rights granted to Ferring under the Agreement shall be terminated as of the effective date of the termination;

c)
Ferring shall grant to us an irrevocable, perpetual, exclusive, royalty-free, sub-licensable license to practice certain intellectual property jointly developed under the Agreement with respect to the iontophoretic administration of infertility hormone;

d)
Ferring shall cease to use and shall assign to us  all of its rights, title and interest in and to all clinical, technical and other relevant reports, records, data, information and materials relating exclusively to the Product and all regulatory filings (including any NDA, 510(k) or similar regulatory filing) relating exclusively to the Product and provide us one copy of each physical embodiment of the aforementioned items within thirty (30) days after such termination;

e)
Ferring shall cease to use any Know-How, Information or Materials arising under this Agreement to the extent such Know-How, Information or Materials is owned by Ferring and shall promptly return to us  all such materials; and

f)
Ferring is required to return to us all information and our know-how and other materials and records in their possession or control relating exclusively to the Product (as such term is defined in the Agreement).

In July 2010, we filed a complaint against Ferring entitled “Vyteris, Inc. v. Ferring Pharmaceuticals, Inc.”  in the Superior Court of New Jersey, Chancery Division – Essex County to resolve outstanding issues with respect to this termination.  There is no further disposition other than a hearing scheduled for late November 2010.

Other Financings

October 30, 2009 Private Placement

On October 30, 2009, we issued 3,000,000 shares of our common stock and 3,000,000 warrants to purchase our common stock to an investor for a purchase price of $0.6 million in a transaction exempt from registration under Section 4(2) of the Securities Act of 1933. The warrants are exercisable into shares of our common stock at an exercise price of $0.20 per share, and bear a term of five years from the date of closing.  The warrants contain a cashless exercise provision and “full ratchet” anti-dilution provisions. We paid finders fees in the amount of $0.1 million and issued a total of 1,200,000 warrants allocated as follows: (i) 600,000 warrants representing 20% of the common stock issued to investors and (ii) 600,000 warrants representing 20% of the warrants issued to investors in connection with this private placement recorded as a reduction of equity as a cost of the transaction. All warrants issued contain terms identical to the terms of the warrants issued to the investors.

Proceeds from previously approved sale of State of New Jersey net operating tax losses

On December 23, 2009, we consummated a non-dilutive capital raise in the net amount of $2.1 million. The State of New Jersey approved the sale of our prior year’s state net operating tax losses and research tax credits through the New Jersey Economic Development Authority (NJEDA). The funding has been used for operations and capital expenditures in accordance with rules, regulations and stipulations set forth by the New Jersey program.

Senior subordinated convertible promissory notes, net of discount

In February 2010 and May 2010, we sold to accredited investors (“Investors”) in a private placement $1.1 million and $0.7 million, respectively, principal amount of Senior Subordinated Convertible Promissory Notes due 2013 (the “2010 Notes”).  The 2010 Notes bear no interest and are convertible into our common stock at the option of the Investors anytime at an initial conversion price of $0.20 per share.  The conversion price automatically reduces by 1.5% of the conversion price after each 90 day period that 2010 Notes are outstanding, and additionally, the conversion price resets in the event of a subsequent issuance of stock at a lower price than the then effective conversion price. In addition, the 2010 Notes automatically convert into our common stock if the closing bid price of our common stock equals or exceeds 300% of the conversion price for a period of twenty consecutive trading days.

In connection with the sale of the 2010 Notes, we also issued five-year warrants to purchase an aggregate of 5,300,000 shares with an exercise price of $0.20 per share and 3,625,000 shares of our common stock with an exercise price of $0.25 per share, respectively.  In conjunction therewith, we provided customary “piggyback” registration rights for a 24-month period to the Investors with respect to the shares of common stock underlying the notes and warrants.

Subordinated convertible promissory notes, net of discount

On June 30, 2010, we consummated a private placement to accredited investors (“June Investors”) of $1.2 million principal amount of Subordinated Convertible Promissory Notes due September 30, 2010 (the “June 2010 Notes”). The sale of the June 2010 Notes also included issuance to Investors of five-year warrants to purchase an aggregate of 2,300,000 shares of our common stock with an exercise price of $0.25 per share.  As of September 30, 2010, the Investors converted the June 2010 Notes into 5,836,250 shares of our common stock and 5,836,250 warrants to purchase our common stock.

Cash Position

See “Liquidity and Capital Resources” under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for information on our cash position.

Contractual Obligations and Other Commitments

Our contractual obligations and commitments include obligations associated with capital and operating leases, manufacturing equipment, and employee agreements as set forth in the table below:

	Payments due by Period as of September 30, 2010
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Operating lease obligations	$502,940	$401,439	$101,501	$—	$—
PMK 150 lease agreement	101,000	12,000	24,000	24,000	41,000
Debt obligations (1)	4,035,000	1,750,000	1,785,000	500,000	—
Advisory agreement	22,500	22,500	—	—	—
Total	$4,661,440	$2,185,939	$1,910,501	$524,000	$41,000

(1) Debt obligations are summarized as follows:

Lender	Face Amount	Due Date	Interest Rate	Description On Balance Sheet

Senior subordinated convertible promissory notes	$1,060,000	February 2013	—	Senior subordinated convertible promissory notes, net of discount (see Note 6)

Promissory note due to a related party	1,750,000	December 2012	6%	Promissory note due to a related party (see Note 5)

Senior subordinated convertible promissory notes	725,000	May 2013	—	Senior subordinated convertible promissory notes, net of discount (see Note 6)

Convertible notes payable	500,000	August 2014	6%	Convertible note payable(see Note 11)

Total	$4,035,000

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

APPENDIX C

INFORMATION REGARDING MEDISYNC BIOSERVICES, INC.

MediSync is a Delaware corporation formed in 2006 for the purpose of consolidating preclinical and contract research organizations (CROs) and related businesses, including site management organizations (SMOs), which sub-contract clinical trial-related responsibilities from a CRO or pharmaceutical/biotechnology company, and post marketing surveillance companies, which monitor pharmaceutical drugs or devices after release into the market.  MediSync believes that its future operations may provide added value to the pharmaceutical and biomedical industries as a valuable outsource service to them, resulting in increased value to its shareholders.  The CRO business model is expected to provide cash flow which can assist in funding operations while MediSync continues to develop its drug delivery technologies. It will also provide operational synergies as two business operations are combined in one infrastructure creating efficiencies in administrative functions as well as other areas.  MediSync further believes that each CRO and related business that it acquires (each, an “Acquired Business”) may benefit from (a) potential cost savings and efficiencies proposed by its consolidation model, (b) the sharing of, and collaboration on, clinical research studies among the Acquired Businesses and (c) new services offered by other Acquired Businesses.

MediSync anticipates that its Acquired Businesses will consist of companies that play an integral role in assisting pharmaceutical and biotechnology companies with their development of and strategies relating to drugs, biologics and medical devices.  MediSync intends to principally target privately owned and operated companies that are profitable (after making certain pro-forma acquisition adjustments), with at least five years of operating history, and which have built a good reputation through working with numerous well-known pharmaceutical customers.

MediSync plans to build value through programs designed to drive incremental new revenues and benefit from economies of scale, proactive business development and marketing initiatives, centralized management and information systems, “brand name” identification, and by broadening the scope of services offered by each of its Acquired Businesses.

With respect to its Acquired Businesses, MediSync plans to strategically:

•	Contribute expansion capital as appropriate and available;
•	Increase operational efficiency;
•	Leverage unique specialties and areas of expertise of each Acquired Business;
•	Create new revenue streams through new service offerings;
•	Leverage cost savings through economies of scale;
•	Operate throughout the US and subsequently embark upon a global expansion; and
•	Carefully monitor the synergies between the Acquired Businesses and nurture organic growth of their businesses.

MediSync intends to cause each Acquired Business to maintain its own identity and specialty skills while at the same time benefiting from operating efficiencies and lower overhead costs.  Because MediSync plans to target small to mid-size companies, management believes that a consolidation of resources could significantly contribute to the expansion of operations resulting in increased revenues.  MediSync believes that its acquisition of carefully selected companies with complementary attributes and expertise will contribute to an inherent synergy, thereby allowing the Acquired Businesses to source, and collaborate on, clinical research studies among each other.  Through this cross pollenization, MediSync can expand its operation by offering a larger range of services provided by each of its unique Acquired Businesses to potential customers.

C-1